Exhibit 10.1

EXECUTION VERSION

Conformed through Amendment No. 17 dated August 6, 2024

LOAN FINANCING AND SERVICING AGREEMENT

dated as of February 21, 2014

TPVG VARIABLE FUNDING COMPANY LLC,
as Borrower

TRIPLEPOINT VENTURE GROWTH BDC CORP.,
individually and as Equityholder and as Collateral Manager

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Facility Agent

THE OTHER AGENTS PARTIES HERETO,

VERVENT INC.,
as Backup Collateral Manager

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent and as Collection Account Bank

and

COMPUTERSHARE TRUST COMPANY, N.A.,
as Custodian

Article V	INCREASED COSTS, ETC

Section 5.1	Increased Costs, Capital Adequacy	70

Article VI	EFFECTIVENESS; CONDITIONS TO ADVANCES

Section 6.1	Effectiveness	71
Section 6.2	Advances and Reinvestments	73

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EXHIBIT A	Form of Note
EXHIBIT B	Audit Standards
EXHIBIT C-1	Form of Advance Request
EXHIBIT C-2	Form of Reinvestment Request
EXHIBIT C-3	Form of Electronic Asset Approval Request
EXHIBIT C-4	Form of Prepayment Notice
EXHIBIT C-5	Form of Electronic Asset Approval Notice
EXHIBIT D	Form of Monthly Report
EXHIBIT E	Form of Custodian Certification
EXHIBIT F-1	Request for Release
EXHIBIT F-2	Request for Release and Receipt
EXHIBIT F-3	Request for Release of Request for Release and Receipt
EXHIBIT G-1	U.S. Tax Compliance Certificate (Foreign Lender - non-Partnerships)
EXHIBIT G-2	U.S. Tax Compliance Certificate (Foreign Participant - non-Partnerships)
EXHIBIT G-3	U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
EXHIBIT G-4	U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
EXHIBIT H	Form of Collateral Manager’s Acknowledgement
EXHIBIT I	Required Contract Files
EXHIBIT J	Credit and Collection Policy
EXHIBIT K	Form of Borrowing Base Certificate
EXHIBIT L	Form of Joinder Agreement
EXHIBIT M	PitchBook Industry Codes

SCHEDULE 8.1	Lockbox Accounts/Accounts

ANNEX A	Notice Information
ANNEX B	Commitments

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LOAN FINANCING AND SERVICING AGREEMENT

THIS LOAN FINANCING AND SERVICING AGREEMENT is made and entered into as of February 21, 2014, among TPVG VARIABLE FUNDING COMPANY LLC, a Delaware limited liability company (the “Borrower”), TRIPLEPOINT VENTURE GROWTH BDC CORP., a Maryland corporation, in its individual capacity (“TPVG”) and as equityholder (in such capacity, the “Equityholder”) and as the COLLATERAL MANAGER (as hereinafter defined), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the AGENTS for each LENDER GROUP (as hereinafter defined) from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, an “Agent”), VERVENT INC., as Backup Collateral Manager (as hereinafter defined), DEUTSCHE BANK TRUST COMPANY AMERICAS, as paying agent (the “Paying Agent”) and as Collection Account Bank (as hereinafter defined), COMPUTERSHARE TRUST COMPANY, N.A. (“Computershare”), not in its individual capacity, but solely as Custodian (as hereinafter defined), and DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Facility Agent”).

RECITALS

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein and also desires to retain the Collateral Manager, the Backup Collateral Manager and the Custodian to perform certain collateral management functions related to the Transferred Contracts (as defined herein) and the Collateral (as defined herein) on the terms and conditions set forth herein; and

WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein and the Collateral Manager, the Backup Collateral Manager and the Custodian each desire to perform certain functions related to the Transferred Contracts and the Collateral on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“1940 Act” means the Investment Company Act of 1940.

“Account” means the Funding Account, the Collection Account, the Security Deposit Collection Account and the Warrant Reserve Account.

“Account Collateral” has the meaning set forth in Section 12.1(d).

“Account Agreement” means the Account Bank Agreement, dated as of the Seventeenth Amendment Effective Date, among Deutsche Bank Trust Company Americas, as account bank, the Collateral Manager, the Borrower and the Facility Agent that governs the Accounts.

“Accrual Period” means, with respect to any Distribution Date, the period from the Determination Date for the immediately prior Distribution Date (or, in the case of the first Distribution Date occurring after the Omnibus Amendment Effective Date, from the prior Distribution Date) through and including the Determination Date for such Distribution Date.

“Administrative Agreement” means the Administrative Services and Premises Agreement, dated as of February 21, 2014, by and between TPVG and the Borrower (or any other agreement containing substantially similar terms and acceptable to the Lenders).

“Advance” has the meaning set forth in Section 2.1(a).

“Advance Date” has the meaning set forth in Section 2.1(a).

“Advance Rate” means, (a) if the number of Eligible Obligors is greater than or equal to 20, (i) 50.0% for all Eligible Contracts other than Second Lien Contracts and (ii) 40.0% for Second Lien Contracts and (b) if the number of Eligible Obligors is less than 20, (i) 45.0% for all Eligible Contracts other than Second Lien Contracts and (ii) 35.0% for Second Lien Contracts; provided that after the Facility Termination Date, the Advance Rate shall be 0%; provided, further, that the Advance Rate may be permanently reduced as set forth in Section 8.8(c).

“Advance Request” has the meaning set forth in Section 2.2(a).

“Adverse Claim” means any claim of ownership or any Lien, security interest, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien or security interest, other than Permitted Liens.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” has the meaning set forth in Section 5.1.

“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan); provided, however, for the avoidance of doubt, at no time shall TPC or any of its Affiliates be deemed to be an Affiliate of the Borrower or TPVG; provided, further, that for purposes of Section 10.12, “Affiliate” of the Borrower or TPVG shall not include any Person controlled by, or under common control with, the Borrower or TPVG as a result of any Portfolio Investment. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” has the meaning set forth in the Preamble.

“Agented Contract” means one or more Contracts entered into by an Obligor as part of a syndicated transaction wherein (i) the Contract is originated in accordance with the Credit and Collection Policy (without regard to any contemporaneous or subsequent syndication of such Contract), (ii) if TPVG or any of its Affiliates is the agent, the Contract Files with respect thereto are delivered to the Custodian in accordance with this Agreement and, otherwise, the Contract Files are held by the related agent and (iii) the Borrower has all of the rights of a lender or lessor with respect to such Contract and the Related Security, which have been transferred to the Borrower with respect to such Contract, but none of the obligations as such obligations relate to the Retained Interest.

“Aggregate Contracts Balance” means, as of any date, the Aggregate Outstanding Principal Balance for all Transferred Contracts minus the Aggregate Outstanding Principal Balance of all Ineligible Contracts.

“Aggregate Notional Amount” means, with respect to any date of determination, an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Hedging Agreements, Replacement Hedging Agreements and Qualified Substitute Arrangements, each as of such date of determination.

“Aggregate Outstanding Principal Balance” means, with respect to any designated group of Contracts as of any date, the equivalent in Dollars, as determined by the Collateral Manager using the Applicable Exchange Rate, of the sum of the outstanding Principal Balances of all Contract Payments due under such Contracts as at 11:59 p.m. (New York City time) on the immediately preceding Business Day.

“Agreement” means this Loan Financing and Servicing Agreement (including each annex, exhibit and schedule hereto), as it may be amended, restated, supplemented or otherwise modified from time to time.

“AIF” has the meaning given to the term under the AIFMD and/or UK AIFM Regulations as relevant.

“AIFM” has the meaning given to the term under the AIFMD and/or UK AIFM Regulations as relevant.

“AIFMD” means (a) Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No. 1060/2009 and (EU) No. 1095/2010, as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without qualification) and (b) any applicable law of a member state of the European Union implementing the AIFMD.

“Alternate Base Rate” means a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a) the rate of interest announced publicly by DBNY in New York, New York, from time to time as DBNY’s base commercial lending rate;

(b) ½ of one percent above the Federal Funds Rate; and

(c) 0.50%.

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections with respect to the related Collection Period (excluding any Collections necessary to settle Eligible Contract Payments), plus (b) any investment income earned on amounts on deposit in the Collection Account and the Lockbox Accounts since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date), plus (c) any Repurchase Amounts deposited in the Collection Account since the last day of the related Collection Period, plus (d) any amounts (including investment income) on deposit in the Warrant Reserve Account that are designated as Amount Available by the Collateral Manager in accordance with Section 8.8 (provided that any such amounts that are not designated shall remain in the Collection Account).

“Anti-Bribery and Corruption Laws” has the meaning set forth in Section 9.32(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 9.31(b).

“Applicable Banking Law” means, for any Person, all existing and future laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to anti-bribery and corruption, the funding of terrorist activities and money laundering, including the Anti-Money Laundering Laws, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, other applicable anti-bribery and corruption legislation, and Section 326 of the USA Patriot Act.

“Applicable Conversion Rate” means, with respect to Euros or GBPs (x) for an actual currency exchange, the applicable currency Dollar spot rate obtained by the Collateral Manager through customary banking channels, including the Facility Agent’s own banking facilities or (y) for all other purposes, the applicable currency Dollar spot rate that appeared in the Wall Street Journal for such currency (i) if such date is a Distribution Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Exchange Rate” means, with respect to any Contract denominated and payable in Euros or GBPs on any day, the lesser of (a) the applicable currency Dollar spot rate used by the Borrower (as determined by the Collateral Manager) to acquire such currency on the related Cut-Off Date and (b) the Applicable Conversion Rate for such currency.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means, prior to the occurrence of any Unmatured Event of Default or any Event of Default, (A) prior to the end of the Revolving Period, (x) the aggregate principal amount of outstanding Advances equals or exceeds 75% of the Facility Amount, 3.20% per annum for Advances (or any portion thereof), (y) the aggregate principal amount of outstanding Advances equals or exceeds 50% of the Facility Amount but is less than 75% of the Facility Amount, 3.35% per annum for Advances (or any portion thereof) and (z) otherwise, 3.50% per annum for Advances (or any portion thereof) and (B) on and after the end of the Revolving Period, 4.50% per annum for all Advances (or any portion thereof); provided that, during the continuation of an Unmatured Event of Default or an Event of Default, the Applicable Margin shall be increased by 2.00% over the otherwise applicable margin.

“APR” of a Contract means, in the case of a Loan, the interest rate or annual rate of finance charges used to determine periodic payments with respect to the related Contract Payment or, in the case of a Lease, the Imputed Lease Rate.

“Article 7 Transparency and Reporting Requirements” means the information, documentation, reporting and notification requirements set out in Article 7(1) of the EU Securitization Regulation, together with any relevant technical standards adopted by the European Commission in relation thereto, and, in each case, any relevant guidance published in relation thereto as may be effective from time to time.

“Asset Approval Notice” means an electronic notice containing the information from Exhibit C-5 and that provides the approval of the Facility Agent, in its sole discretion, to the acquisition (or incremental pledge) of one or more Contracts.

“Asset Approval Request” means an electronic notice to the Facility Agent in the form of an email that (a) either (i) is in the form of Exhibit C-3 or (ii) notifies the Facility Agent that the information required by Exhibit C-3 has been posted to the relevant data site and (b) requests the approval of the Facility Agent, in its sole discretion, of one or more Contracts.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis based on the quarterly financial statements and/or annual financial statements, as applicable, of TPVG, without duplication, of (a) the fair market value of the total assets of TPVG and its consolidated Subsidiaries as required by, and in accordance with, GAAP and Applicable Law and any orders of the Securities and Exchange Commission issued to TPVG, to be determined by the Board of Directors of TPVG and reviewed by its auditors on a quarterly basis, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of TPVG and its consolidated Subsidiaries, to (b) the aggregate amount of Indebtedness of TPVG and its consolidated Subsidiaries, in each case as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to or with respect to TPVG thereunder, including any exemptive relief granted by the Securities and Exchange Commission with respect to the indebtedness of any SBIC Subsidiary; provided that unfunded commitments of TPVG and/or Borrower shall not be considered Indebtedness for purposes of this definition.

“Available Funds” has the meaning set forth in Section 17.12.

“Backup Collateral Manager” means Vervent Inc. solely in its capacity as Backup Collateral Manager, together with its successors and permitted assigns in such capacity.

“Backup Collateral Manager Fee” has the meaning set forth in the Backup Collateral Manager Fee Letter.

“Backup Collateral Manager Fee and Expenses” has the meaning set forth in the Section 19.2(l).

“Backup Collateral Manager Fee Letter” means (a) that certain fee letter, dated as of the date hereof, among Vervent Inc., as Backup Collateral Manager, the Borrower and the Collateral Manager setting forth the fees and expenses payable by the Borrower and the Collateral Manager and acknowledged by the Facility Agent, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Facility Agent and (b) any letter agreement(s) or schedule of fees entered into by TPVG, the Equityholder and the Borrower, with the consent of the Facility Agent, with a substitute Backup Collateral Manager in replacement of the schedule of fees referred to in clause (a) above relating to fees payable to such substitute Backup Collateral Manager.

“Bad Acts Guaranty” means the Bad Acts Guaranty, dated as of August 6, 2024, made by the Performance Guarantor in favor of the Facility Agent, as agent for the Lenders.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Base Rate” for any Advance means a rate per annum equal to Term SOFR for such Advance or portion thereof; provided, that in the case of

(a) any day on or after the first day on which a Committed Lender shall have notified the Facility Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for such Committed Lender to fund such Advance at the Base Rate set forth above (and such Committed Lender shall not have subsequently notified the Facility Agent that such circumstances no longer exist), or

(b) any period in the event Term SOFR is not reasonably available to any Lender for such period,

the “Base Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such period.

“Basel III Regulation” means, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III Regulation” shall include Part 6 of the European Union regulation 575/2013 on prudential requirements for credit institutions and investment firms (the “CRR”) and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published in May 2018 to comply with the Financial Crimes Enforcement Network customer due diligence rules.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan Investor” means (a) any “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any “plan” as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code, (c) any governmental or other plan or arrangement that is not subject to ERISA or to Section 4975 of the Code but is subject to any law or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code or (d) any entity whose underlying assets include “plan assets” of the foregoing employee benefit plans or plans (within the meaning of the DOL Regulations or otherwise).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Assigned Agreements” has the meaning set forth in Section 12.1(c).

“Borrowing Base” means, on any day, (i) the product of the Weighted Average Advance Rate and the lesser of (x) the Aggregate Contracts Balance on such date and (y) the Fair Market Value on such date of all Transferred Contracts to the extent of Eligible Contract Payments minus (ii) the Excess Concentration Amount plus (iii) the equivalent in Dollars of all Principal Collections on deposit in the Collection Account (as determined by the Collateral Manager using the Applicable Conversion Rate).

“Business Day” means any day (and, solely for the purposes of determining the Alternative Rate, a day that is also a U.S. Government Securities Business Day) that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, Menlo Park, California, Santa Ana, California, Minneapolis, Minnesota, Wilmington, Delaware, or the city in which the Corporate Trust Office is located are authorized or obligated by law, executive order or government decree to remain closed.

“Capped Fees/Expenses – Backup Collateral Manager” means, at any time, fees, costs and expenses due at such time (if any) to the Backup Collateral Manager under the Transaction Documents such that the aggregate amount of such fees, costs and expenses paid to the Backup Collateral Manager under the Transaction Documents in any calendar year do not exceed $25,000; provided that amounts in excess of such cap and not otherwise paid pursuant to Section 8.5 may be allocated to and charged during the following calendar year (to the extent they do not exceed the $25,000 cap for such following calendar year); provided, further, that such Capped Fees/Expenses – Backup Collateral Manager shall not apply if the Backup Collateral Manager is appointed the successor Collateral Manager.

“Capped Fees/Expenses – Custodian” means, at any time, fees, costs and expenses due at such time (if any) to the Custodian under the Transaction Documents such that the aggregate amount of such fees, costs and expenses paid to the Custodian under the Transaction Documents in any calendar year do not exceed $110,000; provided that amounts in excess of such cap and not otherwise paid pursuant to Section 8.5 may be allocated to and charged during the following calendar year (to the extent they do not exceed the $110,000 cap for such following calendar year).

“Capped Fees/Expenses – Paying Agent” means, at any time, fees, costs and expenses due at such time (if any) to the Paying Agent under the Transaction Documents such that the aggregate amount of such fees, costs and expenses paid to the Paying Agent under the Transaction Documents in any calendar year do not exceed $40,000; provided that amounts in excess of such cap may be allocated to and charged during the following calendar year (to the extent they do not exceed the $40,000 cap for such following calendar year).

“Carrying Costs” means, as of any date of determination, the sum of (a) Yield on the unpaid principal amount of each Advance (or each portion thereof) outstanding as of the related Reporting Date (as a percentage of the Facility Amount) plus (b) all unpaid amounts due and payable to each Hedge Counterparty as of the related Reporting Date (as a percentage of the Facility Amount) plus (c) 2.00%.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, card services (including services related to credit cards, including purchasing and commercial cards, prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit cards), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with the Borrower or TPVG, is a Lender, the Facility Agent or an Affiliate of a Lender or the Facility Agent, in its capacity as a party to such Cash Management Agreement, and (b) in the case of any Cash Management Agreement entered into prior to, and existing on, the Twelfth Amendment Effective Date, is a Lender, the Facility Agent or an Affiliate of a Lender or the Facility Agent, in its capacity as a party to such Cash Management Agreement.

“Casualty Loss” means, with respect to any item of Contract Collateral, the loss, theft, damage beyond repair or governmental condemnation or seizure of such item of Contract Collateral.

“Cause” means, with respect to an Independent Member, (i) acts or omissions by such Independent Member that constitute willful disregard of such Independent Member’s duties as set forth in the Borrower’s Constituent Documents, (ii) that such Independent Member has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Member, (iii) that such Independent Member is unable to perform his or her duties as Independent Member due to death, disability or incapacity, or (iv) that such Independent Member no longer meets the definition of “Independent Member”.

“Certification” has the meaning set forth in Section 18.3(a).

“Change of Control” means any of the following: (a) TPVG ceases to directly own and control 100% of the outstanding equity interests of Borrower; (b) TPVG or parties designated or appointed by TPVG hereunder cease to be 100% of the managers of Borrower; or (c) TPVG ceases to Control (as defined in the definition of “Affiliate”) the Borrower.

“Charges” means (i) all federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on the Contract Payments or the related Contracts or any other property of the Borrower, the Equityholder or TPVG and (iii) any such taxes, levies, assessment, charges or claims which constitute a Lien or encumbrance on any property of the Borrower, the Equityholder or TPVG.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 12.1.

“Collateral Manager” means initially TriplePoint Venture Growth BDC Corp. or any successor collateral manager appointed pursuant to this Agreement.

“Collateral Management Fee” means, with respect to any Distribution Date, the fee payable to the Collateral Manager for services rendered during the related Collection Period, which shall be equal to one twelfth of the product of (i) the Collateral Manager Fee Percentage multiplied by (ii) the average of (a) Aggregate Outstanding Principal Balance of the Transferred Contracts on the first day of the related Collection Period and (b) Aggregate Outstanding Principal Balance of the Transferred Contracts on the last day of the related Collection Period (provided that with respect to the first Distribution Date, such amount shall equal the product of the number of days in the first Collection Period divided by 30 and one twelfth of the product of (i) the Collateral Manager Fee Percentage multiplied by (ii) the average of (a) Aggregate Outstanding Principal Balance of the Transferred Contracts on the Effective Date and (b) Aggregate Outstanding Principal Balance of the Transferred Contracts on the last day of the related Collection Period), plus any Collateral Manager Fee due with respect any preceding Distribution Date which was not paid on such date; provided however that, if the Backup Collateral Manager is the successor Collateral Manager, the Collateral Manager Fee shall be subject to a monthly minimum amount of $2,350.

“Collateral Management Fee Percentage” means 1.00%, or such higher rate as may be payable at such time to a successor Collateral Manager, with the consent of the Required Lenders.

“Collateral Manager Default” means the occurrence of one of the following events:

(a) any failure by the Collateral Manager to deposit or credit, or to deliver for deposit, in the Collection Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom that shall continue unremedied for a period of two Business Days after written notice of such failure is received from the Borrower, the Custodian, the Backup Collateral Manager, an Agent or the Facility Agent or after discovery of such failure by a Responsible Officer of the Collateral Manager;

(b) failure on the part of the Collateral Manager duly to observe or to perform in any respect any other covenant or agreement of the Collateral Manager set forth in this Agreement which failure (i) materially and adversely affects the rights of the Borrower or the Lenders, and (ii) continues unremedied for a period of 30 days (if such failure can be remedied) after the date on which written notice of such failure shall have been given to the Collateral Manager by the Borrower or the Facility Agent;

(c) the occurrence of an Insolvency Event with respect to the Collateral Manager;

(d) any representation, warranty or statement of the Collateral Manager made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be false or incorrect in any material respect as of the time when the same shall have been made or deemed made (i) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of this Agreement or any other Transaction Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, and (ii) within 30 days after written notice thereof shall have been given to the Collateral Manager by the Borrower or the Facility Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;

(e) an Event of Default occurs;

(f) the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $5,000,000, individually or in the aggregate; or (ii) the occurrence of any event or condition that has resulted in or permits the acceleration of such recourse debt, whether or not waived;

(g) the rendering against the Collateral Manager of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $5,000,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(h) a Change of Control occurs; or

(i) TriplePoint Venture Growth BDC Corp. ceases to be the Collateral Manager.

“Collateral Quality Tests” means, collectively or individually as the case may be, the Minimum Weighted Average APR Test, the Minimum Weighted Average Spread Test, the Maximum Weighted Average Remaining Maturity Test, Maximum Weighted Average Debt-to-Valuation Test and the Minimum Weighted Average IRR Test.

“Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 01419647, which is created and maintained on the books and records of the Collection Account Bank entitled “Collection Account” in the name of the Borrower and subject to the prior Lien of the Facility Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Collection Account Bank” means any institution acceptable to the Facility Agent at which the Collection Account, the Funding Account, the Security Deposit Collection Account and the Warrant Reserve Account are kept, which shall initially be Deutsche Bank Trust Company Americas pursuant to the Account Agreement.

“Collection Period” means each calendar month and, with respect to a Reporting Date or a Distribution Date, the corresponding period in the calendar month preceding the month in which such Reporting Date or Distribution Date occurs (such calendar month being referred to as the “related” Collection Period with respect to such Reporting Date or Distribution Date) or, in the case of the initial Distribution Date and Reporting Date, the period commencing at the opening of business on the Effective Date and ending on the last day of the calendar month in which the Effective Date occurs. Any amount stated “as of the close of business of the last day of a Collection Period” shall give effect to the following calculations as determined as of the end of the day on such last day: (i) all applications of collections on the Transferred Contracts and Repurchase Amounts, and (ii) all distributions made pursuant to Section 8.5.

“Collections” means the sum of (i) all cash collections and other cash proceeds of the Contract Payments and other property constituting Collateral (including (a) security deposits to the extent withdrawn from the Security Deposit Collection Account by the Collateral Manager pursuant to Section 8.1 and applied as a payment on a Contract and (b) any proceeds received by the Borrower as a result of exercising any Warrant Asset), (ii) all payments received by the Borrower pursuant to the Hedging Agreements entered into pursuant to Section 10.6, and (iii) the Repurchase Amount for Repurchased Contracts.

“Commercial Paper Rate” for Advances means, to the extent a Conduit Lender funds such Advances by issuing commercial paper, the sum of (i) the weighted average of the rates at which commercial paper notes of such Conduit Lender issued to fund such Advances (which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to its commercial paper maturing on dates other than those on which corresponding funds are received by the Conduit Lender and costs or other borrowings by the Conduit Lender (other than under any related support facility)) may be sold by any placement agent or commercial paper dealer selected by such Conduit Lender, as agreed in good faith between each such agent or dealer and such Conduit Lender; provided, that if the rate (or rates) as agreed between any such agent or dealer and such Conduit Lender for any Advance is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum plus (ii) 0.05% per annum plus (iii) any and all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of such Conduit Lender’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper issued to fund the making or maintenance of any Advance. Each Conduit Lender shall notify the Paying Agent of its Commercial Paper Rate applicable to any Advance promptly after the determination thereof.

“Commitment” means, for each Committed Lender, (a) prior to the Facility Termination Date, the commitment of such Committed Lender to make Advances to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Committed Lender’s name on Annex B or pursuant to the assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XV or pursuant to a Joinder Agreement executed and delivered pursuant to Article XV (as such Commitment may be reduced as set forth in Section 2.5 or increased as set forth in Section 2.8), and (b) on and after the earlier to occur of (i) the Facility Termination Date and (ii) the end of the Revolving Period, such Committed Lender’s pro rata share of all Advances outstanding.

“Commitment Fee” means the commitment fee set forth in the Lender Fee Letter.

“Committed Lenders” means, for any Lender Group, the Person(s) executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment hereof or a Joinder Agreement in accordance with Article XV) in accordance with the terms of this Agreement.

“Conduit Advance Termination Date” means, with respect to a Conduit Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease funding Advances hereunder.

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, joint venture agreement, articles of association or other applicable certificate or agreement of registration or formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement for such Person; (c) in the case of a corporation or exempted company, the certificate or articles of incorporation or association and the bylaws for such Person or its memorandum and articles of association; and (d) in the case of any trust, the trust deed, declaration of trust or equivalent establishing such trust, in each such case as it may be restated, modified, amended or supplemented from time to time.

“Continued Errors” has the meaning set forth in Section 19.2(g).

“Contract” means any Lease or Loan.

“Contract Collateral” means any tangible, personal or mixed property that is the subject of a Lease or that is security for a Loan together with the Related Security but excluding any Retained Interest.

“Contract File” means, with respect to each Contract, the documents specified on Exhibit I applicable to such Contract.

“Contract Payment” means, with respect to any Obligor, indebtedness of such Obligor arising under a Contract (whether constituting an account, chattel paper, a document, an instrument, a payment intangible or a general intangible), including the right to payment of any Scheduled Contract Payments, interest or finance charges and other obligations of such Obligor with respect thereto but excluding (i) any purchase option payments due or paid under a Lease upon the expiration of the scheduled term of such Lease as of such Advance Date, (ii) any Excluded Amounts due or paid thereunder, (iii) any fees collected on behalf of third parties and (iv) any related Residual or any realizations of such Residual, including scheduled payments on any Lease which become payable after the expiration of its scheduled term.

“Corporate Trust Office” means the applicable designated corporate trust office of the Custodian, specified on its signature page hereto, or such other address within the United States as it may designate from time to time by notice to the Lenders.

“Cost of Funds Rate” means, for any Accrual Period and any Lender, the rate determined as set forth below:

(a) with respect to each Conduit Lender and each day of such Accrual Period, such Conduit Lender’s Commercial Paper Rate for such day; provided that if and to the extent that, and only for so long as, a Conduit Lender at any time determines in good faith that it is unable to raise or is precluded or prohibited from raising, or that it is not advisable to raise, funds through the issuance of commercial paper notes in the commercial paper market of the United States to finance its making or maintenance of its portion of any Advance or any portion thereof (which determination may be based on any allocation method employed in good faith by such Conduit Lender), upon notice from such Conduit Lender to the Agent for its Lender Group and the Facility Agent, such Conduit Lender’s portion of such Advance shall bear interest at a rate per annum equal to the Alternate Base Rate;

(b) Except as otherwise provided in clause (c) below, with respect to each Committed Lender, the Base Rate; and

(c) With respect to all Lenders, on and after the Facility Termination Date, the Alternate Base Rate.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 17.20.

“Credit and Collection Policy” means (i) with respect to the initial Collateral Manager, the credit and collection policies and practices (including underwriting parameters) relating to Contract Payments and Contracts, to be set forth as Exhibit J once the same have been approved and adopted by TPVG’s Board of Directors, as the same may thereafter be modified, amended or supplemented from time to time in compliance with Section 7.5(j) or (ii) with respect to any successor Collateral Manager, the customary credit and collection policies of such successor Collateral Manager.

“Credit-Watch List” means a list established and revised from time to time by Collateral Manager, and made available to the Lenders, that Collateral Manager uses to monitor the credit risk of certain Obligors.

“Critical Component” means, in respect of a weapons system referred to in the definition of Prohibited Defense Asset, a component used specifically in the production of the weapons system or plays a direct role in the lethality of the weapons system.

“Custodial Delivery Failure” has the meaning set forth in Section 18.7.

“Custodian” means Computershare, solely in its capacity as Custodian for the Facility Agent hereunder and the Lenders party hereto, together with its successors and permitted assigns in such capacity.

“Custodian Fee Letter” means (a) solely with respect to Section 6.1(d), that certain fee letter, dated as of the date hereof, among U.S. Bank National Association, as custodian, the Borrower and the Collateral Manager setting forth the fees and expenses payable by the Borrower and the Collateral Manager and acknowledged by the Facility Agent, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Facility Agent, (b) with respect to Computershare as Custodian, that certain Computershare fee letter agreement, executed by or on behalf of the Borrower, or (c) with respect to any custodian other than Computershare, any letter agreement(s) or schedule of fees entered into by the Borrower, with the consent of the Facility Agent, with a substitute Custodian in replacement of the schedule of fees referred to in clause (a) above relating to fees payable to such substitute Custodian.

“Custodian Fees and Expenses” has the meaning set forth in Section 18.10.

“Cut-Off Date” means, with respect to each Contract, the date such Contract becomes part of the Collateral.

“DBNY” means Deutsche Bank AG, New York Branch, and its successors.

“Debt-to-Cash Ratio” means, with respect to any Obligor as of any date of determination, the ratio of (i)(A) the sum of the amount that such Obligor has outstanding under advances from TPVG or other debt obligations owed to the Borrower under all Contracts with such Obligor plus (B) the sum of all other outstanding indebtedness or liabilities of such Obligor for borrowed money (including, without limitation, capital equipment leases) that is pari passu with or senior to any advance or other debt obligation owed to the Borrower over (ii) the sum of all cash reserves on hand of such Obligor, plus the undrawn committed capital of such Obligor for which there is no contingent obligation to provide funds.

“Debt-to-Cash-Equity Ratio” means, with respect to an Obligor, as of any date of determination, the ratio of (i)(A) the sum of the amount that such Obligor has outstanding under advances from TPVG or other debt obligations owed to TPVG under all Contracts with such Obligor plus (B) the sum of all other outstanding indebtedness or liabilities of such Obligor for borrowed money (including, without limitation, capital equipment leases) that is pari passu with or senior to any advance or other debt obligation owed to TPVG over (ii) the sum of such Obligor’s contributed capital, plus the undrawn committed capital of such Obligor for which there is no contingent obligation to provide funds.

“Debt-to-Enterprise Value Ratio” means, with respect to an Obligor, as of any date of determination, the ratio of (i)(A) the sum of the amount that such Obligor has outstanding under advances from TPVG or other debt obligations owed to TPVG under all Contracts with such Obligor plus (B) the sum of all other outstanding indebtedness or liabilities of such Obligor for borrowed money (including, without limitation, capital equipment leases) that is pari passu with or senior to any advance or other debt obligation owed to TPVG over (ii) such Obligor’s enterprise value on such date (calculated as the sum of (A) the market capitalization of such Obligor on such date plus (B) the net debt of such Obligor on such date).

“Default Ratio” means, for any Collection Period, the ratio, expressed as a percentage, of (i) the Aggregate Outstanding Principal Balance of all Contracts which first became Defaulted Contracts or had a Material Modification as set forth in clause (a) or clause (g)(ii) of the definition thereof occur during such Collection Period which are (as of the end of business on the Business Day prior to such time), or immediately prior to so becoming defaulted or rewritten had been, included in the Aggregate Contracts Balance, divided by (ii) the Aggregate Outstanding Principal Balance of all Contracts as of the last day of the prior Collection Period; provided that, the outstanding Principal Balance of a Defaulted Contract that has been repurchased during such Collection Period in accordance with and subject to the terms of Section 6.3 of the Sale Agreement, shall not be included in the calculation of the ratio set forth in this definition for such Collection Period or for any prior Collection Period; provided, further, that if the aggregate amount of all Defaulted Contracts repurchased exceeds 10% of the Aggregate Contracts Balance (measured on a rolling twelve month basis), such Defaulted Contract shall be included in the calculation of the ratio set forth in this definition for such Collection Period or for any prior Collection Period regardless of being released from the Lien of this Agreement.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Contract” means a Contract:

(a) as to which any Scheduled Contract Payment or part thereof is unpaid more than 90 days from its original due date;

(b) as to which an Insolvency Event has occurred with respect to the Obligor thereof; or

(c) any Contract not described in clauses (a) or (b) above, which, (i) consistent with the Credit and Collection Policy, has been or should be written off the Borrower’s books as uncollectible or (ii) the Borrower or the Equityholder has recorded a realized loss or write-down on such Contract in the Borrower’s or the Equityholder’s financial statements.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Facility Agent, the Paying Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Collateral Manager, the Facility Agent, the Paying Agent or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has failed, within one Business Day after request by the Facility Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement, or (v) has (or has a direct or indirect parent company that has) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or become the subject of a Bail-in Action.

“Deferrable Contract” means a Contract (other than a Lease Contract) that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest (exclusive of any contractual end-of-term payment).

“Delinquency Ratio” means, for any Collection Period, the ratio, expressed as a percentage, of (i) the Aggregate Outstanding Principal Balance of all Contracts which first became Delinquent Contracts during such Collection Period and which are (as of the end of business on the Business Day prior to such time), or immediately prior to so becoming delinquent had been, included in the Aggregate Contracts Balance divided by (ii) the Aggregate Outstanding Principal Balance of all Contracts as of the last day of the prior Collection Period; provided that, the outstanding Principal Balance of a Delinquent Contract that has been repurchased during such Collection Period in accordance with and subject to the terms of Section 6.3 of the Sale Agreement, shall not be included in the calculation of the ratio set forth in this definition for such Collection Period or for any prior Collection Period; provided, further, that if the aggregate amount of all Delinquent Contracts repurchased exceeds 10% of the Aggregate Contracts Balance (measured on a rolling twelve month basis), such Delinquent Contract shall be included in the calculation of the ratio set forth in this definition for such Collection Period or for any prior Collection Period regardless of being released from the Lien of this Agreement.

“Delinquent Contract” means a Contract as to which any Scheduled Contract Payment or part thereof is unpaid more than 31 days from its original due date.

“Determination Date” means the last calendar day of each month.

“Discounted Present Value” means, as of any date of determination, for all Contracts evidencing Leases, the present value of all Scheduled Contract Payments to become due subsequent to the second day of the current calendar month and on or prior to the end of the original term thereof in accordance with the provisions of such Contract, determined by discounting all such Scheduled Contract Payments from the Distribution Date in the month immediately following the month in which such Scheduled Contract Payments are to become due to the current Distribution Date by using the Imputed Lease Rate.

“Discount Factor” means, with respect to each Contract and as of any date of determination, the value (expressed as a percentage of par) of such Contract as determined by the Facility Agent in its sole discretion in accordance with Section 2.7.

“Disqualified Institution” means any financial institution, fund or Person (other than a bank or insurance company) that, in each case is primarily engaged in the business of originating or acquiring venture contracts (including with respect to acting in an advisory or management capacity with respect to any fund that originates or acquires venture contracts).

“Distribution Date” means (i) the 15th day of each calendar month, or if such 15th day is not a Business Day, the next succeeding Business Day, commencing April, 2014 and (ii) the Facility Termination Date.

“DOL Regulations” means regulations promulgated by the U.S. Department of Labor at 29 C.F.R. § 2510.3 101, as modified by Section 3(42) of ERISA, and at 29 C.F.R. § 2550.401c-1.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Advance Rate (Gross)” means, as of any date of determination, (a) the aggregate principal amount of all Advances outstanding on such date divided by (b) the sum of (i) the Aggregate Contracts Balance on such date plus (ii) the amount of Principal Collections on deposit in the Collection Account on such date minus (iii) the Aggregate Unfunded Amount.

“Effective Advance Rate (Net)” means, as of any date of determination, (a) the aggregate principal amount of all Advances outstanding on such date divided by (b) the sum of (i) (x) the Aggregate Contracts Balance (net of all Discount Factors) on such date minus (y) the Excess Concentration Amount on such date plus (ii) the amount of Principal Collections on deposit in the Collection Account on such date minus (iii) the Aggregate Unfunded Amount.

“Effective Date” has the meaning set forth in Section 6.1.

“Electronic Methods” has the meaning set forth in Section 18.21.

“Eligible Account” means (i) a segregated trust account or (ii) a segregated direct deposit account, in each case, maintained with a depository institution or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A-1 (or, if Deutsche Bank Trust Company Americas, A-2) by Standard & Poor’s and P-1 by Moody’s. In either case, such depository institution or trust company shall have been approved by the Facility Agent, acting in its reasonable discretion, by written notice to the Collateral Manager. DBNY, Deutsche Bank Trust Company Americas, State Street Bank and Trust Company, MUFG Bank, Ltd. and KeyBank National Association are deemed to be an acceptable depository institution to the Facility Agent.

“Eligible Contract” at any time of determination means a Transferred Contract under which all Scheduled Contract Payments are then Eligible Contract Payments (excluding Excluded Contract Payments).

“Eligible Contract Payment” means, on any Measurement Date, a Contract Payment that satisfies the following conditions, unless otherwise added with the consent of the Borrower, or waived by the Facility Agent and the Required Lenders in their respective sole discretion in the related Asset Approval Notice (except for (i) clauses (a), (b), (f), (h), (v), (bb), (oo), (ww) and (xx), which may be waived by the Facility Agent in its sole discretion and (ii) clauses (c), (e)(i), (e)(ii), (g), (i), (j), (k), (l), (m), (n), (q), (w), (x), (cc), (dd), (jj), (kk), (xx) (solely with respect to clause (i) of the definition of Eligible Obligor), (zz), (fff) and (ggg), which may be waived by the Facility Agent and the Lenders in their respective sole discretion):

(a) the Facility Agent in its sole discretion has delivered an Asset Approval Notice with respect to such Contract Payment which has been acknowledged and agreed by the Borrower;

(b) which is a Scheduled Contract Payment only denominated and payable in an Eligible Currency;

(c) which arises under a Contract which is (or if an Agented Contract, TPVG’s or the Equityholder’s (and, as assignee, the Borrower’s) undivided interest therein is) both legally and beneficially owned by the Borrower free and clear of all Adverse Claims and is not subject to dispute, any right of rescission, set off, recoupment, counterclaim or defense, whether arising out of transactions concerning the Contract therefor or otherwise and which consists of a Lien on the related Contract Collateral, subject to Permitted Liens;

(d) which arises under a Contract which was originated by TPVG in the ordinary course of business (or if an Agented Contract, entered into by syndication) or acquired by TPVG and sold to the Borrower under the Sale Agreement and which represents a bona fide indebtedness of the Obligor;

(e) which arises under a Contract (i) which is not a Delinquent Contract, (ii) which is not nor has ever been a Defaulted Contract and (iii) which, if it was previously a Delinquent Contract, has been current in payment for at least six months since the date such Contract Payment was no longer a Delinquent Contract;

(f) which does not arise from a transaction for which any additional performance by TPVG the Equityholder or the Borrower, or acceptance by or other act of the Obligor thereunder, remains to be performed as a condition to any payments under the related Contract then included as Scheduled Contract Payments;

(g) as to which the representations and warranties set forth in Article IV of the Sale Agreement are true and correct in all respects as of the related Advance Date;

(h) which was, and which arises under a Contract which is, originated in accordance with, and satisfies in all material respects all applicable requirements of, the Credit and Collection Policy, or, if such Contract was acquired by TPVG, such Contract satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(i) which represents, and which arises under a Contract which represents, the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity;

(j) which is entitled to be paid pursuant to the terms of the related Contract;

(k) which does not, and which arises under a Contract which does not, contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the related Contract is in violation of any such law, rule or regulation that would reasonably be expected to have a Material Adverse Effect on the collectibility, value or payment terms of such Contract Payment or such Contract;

(l) with respect to which, and which arises under a Contract with respect to which, no proceedings or investigations are pending or threatened before any Official Body (i) asserting the invalidity of such Contract Payment or the Contract, (ii) seeking payment of such Contract Payment or payment and performance of such Contract or (iii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Contract Payment or such Contract;

(m) with respect to which the Obligor thereunder is not, to the knowledge of the Borrower, the Collateral Manager, or TPVG unable to make payment of its obligations when due;

(n) if the related Contract constitutes “chattel paper” within the meaning of the UCC (i) as enacted in the jurisdiction in which the Borrower is located and where the Custodian takes possession thereof and (ii) also as enacted in the jurisdiction in which TPVG is located then, in each such case, there is only one original chattel paper copy of such Contract (including any note or instrument) in existence, which original has been stamped with the notation “original copy” and delivered to the Custodian as contemplated under Section 18.2, and with any counterpart copies marked as such;

(o) with respect to which the Obligor thereunder, or the agent under an Agented Contract, has been instructed to make payment of its obligations thereunder solely and directly to a Lockbox Account (either directly or through the Funds Transfer system);

(p) with respect to which, and which arises under a Contract with respect to which, all material consents, licenses, approvals or authorizations of, or registrations with, any Official Body required to be obtained, effected or given in connection with the creation of such Contract Payment or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

(q) which, together with the related Contract, is not subject to any provision prohibiting or otherwise restricting the assignment or transfer thereof, or the granting of a security interest therein (except for such consents which have been obtained prior to the related Advance Date and restrictions on assignment or transfer of such Contract Payment or related Contract to competitors of the Obligor thereunder, which in any event do not restrict the transfer to the Borrower or any transfer to the Facility Agent and the Lenders hereunder);

(r) which, in the case of a Lease Contract Payment, arises under a Contract constituting a lease no portion of which has been rejected or terminated, and is not subject to early termination (other than an early termination in connection with the Technology Exchange Option or an early termination which requires the related Obligor to pay an amount at least equal to the related Aggregate Outstanding Principal Balance with respect to such Lease), rejection or non assumption;

(s) which arises under a Contract the terms of which prohibit substitution of the related Contract Collateral (other than substitution in connection with the Technology Exchange Option);

(t) which arises under a Contract which is not subject to prepayment (other than prepayment in connection with the Technology Exchange Option or prepayment which requires the related Obligor to pay an amount at least equal to the related Aggregate Outstanding Principal Balance with respect to such Contract);

(u) which arises under a Contract that requires Scheduled Contract Payments to be made on a regular monthly basis once such Scheduled Contract Payments commence;

(v) with respect to which the related Contract File is complete in accordance with the Credit and Collection Policy and has been delivered to the Custodian as contemplated under Section 18.2;

(w) in respect of which such Contract Payment and related Contract and Related Security, the Facility Agent, for the benefit of the Secured Parties, has a valid and perfected first priority security interest (including, in the case of any Contract other than a Lease, an equipment loan, a revolving inventory loan or a revolving accounts receivable loan, an “all assets” lien), in the Obligor’s assets, free and clear of all Adverse Claims in favor of any other Person, other than Permitted Liens;

(x) the related Contract Collateral is subject to a UCC filing against the applicable Obligor in the appropriate jurisdiction, or, if not located in a UCC jurisdiction, is subject to all relevant liens, charges, pledges and debentures which are required to secure the related Contract Collateral in such jurisdiction;

(y) which any applicable taxes, including transfer taxes, and securities laws in connection with the transfer of such Contract Payment and related Contract have been paid and complied with, respectively;

(z) which arises under a Contract (other than a Contract relating to a facility secured by inventory or receivables) which has an original term to maturity of no more than 60 months;

(aa) which, if arising under a Contract in which any Scheduled Contract Payment for such Contract does not include a component allocable to the repayment of principal of such Contract, such Contract does not permit such “interest only” Scheduled Contract Payments for more than forty-eight (48) months;

(bb) with respect to which any related Contract Collateral or other Related Security is required to be insured by the applicable Obligor, consistent with the Credit and Collection Policy;

(cc) which arises under a Contract which does not by its terms permit any Contract Payment to be converted into or exchanged for equity capital of the related Obligor at the Obligor’s option;

(dd) for which all information on the Schedule of Contracts attached to the Advance Request delivered to the Paying Agent and the Facility Agent with respect to such Contract Payment and the related Contract is true and correct and does not omit to state any material fact thereon;

(ee) which, if arising under a Lease and if the Contract Collateral leased or financed under such Lease is of the type for which title is represented by a certificate of title (A) such Lease is not a True Lease, or (B) the Borrower has been named as the owner of such Contract Collateral on the certificate of title representing title to such Contract Collateral;

(ff) which, if arising under a Lease and if all or substantially all of the Contract Collateral leased or financed by the Obligor thereunder is software, neither the lessor nor the lessee under such Lease (i) own such software, or (ii) have been granted an exclusive license to use such software;

(gg) which, if arising under a Lease, such Lease constitutes a Finance Lease or a True Lease;

(hh) which, if arising under a Lease, such Lease provides that, upon written confirmation of acceptance of the Contract Collateral leased or financed under such Lease (if such confirmation is required under the terms of the related Contract and, otherwise, upon execution of the Contract by the related Obligor), it is a non cancelable, “hell or high water” obligation of such Obligor and requires such Obligor to make all payments of Scheduled Contract Payments thereunder regardless of the condition of the related Contract Collateral;

(ii) which arises under a Contract for which the written confirmation of acceptance of the Contract Collateral described in clause (hh) above has been received;

(jj) which, if arising under a Lease, such Lease does not constitute a “consumer lease” within the meaning of Article 2A of the UCC in any jurisdiction where such Article 2A has been adopted and governs the construction thereof;

(kk) which, if arising under a Lease, the related Contract Collateral has not, and, under the terms of the related Contract, may not, be used by the Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon TPVG, the Borrower, the Lenders or the Agents under any federal, state, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or orders related to or addressing the environment, health or safety;

(ll) which, if arising under a Lease, in the event of a Casualty Loss, the related Obligor, at such Obligor’s expense, has the option either to (1) replace the related Contract Collateral with property of the same or better model, type, manufacturer and configuration, or (2) pay an amount at least equal to the related Aggregate Outstanding Principal Balance with respect to such Lease;

(mm) which, if arising under a Lease, such Lease does not allow any purchase option under such Lease to be performed unless and until all Scheduled Contract Payments due, or to become due, under such Lease have been paid in full in cash or the related Obligor pays an amount at least equal to the related Aggregate Outstanding Principal Balance with respect to such Lease or the collateral securing such Lease has been exchanged under the Technology Exchange Option offered by the Borrower, the Equityholder and TPC to certain Obligors;

(nn) which is not a Contract that is primarily secured by real property;

(oo) with respect to which the Obligor thereunder has a Debt-to-Cash Equity Ratio not greater than 0.9:1;

(pp) which, if arising under a Contract consisting of a master agreement and related schedules, either (i) the Borrower, the Equityholder, TPC or their Affiliates shall have funded against all loans and/or leases identified on all such schedules and all such loans and/or leases shall constitute Collateral under this Agreement or (ii) (A) no Contract Collateral securing any loans and/or leases funded by the Borrower shall be included as part of the collateral securing any loans and/or leases funded by any other Person or (B) an intercreditor agreement in form and substance satisfactory to the Facility Agent shall be in effect no later than the later to occur of the date such Contract was acquired by the Borrower, between the Borrower and each other lessor and/or lender with respect to any such loans and/or leases not funded by the Borrower hereunder;

(qq) which arises under a Contract that contains provisions customary to similar financing agreements for the Contract Collateral to enable TPVG (or its assignees, including the Borrower and the Facility Agent) to realize against the Contract Collateral related thereto (to the extent such Contract Collateral secures or supports the payment of the Contract), including provisions that the lessor or lender party providing the financing thereunder, as applicable, may accelerate all remaining Contract Payments if the Obligor is in default under any of its obligations under such Contract;

(rr) which, if arising under an Agented Contract:

(i) the related Contract (A) shall include a note purchase or similar agreement containing provisions relating to the appointment and duties of an agent and intercreditor provisions consistent with the Credit and Collection Policy and (B) is duly authorized, fully and properly executed and is the valid, binding and unconditional payment obligation of the Obligor thereof;

(ii) an intercreditor agreement shall be in effect with the Borrower and each other lessor and/or lender under such Contract;

(iii) if the entity serving as the agent of the security for all indebtedness of the Obligor issued under the related Contract has changed from the time of the origination of the Contract or from the time it became part of the Collateral, all appropriate assignments of the agent’s rights in and to the collateral on behalf of the holders of indebtedness of the Obligor under such facility have been executed and filed or recorded as appropriate at such time;

(iv) all required notifications, if any, have been given to the agent and any other parties required by the Contract of, and all required consents, if any, have been obtained with respect to, TPVG’s and the Equityholder’s sale of such Contract and TPVG’s and the Equityholder’s right, title and interest in the Related Security to the Borrower and the Facility Agent’s security interest therein on behalf of the Secured Parties;

(v) the right to control the actions of, and replace the agent of the Obligor’s indebtedness under, the facility is to be exercised by at least a majority in interest of all holders of such indebtedness; and

(vi) all indebtedness of the Obligor of the same priority within each facility is cross defaulted, the Related Security securing such indebtedness is held by the agent for the benefit of all holders of such indebtedness and all holders of such indebtedness (i) have an undivided pari passu interest in the collateral securing such indebtedness, (ii) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis, except as permitted under clause (g) of the definition of “Excess Concentration Amount”, and (iii) may transfer or assign their right, title and interest in the Related Security;

(ss) which does not arise under a True Lease where title to the related Contract Collateral is retained by a broker or other third party (other than the agent in the case of an Agented Contract);

(tt) which, if arising under a Lease, such Lease does not contain any ongoing funding or other obligations of TPVG thereunder (other than the obligation to not interfere with the Obligor’s rights of quiet enjoyment);

(uu) which arises under a Contract that, if such Contract was originated by TPVG or any of its Affiliates, then on the day such Eligible Contract was originated it was designated as ‘Clear (1)’ or ‘White (2)’ by TPVG on its Credit-Watch List;

(vv) which does not arise under a Contract that has been designated as ‘Red (5)’ by TPVG on its Credit-Watch List;

(ww) which was documented under TPVG’s standard form loan and security agreement or standard lease agreement and other required agreements (as reviewed and approved by the Facility Agent) or are substantially in the same form, substance & content of such approved standard documents;

(xx) which arises under a Contract whose Obligor is an Eligible Obligor;

(yy) with respect to which, as of the date such Contract is included as an Eligible Contract, (1) there was no default, breach, violation or event of acceleration existing under the Contract and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration and (2) for which the Obligor thereunder was not the subject of any Insolvency Event;

(zz) with respect to which, as of the date such Contract is included as an Eligible Contract, all parties to the Contract and any related security documents had legal capacity to execute the Loan and any other document and each Loan or other document have been duly executed by such parties;

(aaa) the inclusion of the Contract Payment as an Eligible Contract Payment will not cause the weighted average APR (with respect to the required current cash pay interest thereon) of the Contracts related to Eligible Contract Payments minus the Cost of Funds Rate for the related Accrual Period to be less than 6.00%;

(bbb) as to which, the Obligor thereon is a TPC Growth Stage Company;

(ccc) with respect to which, to the extent multiple Contracts shall be originated by the Borrower or the Equityholder (or an Affiliate thereof) to such Obligor, whether funded hereunder, such Contracts shall contain standard cross-collateralization and cross-default provisions;

(ddd) if arising under a Deferrable Contract, such Contract has a required cash pay interest component that is greater than or equal to 50% of the total interest rate of such Contract;

(eee) is not a Contract pursuant to which any future advances or payments may be required to be made by the Borrower;

(fff) which arises under a Contract whose Obligor is not in a Prohibited Industry; and

(ggg) which arises under a Contract which does not by its terms permit its proceeds to be used to finance activities within the marijuana industry or the sale of firearms, the development of adult entertainment, any form of betting and gambling or the making or collection of pay day loans, nor will they be used to provide financing to any other industry which is illegal under Applicable Law at the time of acquisition of such Contract.

“Eligible Currency” means Dollars, GBPs and Euros.

“Eligible Jurisdiction” means the U.S., the United Kingdom, Israel, Germany, Switzerland, Singapore, the Cayman Islands, Cyprus, Canada, France, Hong Kong, Mauritius, the Netherlands, Australia, China, India, Spain and Luxembourg, or any other country approved by the Facility Agent in its sole discretion.

“Eligible Obligor” means, on any day, any Obligor that (i) is a Person (other than a natural person) that is duly organized and validly existing under the laws of an Eligible Jurisdiction, (ii) is a legal operating entity or holding company, (iii) is not an Official Body, (iv) is not insolvent, (v) is required to pay all maintenance, repair, insurance and taxes related to the related Contract, (vi) is not an Affiliate of, or controlled by, the Borrower, the Collateral Manager or the Equityholder and (v) is not a Non-Sustainable Obligor.

“Enterprise Software” means the industry code 6050a as set forth in Exhibit M, as determined, in the reasonable discretion of the Collateral Manager, as of the date of determination.

“Equity Interests” has the meaning set forth in Section 10.23(a).

“Equityholder” has the meaning set forth in the Preamble.

“Equityholder Originated Contracts” means a Contract with respect to which the Equityholder itself or through related entities (including without limitation the Borrower), directly or indirectly, was involved in the Lease or Loan (as applicable) which created such Contract.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, including all regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, for purposes of Title IV of ERISA, is a member of the Borrower’s “controlled group” or is under “common control” with the Borrower, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the thirty (30)-day notice requirement with respect thereto has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such a Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A or Section 4042 of ERISA); (k) the failure of the Borrower or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (l) the Borrower or any ERISA Affiliate incurs any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); or (m) the Borrower or any ERISA Affiliate commits any act (or omission) which could give rise to the imposition of fines, penalties, taxes, or related charges under ERISA or the Code.

“Errors” has the meaning set forth in Section 19.2(g).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Risk Retention Requirement” means the risk retention requirement under Article 6(1) of the EU Securitization Regulation.

“EU Securitization Regulation” means Regulation (EU) 2017/2402 (as amended by Regulation (EU) 2021/1557) and, except as otherwise stated, means such Regulation as further amended from time to time.

“EU Securitization Rules” means (a) the EU Securitization Regulation; (b) any supplementary regulatory technical standards and/or implementing technical standards adopted by the European Commission in relation thereto; (c) any official binding guidance published in relation thereto by the European Supervisory Authorities or by the European Commission; and (d) any implementing laws or regulations (all, except as otherwise stated, as amended from time to time).

“Euro”, “Euros”, “euro” and “€” mean the lawful currency of the member states of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time; provided, that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), such term shall mean the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“European Supervisory Authorities” means, together, the European Banking Authority, the European Insurance and Occupational Pensions Authority and the European Securities and Markets Authority (including any predecessor, successor or replacement organization thereto).

“Event of Default” means any of the events described in Section 13.1.

“Exception Report” means any of the events described in Section 18.3.

“Exceptions” means any of the events described in Section 18.3.

“Excess Concentration Amount” means, as of the most recent Measurement Date (and after giving effect to any Contracts to be sold to or acquired by the Borrower on such day), the sum, without duplication, of the following amounts:

(a) the excess, if any, of the Aggregate Outstanding Principal Balance of the Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by the five Obligors with the highest Principal Balances at such time over 35% of the Aggregate Contracts Balance of all Transferred Contracts;

(b) the sum of the excesses, for all Transferred Contracts, of the Aggregate Outstanding Principal Balance of the Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by the Obligor with the highest Principal Balances at such time over 10% of the Aggregate Contracts Balance of all Transferred Contracts;

(c) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with (i) Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in the Industry with the highest Aggregate Outstanding Principal Balance over 32.5% of the Aggregate Contracts Balance of all Transferred Contracts; provided that if the Software Industry has the highest Aggregate Outstanding Principal Balance, then the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in the Software Industry may be up to 35.0% of the Aggregate Contracts Balance of all Transferred Contracts; provided, further, that the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in (A) the SaaS sub-category of the Software Industry may not exceed 22.5% of the Aggregate Contracts Balance of all Transferred Contracts and (B) the Enterprise Software sub-category of the Software Industry may not exceed 20.0% of the Aggregate Contracts Balance of all Transferred Contracts, (ii) Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in the Industry with the second highest Aggregate Outstanding Principal Balance over 20.0% of the Aggregate Contracts Balance of all Transferred Contracts; provided that if the Software Industry has the second highest Aggregate Outstanding Principal Balance, then the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in the Software Industry may be up to 25.0% of the Aggregate Contracts Balance of all Transferred Contracts; provided, further, that the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in each of the SaaS and Enterprise Software sub-categories of the Software Industry may not exceed 15% of the Aggregate Contracts Balance of all Transferred Contracts, (iii) Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in any other Industry over 15% of the Aggregate Contracts Balance of all Transferred Contracts, and (iv) Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in any single Industry measured at the 1000 level over 50% of the Aggregate Contracts Balance of all Transferred Contracts;

(d) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with (i) Eligible Contract Payments (excluding Excluded Contract Payments) related to all Obligors who are domiciled in an Eligible Jurisdiction other than the U.S. or are organized in an Eligible Jurisdiction other than the U.S. over 30% of the Aggregate Contracts Balance of all Transferred Contracts, and (ii) Eligible Contract Payments (excluding Excluded Contract Payments) related to all Obligors who are domiciled in an Eligible Jurisdiction other than the U.S., the United Kingdom or Germany or are organized in an Eligible Jurisdiction other than the U.S., United Kingdom or Germany over 15% of the Aggregate Contracts Balance of all Transferred Contracts and (iii) Eligible Contract Payments (excluding Excluded Contract Payments) related to all Obligors who are domiciled in Germany or are organized in Germany over 15% of the Aggregate Contracts Balance of all Transferred Contracts;

(e) the excess, if any, of the Aggregate Outstanding Principal Balance of all Agented Contracts (other than TriplePoint Agented Contracts) with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors for which TPVG and its Affiliates fail to either (i) individually or collectively hold greater than 50% of the voting interest in such Contract, (ii) hold a minority blocking interest against all material consents, amendments, waivers or approvals thereunder or (iii) hold enforcing lender rights over 10% of the Aggregate Contracts Balance of all Transferred Contracts;

(f) without duplication of clause (c)(i) above, the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in the Healthcare Industry over 15% of the Aggregate Contracts Balance of all Transferred Contracts;

(g) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts that are Deferrable Contracts (and are not Excluded Deferrable Contracts) over 15% of the Aggregate Contracts Balance of all Transferred Contracts;

(h) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) that permit “interest only” Scheduled Contract Payments for more than 24 months remaining (as of any applicable date of determination) over 30% of the Aggregate Contracts Balance of all Transferred Contracts; provided that if the percentage of such Contracts that also have a Debt-to-Enterprise Value Ratio (as determined by the Collateral Manager and including all debt of such Obligor that is senior to or pari passu to the debt owed to the Borrower) of the related Obligor greater than 20% is greater than 10% of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments), then the limit shall be reduced to 27.5%;

(i) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) that are Second Lien Contracts over 17.5% of the Aggregate Contracts Balance of all Transferred Contracts;

(j) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) that are Revolving Contracts over 10% of the Aggregate Contracts Balance of all Transferred Contracts;

(k) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) that are Leases over 25% of the Aggregate Contracts Balance of all Transferred Contracts;

(l) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) that are denominated in an Eligible Currency other than Dollars over 20% of the Aggregate Contracts Balance of all Transferred Contracts;

(m) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors that are Affiliates of TPC, the Borrower or TPVG; and

(n) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts that are in the defense industry (other than a Prohibited Defense Contract) over 7.5% of the Aggregate Contracts Balance of all Transferred Contracts.

“Excess Funds” means, as of any date of determination with respect to any Conduit Lender, funds of such Conduit Lender not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of (i) all of its matured and maturing commercial paper notes on such date of such determination and (ii) the principal of and interest on all of its loans outstanding on such date of such determination.

“Excluded Amounts” means, as of any date of determination, (i) any amount deposited into the Collection Account with respect to any Contract, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Contract or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Contract, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Contracts which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Transferred Contracts and (v) any amount deposited into the Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower and occurring after the date of such sale).

“Excluded Contract Payments” means all Eligible Contract Payments described in clause (eee) of the definition thereof, until such time as such Eligible Contract Payments meet the requirements set forth in clauses (a) through (ddd) thereof, as applicable.

“Excluded Deferrable Contract” means a Deferrable Contract that (a) has a required cash pay interest component that is greater than or equal to 60% of the total interest rate of such Contract and (b) has a required cash pay interest component equal to or greater than 9.00%.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to an assignment request made by any Loan Party under Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extending Lender Group” has the meaning set forth in Section 2.6.

“Extension Request” has the meaning set forth in Section 2.6.

“Executive Officer” means, with respect to the Borrower, the Collateral Manager or TPVG, the Chief Executive Officer, President, the Chief Operating Officer or the Chief Financial Officer of such Person or any other Person included on the incumbency certificate of the Borrower, Collateral Manager or Equityholder, as applicable, delivered pursuant to Section 6.1(g) and, with respect to any other Person, the President, Chief Financial Officer or any Vice President.

“Facility Agent” has the meaning set forth in the Preamble.

“Facility Agent Fee” means the “Facility Agent Fee” set forth in the Facility Agent Fee Letter.

“Facility Agent Fee Letter” means that certain Facility Agent Fee Letter among the Facility Agent, the Borrower and TPVG.

“Facility Amount” means (a) prior to the end of the Revolving Period, $300,000,000, unless this amount is permanently reduced pursuant to Section 2.5 or increased pursuant to Section 2.8, in which event it means such lower or higher amount and (b) from and after the end of the Revolving Period, the aggregate principal amount of all the Advances outstanding.

“Fair Market Value” means, with respect to each Contract, the least of (a) the outstanding Principal Balance of such Contract and (b) if such Contract has been reduced in value below the outstanding Principal Balance thereof (other than as a result of the allocation of a portion of the outstanding Principal Balance to Warrant Assets), the value of such Contract as required by, and in accordance with, the 1940 Act, as amended, and any orders of the SEC issued to the Collateral Manager, to be determined by the Board of Directors of the Collateral Manager and reviewed by its auditors.

“Facility Termination Date” means the earliest of (i) the date that is eighteen (18) months after the last day of the Revolving Period, (ii) the date on which the term of the Equityholder’s existence ends and (iii) the effective date on which the facility hereunder is terminated pursuant to Section 13.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to, any intergovernmental agreement treaty or convention among Official Bodies and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, the greater of (a) 0.00% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning set forth in Section 8.6.

“Fees” has the meaning set forth in Section 8.6.

“Finance Lease” means a Lease whereby TPVG is deemed to have made a loan to the Obligor, which loan is secured by the Obligor’s ownership interest in the related Contract Collateral, and the lease or installment payments thereon represent repayment on such loan.

“Fitch” means Fitch Ratings, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.

“Fixed Rate Contract” means any Contract that bears a fixed rate of interest.

“Funded Equity” means, at any time of determination, (i) the Aggregate Contracts Balance on such date plus (ii) all Principal Collections on deposit in the Collection Account minus (iii) the sum of the principal of all Advances then outstanding under this Agreement.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.

“Funding Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 01419647, which is created and maintained on the books and records of the Collection Account Bank entitled “Funding Account” in the name of the Borrower and subject to the prior Lien of the Facility Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Funding Date” means any Advance Date or any Reinvestment Date, as applicable.

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any day.

“GBP” means the lawful currency for the time being of the United Kingdom.

“Growth Capital Loan” means a Loan duly executed and delivered by an Obligor to the Borrower in order to finance any business operations and general corporate activities, and, in each case, which is secured by a Lien on substantially all assets of such Obligor.

“Healthcare Industry” means the aggregate of industry codes 5010, 5020, 5030, 5040 and 5050 as set forth in Exhibit M, as determined, in the reasonable discretion of the Collateral Manager, as of the date of determination.

“Hedge Breakage Costs” means, with respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty” means (a) DBNY, (b) Key Bank National Association and (c) any other entity that (i) on the date of entering into any Hedge Transaction (x) is an interest rate swap dealer that has been approved in writing by the Required Lenders (which approval shall not be unreasonably withheld, delayed or conditioned), and (y) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “Fl” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”), and (ii) in a Hedging Agreement (x) consents to the assignment hereunder of the Borrower’s rights under the Hedging Agreement to the Facility Agent on behalf of the Secured Parties and (y) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement or reduces it short-term debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner satisfactory to the Facility Agent, or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clauses (b)(i) and (b)(ii) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Transaction” means each interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangement between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 10.6 and is governed by a Hedging Agreement.

“Hedging Agreement” means the agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 10.6, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”

“Imputed Lease Rate” means, with respect to any Lease, the financing rate used by TPVG to determine periodic payments with respect to the related Contract Payment; which financing rates will be consistent with TPVG’s calculation of such financing rates for purposes of the preparation of its audited financial statements.

“Increased Costs” means, collectively, any increased cost, loss or liability owing to the Facility Agent and/or any other Affected Person under Article V.

“Increased Facility Amount” has the meaning set forth in Section 2.8.

“Indebtedness” means, with respect to any Person, as of any day, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss (in each case excluding any unfunded commitments of the Borrower with respect to any Revolving Contract).

“Indemnified Amounts” has the meaning set forth in Section 16.1.

“Indemnified Party” has the meaning set forth in Section 16.1.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Accountants” means a firm of nationally recognized independent certified public accountants.

“Independent Member” means with respect to any Person, that such Person is an individual who has prior experience as an independent director, independent manager, independent limited partner or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation or an Affiliate thereof or, if none of those companies is then providing professional independent managers or members, another nationally-recognized company reasonably approved by the Facility Agent, in each case that is not an Affiliate of the Borrower and that provides professional independent directors, managers, limited partners and/or members and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Member and is not, and has never been, and will not while serving as Independent Member be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of the Borrower, the Equityholder, any of their respective equityholders or Affiliates or any other single purpose bankruptcy remote entity managed or controlled by the Collateral Manager or any of its Affiliates;

(b) a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors, managers, limited partners and/or members and other corporate services to the Borrower, the Equityholder or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

“Industry” means the industry of an Obligor as determined, in the reasonable discretion of the Collateral Manager, as of the date of determination by reference to the industry segments set forth in Exhibit M.

“Ineligible Contract” has the meaning set forth in Section 7.11.

“Information” has the meaning set forth in Section 17.14(b).

“Initial Contract Balance” means, with respect to any Contract evidencing a Loan, the excess of (x) the aggregate amount advanced by TPVG or the Borrower under such Contract toward the purchase price of the Contract Collateral, including insurance premiums, service and warranty contracts, federal excise and sales taxes and other items customarily financed as part of a commercial loan evidenced by a note and secured by Contract Collateral and related costs (excluding accrued interest, fees and contractual end-of-term payments), less any Residual, over (y) payments received from the Obligor prior to the related Advance Date that have been allocated in accordance with the terms of such Contract to the reduction of the unpaid principal balance of such Contract and in accordance with GAAP.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, winding-up, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 30 days; (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing or (c) any analogous procedure or step is taken in any jurisdiction to which such Person is subject.

“Interest Collections” means, with respect to the Collateral following the applicable Cut-Off Date, (i) all payments and collections owing to the Borrower in its capacity as lender or lessor and attributable to interest on any Contract or other Collateral, including scheduled payments of interest and payments of interest relating to principal prepayments, unutilized/commitment fees (as applicable), all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Contract or other Collateral, (ii) any amendment fees received in respect of any Contract and (iii) the earnings on Interest Collections in the Collection Account that are invested in Permitted Investments, in each case other than Retained Interests. The portion of scheduled payments under Leases attributable to interest shall be calculated as follows: the amount of the scheduled payment received by the Borrower in its capacity as lessor, minus the portion of such payment attributable to Principal Collections.

“Interest Rate” means, for any Accrual Period and any Lender, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Cost of Funds Rate for such Accrual Period and such Lender.

“Interest Spread Measure” means, as of any date of determination with respect to all Eligible Contracts included in the Collateral, the spread equal to (i) the quotient of (a) the difference of (1) the aggregate amount of Collections constituting interest or finance charges received during such Collection Period minus (2) the Senior Costs divided by (b) the average of (1) outstanding Advances on the first day of the related Collection Period and (2) outstanding Advances on the last day of the related Collection Period multiplied by (ii) twelve.

“Investment Adviser” means TPVG Advisers LLC.

“IRR” means, as of any date of determination with respect to any Contract, the internal rate of return as calculated using the XIRR function in Microsoft Excel with the initial amount being the outstanding Principal Balance followed by the remaining Scheduled Contract Payments for such Contract.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement among the Borrower, a Committed Lender and the Facility Agent in the form of Exhibit L to this Agreement (appropriately completed) delivered in connection with a Person becoming a Committed Lender hereunder after the Effective Date, as contemplated by the terms of this Agreement, a copy of which shall be delivered to the Custodian and the Collateral Manager.

“Lease” means each Lease Contract identified on the Schedule of Contracts attached to an Advance Request as a lease, including all related lease agreements and any related schedules, sub schedules, supplements and amendments to a master lease pursuant to which TPVG (either directly or as the assignee of TPC or any of its Affiliates) leases specified equipment or other property to an Obligor at a specified periodic rate; provided each such schedule to a master lease shall constitute a separate Lease.

“Lease Contract” means an equipment loan, capital lease or true lease secured by a security interest, first in priority, in a specific item or items of equipment or related assets or a lease of a specific item or items of equipment or related assets.

“Lender” means each Conduit Lender, each Committed Lender and each Uncommitted Lender, as the context may require.

“Lender Fee Letter” means the Lender Fee Letter, dated as of the date hereof, among the Agents, the Borrower and TPVG.

“Lender Group” means each Lender and related Agent from time to time party hereto.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including Tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means each Contract identified on the Schedule of Contracts attached to an Advance Request that is not a Lease.

“Loan Originations and Revisions” has the meaning set forth in Section 10.23(d).

“Loan Register” has the meaning set forth in Section 15.5(a).

“Loan Registrar” has the meaning set forth in Section 15.5(a).

“Lockbox Account” means the lockbox account to which the Obligors are directed to remit Contract Payments in accordance with this Agreement.

“Lockbox Agreement” means each agreement among a Lockbox Bank, the Collateral Manager, the Borrower and the Facility Agent that governs one or more Lockbox Accounts.

“Lockbox Bank” means any institution acceptable to the Facility Agent at which a Lockbox Account is kept.

“Margin Stock” means “Margin Stock” as defined under Regulation U issued by the FRS Board.

“Material Action” means an action to institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, to file any insolvency case or proceeding, to institute proceedings under any applicable insolvency law, to seek relief under any law relating to relief from debts or the protection of debtors, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower or file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of the Borrower, or admit in writing the Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, financial condition, or business of the Borrower or the Collateral Manager; (b) the ability of the Borrower or the Collateral Manager to perform its obligations under this Agreement or any of the other Transaction Documents; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

“Material Modification” means any amendment or waiver of, or modification or supplement to, an otherwise Eligible Contract Payment which:

(a) cures a default thereunder or prevents a default thereunder from occurring; provided that no such amendment may reduce the APR thereon or reduces or forgives the outstanding Principal Balance thereof;

(b) (i) waives one or more interest payments, (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Contract Payment (other than any deferral or capitalization already allowed by the terms of any Deferrable Contract as of the Effective Date) or (iii) reduces the spread or coupon payable on such Contract Payment unless (x) the Collateral Manager certifies that such reduction results from an increase in the credit quality of the related Obligor and (y) such reduction (when taken together with all other reductions with respect to such Contract Payment) is by less than 10% of the spread or coupon payable as of the Effective Date;

(c) contractually or structurally subordinates such Contract Payment by operation of (i) any priority of payment provisions, (ii) turnover provisions, (iii) the transfer of assets in order to limit recourse to the related Obligor or (iv) the granting of Liens (other than by the granting of Permitted Liens) on any of the collateral securing such Contract Payment, each that requires the consent of the Borrower or any lenders thereunder;

(d) either (i) extends the maturity date of more than 10% of the Aggregate Outstanding Principal Balance of Transferred Contracts arising under revolving loan facilities beyond the Facility Termination Date then in existence; provided that an Eligible Contract Payment which has been rewritten, restructured, extended or otherwise amended as described above wherein the maturity date has been extended by no more than nine months, no more than nine months of principal deferral have been granted and no principal has been forgiven or converted will not be considered a “Material Modification” (and such extension shall be limited to one time per Eligible Contract Payment); provided, further, that any extension of the maturity date of a Transferred Contract following the Facility Termination Date shall require the prior written consent of the Facility Agent (such consent not to be unreasonably withheld, delayed or conditioned) or (ii) extends the amortization schedule with respect thereto;

(e) substitutes, alters or releases (other than by the granting of Permitted Liens) the Related Security securing such Contract Payment and such substitution, alteration or release, individually or in the aggregate and as determined in the Facility Agent’s reasonable discretion, materially and adversely affects the value of such Contract Payment;

(f) results in any less financial information in respect of quarterly or annual reporting frequency, scope or otherwise being provided with respect to the related Obligor or reduces the frequency or total number of any appraisals required thereunder that, in each case, has a material adverse effect on the ability of the Collateral Manager or the Facility Agent (as determined by the Facility Agent in its reasonable discretion) to make any determinations or calculations required or permitted hereunder;

(g) (i) amends, waives, forbears, supplements or otherwise modifies in any way the definition of “permitted lien” or “indebtedness” (or such similar term) in a manner that is materially adverse to any Lender, or (ii) otherwise waives or forbears a default or an event of default or a covenant breach under the underlying instruments governing such Contract;

(h) results in any change in the currency or composition of any payment of interest or principal to any currency other than that in which such Contract Payment was originally denominated or a change to Dollars;

(i)   results in a change to or grants relief from the Borrowing Base or any related definition used therein; or

(j)   results in a change to the calculation of revenue for the related Obligor.

“Maximum Availability” means, as of any date of determination, the difference of (i) the Facility Amount minus (ii) the balance of all unfunded Advances approved but not yet funded.

“Maximum Weighted Average Debt-to-Valuation Ratio Test” means a test that will be satisfied, on any date of determination, if the Weighted Average Debt-to-Valuation of all Eligible Contracts included in the Contracts on such day is less than or equal to 25%.

“Maximum Weighted Average Remaining Maturity Test” means a test that will be satisfied, on any date of determination, if the Weighted Average Remaining Maturity of all Eligible Contracts included in the Contracts is less than or equal to 3.75 years.

“Measurement Date” means each of the following, as applicable: (i) the Effective Date; (ii) each Determination Date; (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.4; (v) each of the date that the Collateral Manager (x) has actual knowledge of the occurrence of any Revaluation Event with respect to any Contract and (y) has given notice thereof to the Facility Agent; (vi) the date of any optional repurchase or substitution pursuant to Section 7.11, Section 7.12 or Section 7.13, as applicable; (vii) the last date of the Revolving Period; (viii) the date on which the Borrower is notified of any change in the Discount Factor of any Contract; and (ix) the date of any Optional Sale.

“Minimum Equity Condition” means a test that will be satisfied on any date of determination if the Funded Equity is not less than the greater of (x) the sum of the Aggregate Outstanding Principal Balance of the five Obligors with Contracts constituting the highest Aggregate Outstanding Principal Balance and (y) $70,000,000; provided that, for purposes of calculating the above, the Aggregate Outstanding Principal Balance with respect to any Obligor shall be the sum of the outstanding Principal Balances of all Contract Payments with respect to which such Person is an Obligor.

“Minimum Weighted Average APR Test” means a test that will be satisfied, on any date of determination, if the Weighted Average APR of all Eligible Contracts that are Fixed Rate Contracts included in the Contracts on such day is equal to or greater than 6.00%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied, on any date of determination, if the Weighted Average Floating Spread of all Eligible Contracts that bear interest at a spread over the Prime Rate included in the Contracts on such day is equal to or greater than 4.00%.

“Minimum Weighted Average IRR Test” means a test that will be satisfied, on any date of determination, if the Weighted Average IRR of all Eligible Contracts included in the Contracts on such day is equal to or greater than 10%.

“Monthly Report” means a monthly report in the form of Exhibit D prepared as of the close of business on each Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate has or could have any obligation or liability, contingent or otherwise.

“Net Income” means, for any Person for any period of time, the aggregate amount of net income for such Person, after taxes, for such period, as determined in accordance with GAAP.

“New Lender” has the meaning set forth in Section 2.6(b).

“Non-Extending Lender Group” has the meaning set forth in Section 2.6(a).

“Non-Sustainable Obligor” means any Obligor (a) currently engaged (i) in activities within or in close proximity to World Heritage Sites that might impact the outstanding universal values of the site as defined by UNESCO, (ii) in activities located in or involving the clearing of primary tropical moist forests, illegal logging or uncontrolled and/or illegal use of fire (iii) as an upstream producer and / or processor of palm oil and palm fruit products that is not a member or certified in accordance with the Roundtable on Sustainable Palm Oil (“RSPO”) or time-bound committed toward RSPO certification, (iv) in expanding an existing or developing a new coal-fired power plant irrespective of location, (v) in developing greenfield thermal coal mining, or (vi) in using mountain top removal as an extraction method in mining or (b) in relation to which there is evidence of child or forced labor in accordance with international labor conventions or other human rights violations such as slavery, forced or compulsory labor and human trafficking as defined by the Modern Slavery Act 2015.

“Note” means a promissory grid note, in the form of Exhibit A, made payable to an Agent on behalf of the related Lender Group.

“Note Agent” has the meaning set forth in Section 14.1.

“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Lenders, the Agents, the Backup Collateral Manager, the Custodian, the Paying Agent, the Collection Account Bank, the Facility Agent, the Hedge Counterparty, any Cash Management Bank or any other Affected Person or Indemnified Party arising under or in connection with this Agreement, the Notes and each other Transaction Document.

“Obligor” on a Contract means any Person who owes payments under such Contract and, solely for purposes of calculating the Excess Concentration Amount, any Obligor which is an Affiliate of another Obligor shall be treated as the same Obligor; provided that for purposes of this definition, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common financial sponsor.

“Obligor Information” means, with respect to any Obligor, (i) the legal name, address and, if available to the Collateral Manager using commercially reasonable efforts, tax identification number of such Obligor, (ii) the jurisdiction in which such Obligor is domiciled, (iii) the audited financial statements for the two prior fiscal years of such Obligor (or such shorter period of time for which such audited financial statements have been prepared and are available), (iv) the Collateral Manager’s internal credit memo with respect to the Obligor and the related Contract, (v) the annual report for the most recent fiscal year of such Obligor, (vi) a company forecast of such Obligor including plans related to capital expenditures, (vii), the business model, company strategy and names of known peers of such Obligor, (viii) the shareholding pattern and details of the management team of such Obligor and (ix) details of any banking facilities and the debt maturity schedule of such Obligor.

“OFAC” has the meaning set forth in Section 9.31(a).

“Officer’s Certificate” means a certificate signed by an Executive Officer.

“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Omnibus Amendment Effective Date” means October 8, 2021.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel reasonably acceptable to the Facility Agent.

“Optional Sale” has the meaning set forth in Section 7.10.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Obligations or any Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, mortgage, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 17.16).

“Participant” has the meaning set forth in Section 15.9(a).

“Participant Register” has the meaning set forth in Section 15.9(c).

“Paying Agent” has the meaning set forth in the Preamble.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Performance Guarantor” means the Equityholder.

“Permitted Gaming Industry” means an industry in respect of which the following conditions must be satisfied:

(a) the Obligor or any of its Affiliates hold the required licenses for the jurisdiction and are in compliance with the applicable local gaming, betting and gambling legislation and regulation; and

(b) the Obligor or any of its Affiliates have satisfactory anti-financial crime policies (including anti-money laundering and anti-bribery and corruption) in place which satisfy the applicable policies of the Collateral Manager.

“Permitted Investment” means, at any time:

(a) direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b) demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (i including, if applicable, the Facility Agent, the Paying Agent or any agent thereof acting in its commercial capacity); provided, that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(c) repurchase obligations pursuant to a written agreement (i) with respect to any obligation described in clause (a) above, where the Facility Agent has taken actual or constructive delivery of such obligation in accordance with Article VIII of this Agreement, and (ii) entered into with (x) the Facility Agent or (y) the corporate trust department of a depository institution or trust company organized under the laws of the United States or any State thereof, the deposits of which are insured by the Federal Deposit Insurance Corporation and the short term unsecured debt obligations of which are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s (including, if applicable, the Facility Agent or any agent thereof acting in its commercial capacity);

(d) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any State whose long term unsecured debt obligations are assigned one of the two highest long term ratings by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that an investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the Collection Account to exceed 10% of the value of Permitted Investments held in such accounts (with Permitted Investments held in such accounts valued at par);

(e) commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(f) shares or other securities of registered money market funds which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” by Standard & Poor’s; or

(g) any other demand or time deposit, obligation, security or investment (including a hedging arrangement) as may be acceptable to the Facility Agent, as evidenced by a writing to that effect.

Permitted Investments may be purchased by or through the Facility Agent, the Paying Agent, the Collection Account Bank or any of their respective Affiliates. All Permitted Investments shall be held in the name of the Facility Agent. No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its Standard & Poor’s rating.

“Permitted Lien” means (i) the Lien in favor of the Facility Agent for the benefit of the Secured Parties, (ii) the restrictions on transferability imposed by the Transaction Documents, (iii) inchoate Liens for taxes not yet payable and mechanics’ or suppliers’ liens for services or materials supplied the payment of which is not yet overdue or for which adequate reserves have been established, (iv) as to Contract Collateral (1) the Lien in favor of the Borrower herein, (2) the leasehold interest of the Obligor in a True Lease and (3) any Liens on the Contract Collateral permitted pursuant to the applicable Contract, (v) as to Growth Capital Loans, Liens held by senior lenders with respect to subordinated Transferred Contracts, and (vi) as to Agented Contracts, Liens in favor of the agent on behalf of all the lenders or lessors of the related Obligor.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA, Section 412 and 430 of the Code, or Section 302 of ERISA and in respect of which the Borrower or any ERISA Affiliate (x) is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or (y) has or could have any obligation or liability, contingent or otherwise.

“Pledge Agreement” means the Pledge Agreement, dated as of the Effective Date, from the Equityholder, as pledger in favor of the Facility Agent, as secured party.

“Portfolio Investment” means that portion of any Warrant Asset held by the Borrower and any equity interests in a Person held by the Borrower as a result of exchanging or exercising such Warrant Asset.

“Predecessor Work Product” has the meaning set forth in Section 19.2(g).

“Prepayment Fee” has the meaning set forth in the Lender Fee Letter.

“Prepayment Notice” has the meaning set forth in Section 2.4(b)(i).

“Prime Rate” means, for any date of determination, the greater of (a) 0.0% and (b) a fluctuating rate of interest per annum equal to the “Prime Rate” most recently published in the Wall Street Journal and described as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks”.

“Principal Balance” means, as of any date, an amount equal to the product of (x) the Discount Factor of such Contract at such time multiplied by (y)(a) with respect to any Contract evidencing a Loan, (1) if such Contract is denominated and payable in Dollars, the Initial Contract Balance thereof and (2) if such Contract is denominated and payable in any Eligible Currency other than Dollars, the equivalent in Dollars (as determined by the Collateral Manager using the Applicable Exchange Rate) of the Initial Contract Balance thereof, in each case minus the sum of (i) the principal portion of all Scheduled Contract Payments received on or after the related Advance Date and on or prior to such date, (ii) the principal portion of all prepayments received and (iii) the principal portion of proceeds from any insurance policies covering the related Contract Collateral, liquidation proceeds and proceeds from any guaranties received and allocated to principal by the Collateral Manager; allocating all such payments in accordance with the terms of such Contract to the reduction of the unpaid principal balance of such Contract and in accordance with GAAP and (b) with respect to any Contract evidencing a Lease, the Borrower’s GAAP book value of such Lease.

“Principal Collections” means any and all amounts of collections received with respect to the Collateral other than Interest Collections and, prior to the occurrence of the Facility Termination Date, Retained Warrant Proceeds, including (but not limited to) (i) all Collections attributable to principal on such Collateral, (ii) the earnings on Principal Collections in the Collection Account that are invested in Permitted Investments, (iii) all Repurchase Amounts, in each case other than Retained Interests and (iv) all payments received by the Borrower pursuant to the Hedging Agreements entered into pursuant to Section 10.6. The portion of any scheduled payment under Leases attributable to principal shall be equal to the depreciation expense allocated by the Borrower to such scheduled payment in accordance with GAAP.

“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Prohibited Defense Asset” means a Contract in respect of which the related Obligor’s primary direct business is the production or distribution of antipersonnel landmines, cluster munitions, biological and chemical, radiological and nuclear weapons or their Critical Components.

“Prohibited Industry” means with respect to any Obligor, its primary business is (a) within an industry referred to in the definition of Prohibited Defense Asset; (b) the manufacture of fully completed and operational assault weapons or firearms; (c) in pornography or adult entertainment; (d) in the gaming industry (other than (i) a Permitted Gaming Industry or (ii) hospitality and/or resorts development or the management thereof); (e) in the marijuana industry; (f) in the opioid industry, (g) pay day, title or predatory lending, (h) political campaign committees or political candidates, (i) the management of private prisons or (j) to finance any other industry which is illegal under Applicable Law at the time of acquisition of such Loan.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 17.20.

“Qualified Substitute Arrangement” has the meaning set forth in Section 10.6(c).

“Rating Agencies” means Standard & Poor’s and Moody’s.

“Recipient” means (a) the Facility Agent, (b) any Agent, (c) any Lender and (d) any other recipient of a payment hereunder.

“Records” means all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by or on behalf of the Borrower with respect to Contract Payments and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower, TPVG or the Collateral Manager with respect to such Contract Payments or Obligors.

“Regulatory Authority” has the meaning set forth in Section 17.14(c).

“Reinvestment” has the meaning set forth in Section 8.5(b).

“Reinvestment Date” has the meaning set forth in Section 8.5(b).

“Reinvestment Request” has the meaning set forth in Section 8.5(b).

“Related Committed Lender” means, with respect to any Uncommitted Lender, each Committed Lender in its Lender Group.

“Related Security” means, with respect to each Transferred Contract:

(a) all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of an Obligor arising under such Transferred Contract (including any security deposits made or required to be made by such Obligor to secure such indebtedness);

(b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c) all Collections with respect to such Transferred Contract and any of the foregoing;

(d) the Contract Collateral, including any Residual, any other property securing an Obligor’s obligations under any Contract and any guarantees or similar credit enhancement for an Obligor’s obligations under any Contract (including all rights of TPVG in any security deposits and maintenance reserves), all UCC financing statements or other filings relating thereto, including all rights and remedies against any Vendor of the Contract Collateral related to the Contracts, and any agreement pursuant to which an Obligor subleases the related Contract Collateral, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e) all Records with respect to such Transferred Contract and any of the foregoing; and

(f) all recoveries from and proceeds of the foregoing.

“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6(a) to maintain Hedging Agreements.

“Reporting Date” means, with respect to any Distribution Date, the third Business Day prior to such Distribution Date.

“Repurchase Amount” means, for any Ineligible Contract for which a payment is being made pursuant to Section 7.11 or any Defaulted Contract or Delinquent Contract being repurchased pursuant to Section 6.3 of the Sale Agreement as of any time of determination, the sum of (i) the aggregate outstanding Principal Balance of such Contract as of the last Distribution Date, (ii) any accrued and unpaid interest thereon since the last Distribution Date and (iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement, incurred in connection with such payment or repurchase and the termination of any Hedge Transactions in whole or in part in connection therewith.

“Repurchased Contract” means, with respect to any Collection Period, any Contract as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Borrower or the Collateral Manager, as applicable, on or before the related Reporting Date and any Contract purchased by the Equityholder pursuant to the Sale Agreement as to which the Repurchase Amount has been deposited in the Collection Account by the Equityholder.

“Request for Release and Receipt” means a form substantially in the form of Exhibit F-2 completed and signed by the Collateral Manager.

“Required Lenders” means, at any time, (a) not fewer than two Lenders holding Advances aggregating at least 66 2/3% of all Advances or if there are no Advances outstanding, not fewer than two Lenders holding Commitments aggregating greater than 66 2/3% of all Commitments and (b) the Facility Agent.

“Required Notional Amount” means, with respect to any date of determination, the outstanding principal amount of the Advances on such date of determination.

“Residual” means, with respect to any True Lease, any interest of the lessor or its assigns, as owner of underlying Contract Collateral, in the value of the related Contract Collateral after termination of such True Lease, including the proceeds from the sale or use of the Contract Collateral after the termination of such True Lease.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to (a) TPVG, the Collateral Manager or the Borrower, its Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, or any other officer or employee of TPVG, the Collateral Manager or the Borrower directly responsible for the administration or collection of the Transferred Contracts, (b) the Custodian, any officer in the Corporate Trust Office or the document custody division of the Custodian with direct responsibility for the administration of the Contract Files, or to whom any Contract File custodial matter is referred because of his or her knowledge of or familiarity with a particular subject, (c) the Facility Agent, the president, any vice president or assistant vice president of the Facility Agent, or any other officer or employee having similar functions or (d) any other Person, the President, any Vice President or Assistant Vice President or any other officer or employee having similar functions.

“Restricted Information” has the meaning set forth in Section 10.22(b)(iii)(B).

“Retained Economic Interest” has the meaning set forth in Section 10.22(a).

“Retained Interest” means, with respect to each Transferred Contract, the following rights and obligations in such Transferred Contract and under the related documents, which are being retained by TPVG or the Equityholder (in the case of the rights and obligations described in clauses (a) and (b)(iii)) or which are held by parties other than the Borrower): (a) with respect to any Transferred Contract with an unfunded commitment on the part of the lender that does not provide by its terms that funding thereunder is in the lender’s sole and absolute discretion, all of the obligations, if any, to provide additional funding with respect to such Transferred Contract and (b) with respect to any Transferred Contract arising under an Agented Contract, (i) all of the rights and obligations, if any, of the agent under the documentation evidencing such Transferred Contract, (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Transferred Contract that relate to such portion(s) of the indebtedness that is owned by another lender and/or lessor, (iii) any unused, commitment or similar fees associated with the additional funding obligations that are not being transferred in accordance with clause (a) of this definition, (iv) any agency or any advisory, consulting or similar fees due from the Obligor associated with services provided by the agent that are not being transferred in accordance with clause (b) of this definition and (v) any origination or underwriting fee paid to TPVG or the Equityholder in connection with the origination or acquisition of such Transferred Contract.

“Retained Warrant Proceeds” means the net proceeds (including, without limitation, net of any taxes paid or payable as a result of any sale or exercise of the related Warrant Asset) realized and received by the Borrower (or its agent) from the sale or exercise of any Warrant Asset or other Portfolio Investment and deposited into the Warrant Reserve Account as required by Section 8.8.

“Revaluation Event” means each occurrence of any of the following with respect to any Contract during the time such Contract is Collateral:

(a) any Contract for which the related Obligor has not closed its most recent round of equity financing or bridge financing within the prior rolling twelve (12) month period, unless (i) such Obligor has maintained a positive Net Income over the three preceding fiscal quarters or (ii) such Obligor has sufficient cash reserves on hand to maintain its current and projected operations for the immediately following four (4) month period or, if the related Obligor closed its most recent round of equity financing or bridge financing more than twenty-four (24) months ago (measured on a rolling basis), such Obligor has sufficient cash reserves on hand to maintain its current and projected operations for the immediately following eight (8) month period (in each case, cash burn rate shall be determined by the greater of the respective average historical cash burn rate and average projected cash burn rate); provided that any Contract for which the related Obligor has provided a fully executed a term sheet (and the Borrower shall promptly notify the Facility Agent that such fully executed term sheet has been received and shall, upon the request of the Facility Agent, promptly deliver such fully executed term sheet to the Facility Agent) to raise equity financing or investor bridge financing (i) is for sufficient cash to maintain the Obligor’s current and projected operations for the immediately following twelve (12) month period (cash burn rate shall be determined by the greater of the respective average historical cash burn rate and average projected cash burn rate) and (ii) is expected to close no later than three (3) months from the date of such execution shall not be deemed to be subject to a Revaluation Event under this clause (a) (but if such equity financing or investor bridge financing does not close within such three (3) month period, a Revaluation Event shall have been deemed to have occurred at the end of such three (3) month period);

(b) the related Obligor does not have sufficient cash reserves on hand (including the undrawn committed capital of such Obligor) to maintain its current and projected operations for the immediately following four (4) month period (cash burn rate shall be determined by the greater of the average 4-month historical cash burn rate and average projected 4-month cash burn rate);

(c) any Contract has been designated as ‘Orange (4)’ by TPVG on its Credit-Watch List;

(d) the TPC Growth Stage Company has a Debt-to-Cash-Equity Ratio that exceeds 75%;

(e) the related Obligor has closed its most recent round of equity financing for a pre-money valuation less than the post-money valuation of the immediately prior round of equity financing;

(f) the related Obligor under any Contract has a Debt-to-Cash Ratio that equals or exceeds 2.00 to 1.00; or

(g) any Contract Payment at any time has a Material Modification without the consent of the Facility Agent in its sole discretion;

(h) a default occurs with respect to any Contract secured by a first priority security interest in all or substantially all assets of the related Obligor that is senior to or pari passu with the Contracts included in the Collateral;

(i) the related Obligor fails to deliver to the Borrower or the Collateral Manager any financial reporting information (i) as required by the information, documents, records or reports respecting the Transferred Contracts or the Related Security (after giving effect to any applicable grace period thereunder, up to a 30-day period for quarterly financial reporting information and a 45-day period for annual financial reporting information) and (ii) no less frequently than quarterly;

(j) the related Obligor undergoes a merger, acquisition or other restructuring that results in a change of control in such Obligor; or

(k) the Borrower sells or otherwise disposes of a portion of such Contract at a price (as a percentage of par) less than the currently assigned Discount Factor;

provided that the Facility Agent may include custom revaluation events other than those included in the definition of “Revaluation Event” as a condition of its approval of any Contract, as noted in the related Asset Approval Notice (and, for any Contract included in the Collateral as of the Effective Date that has yet to be approved by the Facility Agent as of such date by delivery of the related Asset Approval Notice, the Facility Agent in its sole discretion may include additional custom revaluation events until such Contract has been reviewed by the Facility Agent to its satisfaction); provided, further, that the Borrower may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such custom revaluation event no longer exists, in a manner and to the extent satisfactory to Facility Agent in its sole discretion.

“Revolving Contract” means a revolving loan secured by a security interest, first in priority, in all or substantially all assets of the related Obligor or a security interest, first in priority, in those assets subject to a borrowing base formula for the revolving loan.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) November 30, 2025 or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and the Facility Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5, (iii) the occurrence of a Termination Event, (iv) a default under the Constituent Documents of the Equityholder or (v) the existence of the Equityholder terminates earlier than either (x) the date set forth in clause (i) of this definition and (y) the occurrence of clause (ii) of the definition of Facility Termination Date.

“Sale Agreement” means the Receivables Sale and Contribution Agreement, dated as of February 21, 2014, by and between the Equityholder, as seller, and the Borrower, as purchaser, as amended, supplemented or restated from time to time.

“Sanction Target” has the meaning set forth in Section 9.31.

“Sanctioned Countries” has the meaning set forth in Section 9.31.

“Sanctions” has the meaning set forth in Section 9.31.

“SBCA Act” means Title VIII of the Consolidated Appropriations Act of 2018, known as the Small Business Credit Availability Act, as amended.

“SBIC Subsidiary” means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material assets of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of TPVG licensed as a small business investment company under the Small Business Investment Company Act of 1958, as amended.

“Schedule of Contracts” means the list or lists of Contracts attached to each Advance Request. Each such schedule shall identify the Contracts which are being transferred to the Borrower, shall set forth such information with respect to each such Contract as the Borrower or the Facility Agent may reasonably require and shall supplement any such schedules attached to previously delivered Advance Requests.

“Scheduled Contract Payment” means each periodic installment payable by an Obligor under a Contract for rent, principal and/or interest, excluding all supplemental or additional payments required by the terms of such Contract with respect to sales or other taxes, insurance, maintenance, ancillary products and services, late fees, penalties, default interest and other specific charges.

“Second Lien Contract” means a Growth Capital Loan secured by a security interest in substantially all assets of the related Obligor, other than a security interest, first in priority, in substantially all assets of the related Obligor, which serve as collateral to an existing and outstanding revolving facility or term loan (with or without an accompanying revolving facility) to another financing provider.

“Second Omnibus Amendment Effective Date” means July 22, 2022.

“Secured Parties” means, collectively, each Agent, each Lender, the Facility Agent, the Backup Collateral Manager, the Custodian, the Paying Agent, the Collection Account Bank, the Hedge Counterparty, any Cash Management Bank or any other Affected Person and Indemnified Party and their respective successors and assigns.

“Security Deposit Collection Account” means a segregated, non-interest bearing securities account number 01419647, which is created and maintained on the books and records of the Collection Account Bank entitled “Security Deposit Collection Account” in the name of the Borrower and subject to the Lien of the Facility Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Senior Costs” means, as of any date of determination, the sum of (a) all Carrying Costs plus (b) the Collateral Manager Fee plus (c) the Facility Agent Fee plus (d) the Backup Collateral Manager Fee plus (e) all fees due to the Custodian under the Custodian Fee Letter, each for the related Collection Period plus (f) the Unused Fee.

“Seventeenth Amendment Effective Date” means August 6, 2024.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“Software as a Service” and “SaaS” mean the industry code 6050b as set forth in Exhibit M, as determined, in the reasonable discretion of the Collateral Manager, as of the date of determination.

“Software Industry” means the industry code 6050 as set forth in Exhibit M, as determined, in the reasonable discretion of the Collateral Manager, as of the date of determination.

“SR Lender” means each Lender that is subject to the EU Securitization Rules.

“Structured Lender” means any Person whose principal business consists of issuing commercial paper, medium term notes or other securities to fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets or interests therein and which is required by any nationally recognized statistical rating organization which is rating such securities to obtain from its principal debtors an agreement such as that set forth in Section 17.11(a) of this Agreement in order to maintain such rating.

“Structured Lender Liquidity Arrangement” means each liquidity, credit enhancement or “back-stop” purchase or loan facility for a Lender which is a Structured Lender relating to this Agreement.

“Subject Laws” means the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or interests as have more than 50% of the ordinary voting power for the election of directors, managers or general partners, as applicable.

“Support Facility” means any liquidity or credit support agreement with a Structured Lender which relates to this Agreement (including any agreement to purchase an assignment of or participation in the Notes.

“Support Party” means any bank, insurance company or other financial institution extending or having a commitment to extend funds to or for the account of a Structured Lender (including by agreement to purchase an assignment of or participation in the Notes) under a Support Facility.

“Supported QFC” has the meaning set forth in Section 17.20.

“Tangible Net Worth” means, with respect to any Person, the consolidated assets minus the consolidated liabilities of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Technology Exchange Option” means, with respect to any Contract, the Obligor’s option on or after the expiration of the 12th month after the effectiveness of the applicable summary schedule, to replace any of the existing technological equipment (other than any software or any soft costs financed, including, tenant improvements and custom equipment) subject to such Contract (the “Replaced Equipment”) and such schedule with new technological equipment (the “Substitute Equipment”), subject to the commercially reasonable discretion of the Facility Agent.

“Term SOFR” means, for any calculation with respect to an Advance in Dollars (other than an Advance bearing interest at the Alternate Base Rate), the sum of (i) the greater of (i) 0.50% and (ii) the Term SOFR Reference Rate for a tenor of three (3) months on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the relevant Accrual Period, as such rate is published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Facility Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR” in this Section 1.1.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR as published by the Term SOFR Administrator.

“Termination Event” means the occurrence of any of the following:

(a) any Event of Default hereunder;

(b) any Collateral Manager Default hereunder;

(c) the Borrower fails to satisfy any of the Collateral Quality Tests on any date of determination hereunder and such failure continues for thirty (30) or more days;

(d) (i) as of any Distribution Date, the 3-month rolling average of the Interest Spread Measure is less than or equal to 5.00% and (ii) as of the following Reporting Date, the Interest Spread Measure does not exceed 5.00%;

(e) as of any date of determination, the rolling three-month average Default Ratio is greater than 7.5%;

(f) as of any date of determination, the rolling three-month average Delinquency Ratio is greater than 10.0%;

(g) any of TPVG or the Collateral Manager fails to pay any principal of or premium or interest on any Indebtedness having an aggregate principal balance in excess of $5,000,000 when due, by acceleration or otherwise and such failure shall continue after all applicable grace periods thereon; or

(h) TPVG’s Asset Coverage Ratio is less than the amount required as set forth in Section 6.2(k) for one (1) quarter.

“TPC” means TriplePoint Capital LLC, a Delaware limited liability company.

“TPC Growth Stage Company” means any company that (x) generated greater than $15,000,000 annualized gross revenue as of the most recent calendar quarter and (y) has sufficient venture capital backing (as determined by the Collateral Manager).

“TPVG” has the meaning set forth in the Preamble.

“Transaction Documents” means this Agreement, the Notes, the Pledge Agreement, the Lockbox Agreement, the Account Agreement, the Sale Agreement, the Administrative Agreement, the Bad Acts Guaranty, the Lender Fee Letter, the Facility Agent Fee Letter, the Backup Collateral Manager Fee Letter, the Custodian Fee Letter, any Joinder Agreement and the other documents to be executed and delivered in connection with this Agreement, specifically excluding from the foregoing, however, Transferred Contracts delivered in connection with this Agreement.

“Transferred Contract” means each Contract which appears on an Advance Request submitted to the Paying Agent by the Borrower and that is purchased pursuant to the Sale Agreement. Any Contract that is released from the Lien granted to the Facility Agent for the benefit of the Secured Parties pursuant hereto, including any Contract that is purchased by the Equityholder pursuant to Section 6.1 of the Sale Agreement following the Paying Agent’s receipt of the Repurchase Amount for such Contract, shall not be a “Transferred Contract” after such Contract is so released.

“Transition Costs” means all costs and expenses (up to an aggregate amount of $50,000) incurred by any successor Collateral Manager in connection with the transition of the duties and obligations of the Collateral Manager to such successor Collateral Manager including, for the avoidance of doubt, as described in Section 7.13(d).

“TriplePoint Agented Contract” means an Agented Contract where each lender thereon is TPC, TPVG or any of their Affiliates.

“True Lease” means a Lease which is not a Finance Lease.

“Twelfth Amendment Effective Date” means December 11, 2020.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“UK AIFM Regulations” means the UK Alternative Investment Fund Managers Regulations 2013.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

“Unmatured Collateral Manager Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Collateral Manager Default.

“Unused Fee” means a fee payable pursuant to Section 3.1(b) for each day of the related Collection Period equal to the product of (x) the difference between the aggregate Commitments on such day minus the aggregate principal amount of outstanding Advances on such day, multiplied by (y) the Unused Fee Rate multiplied by (z) 1/360.

“Unused Fee Rate” has the meaning set forth in the Lender Fee Letter.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 17.20.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.3(f).

“Vendor” means, with respect to any Contract, the equipment manufacturer, dealer or distributor or other Person that provided products or services with respect to the Contract Collateral under such Contract.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warrant Asset” means the Borrower’s economic interest in any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by TPVG or the Equityholder as an “equity kicker” from the Obligor in connection with such Transferred Contract; provided that the term Warrant Asset shall in no event include the right of TPVG or the Equityholder to participate as an investor in future equity financings by an Obligor.

“Warrant Reserve Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 01419647 which is created and maintained on the books and records of the Collection Account Bank entitled “Warrant Reserve Account” in the name of the Borrower and subject to the prior Lien of the Facility Agent for the benefit of the Secured Parties, which is established and maintained pursuant to, Section 8.1(a).

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Contracts included in the Aggregate Contracts Balance, the number obtained by dividing (i) the amount obtained by summing the products obtained by multiplying (a) the Advance Rate of each such Eligible Contract by (b) such Eligible Contract’s contribution to the Aggregate Contracts Balance by (ii) the Aggregate Contracts Balance, in each case, as of such date.

“Weighted Average APR” means, as of any date of determination with respect to all Eligible Contracts that are Fixed Rate Contracts included in the Collateral, the number obtained by (i) summing the products obtained by multiplying (a) the APR of such Eligible Contract by (b) the Principal Balance of such Eligible Contract and (ii) dividing such sum by the Aggregate Outstanding Principal Balance of all Eligible Contracts included in the Collateral on such date.

“Weighted Average Debt-to-Valuation” means, as of any date of determination with respect to all Eligible Contracts included in the Collateral, the number (expressed as a percentage) obtained by (i) summing the products obtained by multiplying (a) the consolidated Debt-to-Enterprise Value Ratio (as determined by the Collateral Manager and including all debt of such Obligor that is senior to or pari passu to the debt owed to the Borrower) of the related Obligor by (b) the Principal Balance of such Eligible Contract and (ii) dividing such sum by the Aggregate Outstanding Principal Balance of all Eligible Contracts included in the Collateral on such date.

“Weighted Average Floating Spread” means, as of any date of determination with respect to all Eligible Contracts that bear interest at a spread over the Prime Rate included in the Collateral, the spread obtained by (i) summing the products obtained by multiplying (a) the stated interest rate spread on such Eligible Contract above the Prime Rate by (b) the Principal Balance of such Eligible Contract and (ii) dividing such sum by the Aggregate Outstanding Principal Balance of all Eligible Contracts included in the Collateral on such date.

“Weighted Average IRR” means, as of any date of determination with respect to all Eligible Contracts included in the Collateral, the number obtained by (i) summing the products obtained by multiplying (a) the IRR of such Eligible Contract by (b) the Principal Balance of such Eligible Contract and (ii) dividing such sum by the Aggregate Outstanding Principal Balance of all Eligible Contracts included in the Collateral on such date.

“Weighted Average Remaining Maturity” means, as of any date of determination with respect to all Eligible Contracts included in the Collateral, the number of years following such date obtained by (i) summing the products obtained by multiplying (a) the remaining maturity measured in months divided by 12 at such time of each such Eligible Contract by (b) the Principal Balance of such Eligible Contract and (ii) dividing such sum by the Aggregate Outstanding Principal Balance of all Eligible Contracts included in the Collateral on such date.

“Withholding Agent” means the Borrower, the Facility Agent, the Paying Agent and the Collateral Manager.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under the Bail-In Legislation that are related to or ancillary to any of those powers.

“written” or “in writing” (and other variations thereof) means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

“Yield” means, with respect to any period, the daily interest accrued on Advances during such period as provided for in Article III.

Section 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto.

(b) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, the term “including” means “including without limitation,” and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d) The following terms which are defined in the UCC in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Certificated Securities, Chattel Paper, Control, Deposit Account, Documents, Equipment, Financial Assets, Funds-Transfer System, General Intangibles, Indorse and Indorsed, Instruments, Inventory, Investment Property, Proceeds, Securities Account, Securities Intermediary, Security Certificates, Security Entitlements, Security Interest and Uncertificated Securities.

(e) On each date on which the Aggregate Contracts Balance or the Borrowing Base is required to be calculated hereunder, the eligibility of each of the Contracts shall be redetermined as of such calculation date and, as a consequence thereof, Contracts having Contract Payments that were Eligible Contract Payments on a prior calculation date may be excluded from the Aggregate Contracts Balance or the Borrowing Base (as the case may be) on the date of calculation.

(f) Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Sale Agreement.

(g) Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.

(h) Unless otherwise specified, each reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

(i) All calculations required to be made hereunder with respect to the Contracts, the Maximum Availability and the Borrowing Base shall be made on a trade date basis and after giving effect to (x) all purchases or sales to be entered into on such trade date, (y) all Advances requested to be made on such trade date plus the balance of all unfunded Advances to be made in connection with the Borrower’s purchase of previously requested (and approved) Contracts or any funding with respect to a revolving loan facility included in the Collateral and (z) the deemed application of any Principal Collections on deposit in the Collection Account necessary to settle all outstanding and unsettled assignments.

(j) Any use of the term “knowledge” or “actual knowledge” in this Agreement shall mean actual knowledge after reasonable inquiry.

(k) Any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Facility Agent in its sole discretion.

(l) For purposes of this Agreement, an Event of Default or Collateral Manager Default shall be deemed to be continuing until it is waived in accordance with Section 17.2.

(m) Determinations of the Eligible Contract Payments, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the highest Borrowing Base at the time of determination, it being understood that an Eligible Contract Payment (or portion thereof) that falls into more than one such category of Eligible Contract Payment will be deemed, solely for the purposes of such determination, to fall only into the category that produces the highest such Borrowing Base at such time (without duplication).

(n) Unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower and Facility Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to the Facility Agent a written reconciliation in form and substance reasonably satisfactory to the Facility Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.

Article II

THE FACILITY, ADVANCE PROCEDURES AND NOTES

Section 2.1 Advances. (a) On the terms and subject to the conditions set forth in this Agreement, each Lender Group hereby agrees to make advances to or on behalf of the Borrower (individually, an “Advance” and collectively the “Advances”) from time to time on any date (each such date on which an Advance is made, an “Advance Date”) during the period from the Effective Date to the end of the Revolving Period; provided that there shall be no more than two (2) Advance Dates during any calendar week.

(b) Under no circumstances shall any Lender make an Advance if, after giving effect to such Advance and any purchase of Eligible Contracts in connection therewith, the aggregate outstanding principal amount of all Advances would exceed the lowest of (i) the Facility Amount, (ii) the Borrowing Base and (iii) the Maximum Availability, or (ii) in the case of a Committed Lender, the aggregate principal amount of the Advances funded by such Committed Lender would exceed such Committed Lender’s Commitment. Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Advances.

Section 2.2 Funding of Advances. (a) Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Advances hereunder by giving notice to the Facility Agent, the Paying Agent and each Agent of the proposed Advance at or prior to 2:00 p.m., New York City time, at least two (2) Business Days prior to the proposed Advance Date. Such notice (herein called the “Advance Request”) shall be in the form of Exhibit C-1 and shall include (among other things) the proposed Advance Date and amount of such proposed Advance, and shall, if applicable, be accompanied by an Asset Approval Request setting forth the information required therein with respect to the Contracts to be acquired by the Borrower on the Advance Date (if applicable). The amount of any Advance shall at least be equal to the least of (x) $250,000, (y) the (1) Borrowing Base on such day minus (2) the Advances outstanding on such day and (z) the (1) Facility Amount on such day minus (2) the Advances outstanding on such day before giving effect to the requested Advance as of such date. Any Advance Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower. Neither the Facility Agent nor the Paying Agent shall have any obligation to lend funds hereunder. Subject to receipt by the Paying Agent of an Officer’s Certificate of the Borrower confirming the satisfaction of the conditions precedent set forth in Section 6.2, and the Paying Agent’s receipt of such funds from the Lenders in sufficient time and no later than 2:00 p.m., New York City time, on such Advance Date, the Paying Agent shall make the proceeds of such requested Advances available to the Borrower by deposit to such account as may be designated by the Borrower in the Advance Request or otherwise by prior written notice received by the Paying Agent in same day funds no later than 3:00 p.m., New York City time, on such Advance Date.

(b) Committed Lender’s Commitment. At no time will any Uncommitted Lender have any obligation to fund an Advance. At all times on and after the Conduit Advance Termination Date for a Conduit Lender in a Lender Group, all Advances shall be made by the Committed Lenders in such Lender Group. At any time when any Uncommitted Lender has failed to or has rejected a request to fund an Advance, its Agent shall so notify the Related Committed Lender and such Related Committed Lender shall fund such Advance to the Paying Agent. Notwithstanding anything contained in this Section 2.2(b) or elsewhere in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Agent or the Borrower with funds in connection with an Advance in an amount that would result in the portion of the Advances then funded by it exceeding its Commitment then in effect (minus the unrecovered principal amount of such Committed Lender’s investments in the Advances pursuant to the Structured Lender Liquidity Arrangement to which it is a party). The obligation of the Committed Lender in each Lender Group to remit any Advance shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Agent shall not relieve any other Committed Lender of its obligation hereunder.

Section 2.3 Notes. The Borrower shall, upon request of any Lender Group, on or after such Lender Group becomes a party hereto (whether on the Effective Date or by assignment or otherwise), execute and deliver a Note evidencing the Advances of such Lender Group. Each such Note shall be payable to the Agent for such Lender Group in a face amount equal to the applicable Lender Group’s Commitment as of the Effective Date or the effective date on which such Lender Group becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Advances evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

Section 2.4 Repayment and Prepayments. (a) The Borrower shall repay the Advances outstanding (i) on each Distribution Date to the extent required to be paid hereunder and funds are available therefor pursuant to Section 8.5 and (ii) in full upon any acceleration pursuant to Section 13.2 and on the Facility Termination Date.

(b) Prior to the Facility Termination Date, the Borrower may, from time to time on any Business Day (but not more than two times per calendar week), make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Advance using Principal Collections on deposit in the Collection Account or other funds available to the Borrower on such date; provided, that

(i) all such voluntary prepayments shall require prior written notice to the Paying Agent (with a copy to the Facility Agent and each Agent) by 2:00 p.m. one (1) Business Day prior to such voluntary prepayment, which notice (herein called the “Prepayment Notice”) shall be in the form of Exhibit C-4 and shall include (among other things) the proposed date of such prepayment and the amount and allocation of such prepayment;

(ii) each such voluntary partial prepayment shall be in a minimum amount of $250,000; and

(iii) each prepayment shall be applied on the Business Day received by the Paying Agent if received by 2:00 p.m., New York City time, on such day by the Paying Agent as Amount Available constituting Principal Collections pursuant to Section 8.5(a) as if (x) the date of such prepayment were a Distribution Date and (y) such prepayment occurred during the Collection Period to which such Distribution Date relates; provided, that the Collateral Manager shall direct the Paying Agent as to the pro rata distribution to the Agent for each Lender Group.

(c) Prior to the Facility Termination Date, the Borrower shall, if the outstanding principal amount of Advances exceeds the Borrowing Base, make a prepayment of the Advances in an amount equal to such excess or acquire additional Eligible Contracts, or cause additional Eligible Contracts to be contributed by TPVG, in each case in an amount equal to such excess, within five Business Days of the date such excess first exists.

Each such prepayment shall be subject to the payment of any amounts required by Section 2.5(b) (if any) resulting from a prepayment or payment.

Section 2.5 Permanent Reduction of Facility Amount. (a) The Borrower may at any time upon five Business Days’ prior written notice to the Facility Agent, permanently reduce the Facility Amount (i) in whole upon payment in full (in accordance with Section 2.4) of the aggregate outstanding principal amount of all Advances or (ii) in part by any pro rata amount that the Facility Amount exceeds the aggregate outstanding principal amount of all Advances (after giving effect to any concurrent prepayment thereof). In connection with any permanent reduction of the Facility Amount under this Section 2.5(a), the Commitment of each Committed Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Committed Lenders such that the sum of all Commitments will equal the newly reduced Facility Amount.

(b) As a condition precedent to any permanent reduction of the Facility Amount pursuant to Section 2.5(a), the Borrower shall pay to the Facility Agent, for the respective accounts of the Lenders, any applicable Prepayment Fee.

Section 2.6 Extension of Revolving Period.

(a) The Borrower may, at any time prior to the date that is thirty (30) days prior to the last day of the Revolving Period, request an extension of the Revolving Period by providing written notice of such request to each Agent and to the Facility Agent (an “Extension Request”). Any Lender Group agreeing to extend the Revolving Period with respect to its Commitment (each, an “Extending Lender Group”) shall, through its Agent, provide written notice of its agreement to extend the Revolving Period to the Facility Agent and the Borrower. No Lender Group shall have any obligation to agree to extend the Revolving Period with respect to its Commitment; and in the event any Agent, on behalf of its Lender Group, shall not provide written notice of its agreement to extend the Revolving Period within thirty (30) days following its receipt of the Extension Request, such Lender Group shall be deemed to have rejected such Extension Request (each, a “Non-Extending Lender Group”). The Borrower may withdraw any Extension Request in its sole discretion prior to the effectiveness of such extension, including without limitation in connection with any rejection or deemed rejection by any Agent (on behalf of its Lender Group) of any Extension Request.

(b) In the event there shall be one or more Non-Extending Lender Groups, the Borrower may, in accordance with Section 2.10, (i) by notice to the Facility Agent and the Agent for each Extending Lender Group, invite each Extending Lender Group to increase their Commitment by purchasing a pro rata amount of the Non-Extending Lender Group’s Commitment, (ii) invite one or more financial institutions to purchase the Commitments of the Non-Extending Lender Group(s) and become a “Lender” under this Agreement (each a “New Lender”) or (iii) have the Non-Extending Lender Group’s Commitment terminated.

(c) The Revolving Period with respect to Commitments of the Extending Lender Group and each New Lender, as applicable, will be extended pursuant to an amendment to this Agreement among the Borrower, the Facility Agent and each member of the Extending Lender Group and each New Lender, if any, without the consent of any other Person, and the Required Lenders hereby expressly authorize the execution and delivery of any such amendment.

Section 2.7 Calculation of Discount Factor.

(a) In connection with the purchase of each Contract and prior to such Contract being purchased by the Borrower and included in the Collateral, the Facility Agent will assign (in its sole discretion) a Discount Factor for such Contract, which Discount Factor shall remain effective for such Contract except as provided in clause (b) below.

(b) If a Revaluation Event occurs with respect to any Contract, the Discount Factor of such Contract may be amended by the Facility Agent, in its sole discretion. The Facility Agent will provide written notice of the revised Discount Factor to the Borrower and the Collateral Manager. To the extent the Collateral Manager has actual knowledge or has received notice of any Revaluation Event with respect to any Contract, the Collateral Manager shall give prompt notice thereof to the Facility Agent (but, in any event, not later than two Business Days after it receives notice or gains actual knowledge thereof).

Section 2.8 Increase in Facility Amount. The Borrower may, at any time after the Effective Date, deliver a written notice to the Facility Agent, each Agent and the Custodian (x) certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing and (y) requesting one or more increases of the Facility Amount to an amount not to exceed $400,000,000 (the amount so requested being the “Increased Facility Amount”). The Facility Amount shall be so increased to the Increased Facility Amount on the later of (x) the second Business Day immediately following the receipt of such written notice by the Facility Agent, the Custodian and each Agent and (y) the date on which any Lender agreeing to increase its Commitment, and any new lender or lenders selected by the Facility Agent and reasonably acceptable to the Borrower agreeing to join this Agreement as a Lender to provide new Commitments, have executed such documentation as the Facility Agent may reasonably require to evidence increased Commitments or new Commitments which, together with all other Commitments in effect at such date, equal in the aggregate the Increased Facility Amount. Any amendment may, with the consent of the Facility Agent, Borrower and the Lenders or prospective lenders agreeing to the proposed increase(s), effect such amendments to this Agreement and the other Transaction Documents as may be necessary to effectuate the provisions of this Section 2.8 without the consent of any Lender not agreeing to increase its Commitment. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

Section 2.9 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) any payment of principal, interest, fees or other amounts received by the Paying Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Facility Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Facility Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Facility Agent in its sole discretion)), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Facility Agent; third, if so determined by the Facility Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Advances under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Facility Agent in its sole discretion), to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.9 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(ii) for any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to (x) receive any fees hereunder for any period during which that Lender is a Defaulting Lender (and under no circumstance shall the Borrower retroactively be or become required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) or (y) exercise any voting or other discretion with respect to such Lender’s Commitments hereunder.

(b) If the Facility Agent and the Borrower determine in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Facility Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Facility Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.10 Replacement of Lenders. If any Lender is being replaced pursuant to Section 17.16, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Facility Agent, require such Lender to (1) within three (3) Business Days of Borrower’s request, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article XVI), all of its interests, rights and obligations under this Agreement and the Transaction Documents to an assignee that shall assume such obligations (which assignee may be an existing Lender, if such existing Lender accepts such assignment, and if the Lender being replaced shall refuse or fail to execute and deliver any such documentation required for assignment prior to the effective date of such replacement, the Facility Agent may, but shall not be required to, execute and deliver such assignment in the name and on behalf of the Lender being replaced and, irrespective of whether the Facility Agent executes and delivers such assignment documentation, the Lender being replaced shall be deemed to have executed and delivered such assignment documentation) or (2) terminate all of its interests, rights and obligations under this Agreement and the Transaction Documents and reduce the aggregate Commitments outstanding; provided that:

(a) (A) if such Lender’s Commitments have been assigned pursuant to clause (1) above, such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (B) if such Lender’s Commitments have been terminated pursuant to clause (2) above, such Lender shall have received payment of all such amounts payable to it hereunder from the Borrower; provided that any non-pro rata payments to a Lender hereunder must be consented to by the Facility Agent; and

(b) such assignment, delegation or termination does not conflict with Applicable Law.

Article III

YIELD, FEES, ETC.

Section 3.1 Yield and Unused Fee. (a) The Borrower hereby promises to pay, on the dates specified in Section 3.2, Yield on the outstanding amount of each Advance (or each portion thereof) for the period commencing on the applicable Advance Date until such Advance is paid in full. No provision of this Agreement or the Notes shall require the payment or permit the collection of Yield in excess of the maximum amount permitted by Applicable Law.

(b) The Borrower shall pay the Unused Fee on the dates specified in Section 3.2.

Section 3.2 Yield and Unused Fee Distribution Dates. Yield accrued on each Advance (including any previously accrued and unpaid Yield) and the Unused Fee (as applicable) shall be payable, without duplication:

(a) on the Facility Termination Date;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance; and

(c) on each Distribution Date.

Section 3.3 Yield Calculation. The Advances shall bear interest on each day during each Accrual Period at a rate per annum equal to the product of (a) the Interest Rate for such Accrual Period multiplied by (b) the outstanding amount of the Advances on such day. All Yield shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Yield is payable over a year comprised of 360 days; provided that the Yield for any Note accruing interest at the Alternate Base Rate shall be computed on the basis of the actual number of days elapsed over a year comprised of 365 or 366 days.

Section 3.4 Computation of Yield, Fees, Etc. Each Agent (on behalf of its respective Lender Group) and the Facility Agent (for itself) shall determine the applicable Yield, all Fees and any other amounts hereunder to be paid by the Borrower on each Distribution Date for the related Accrual Period and shall advise the Collateral Manager thereof in writing no later than the fifth (5th) day immediately prior to such Distribution Date. Such reporting may also include an accounting of any amounts due and payable pursuant to Sections 4.3 and 5.1.

Article IV

PAYMENTS; TAXES

Section 4.1 Making of Payments. Subject to, and in accordance with, the provisions hereof and Section 2.4 or Section 8.5(a), as applicable, all payments of principal of or Yield on the Advances and other amounts due to the Lenders shall be made pursuant to Section 8.5(a) no later than 3:00 p.m., New York City time, on the day when due in lawful money of the United States of America in immediately available funds. Payments received by any Lender or Agent after 3:00 p.m., New York City time, on any day will be deemed to have been received by such Lender or Agent on the next following Business Day. The respective Agent for each Lender Group shall allocate to the Lenders in its Lender Group each payment in respect of the Advances received by the respective Agent as provided by Section 8.5(a) or Section 2.4, as applicable. Payments in reduction of the principal amount of the Advances shall be allocated and applied to Lenders pro rata based on their respective portions of such Advances, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower. Payments of Yield and Unused Fee shall be allocated and applied to Lenders pro rata based upon the respective amounts of such Yield and Unused Fee due and payable to them.

Section 4.2 Due Date Extension. If any payment of principal or Yield with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Yield shall accrue and be payable for the period of such extension at the rate applicable to such Advance.

Section 4.3 Taxes. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or TPVG under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or TPVG (as applicable) shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Official Body in accordance with Applicable Law, or at the option of the Facility Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Facility Agent), or by the Facility Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Facility Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.9 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Facility Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Facility Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Facility Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Facility Agent to the Lender from any other source against any amount due to the Facility Agent under this Section 4.3(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to an Official Body pursuant to this Section 4.3, the Borrower shall deliver to the Facility Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Facility Agent, at the time or times reasonably requested by the Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.3(f)(ii)(A), Section 4.3(f)(ii)(B) and Section 4.3(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Facility Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Facility Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Facility Agent as may be necessary for the Borrower and the Facility Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Facility Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.3(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.3(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and amounts giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Facility Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(i) Defined Terms. For purposes of this Section 4.3, the term “Applicable Law” includes FATCA.

Article V

INCREASED COSTS, ETC.

Section 5.1 Increased Costs, Capital Adequacy. (a) If, due to either (i) the introduction of or any change following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application arising following the date hereof of any Applicable Law, in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Official Body (whether or not having the force of law), (A) there shall be any increase in the cost to the Facility Agent, any Agent, any Lender, or any successor or assign thereof (each of which shall be an “Affected Person”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Person hereunder), as the case may be, (B) there shall be any reduction in the amount of any sum received or receivable by an Affected Person under this Agreement or under any other Transaction Document, or (C) any Recipient is subject to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, in each case, the Borrower shall, from time to time, after written demand by the Facility Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Person, pay to such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs or reduced payments within thirty (30) days after such demand.

(b) If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application arising following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Person with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Official Body or agency, including, without limitation, compliance by an Affected Person with any request or directive regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of any Affected Person, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Person could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Person with respect to capital adequacy), by an amount deemed by such Affected Person to be material, then, from time to time, after demand by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Facility Agent on behalf of such Affected Person such additional amounts as will compensate such Affected Person for such reduction but only to the extent there are amounts available therefore on any given day pursuant to Section 8.5(a).

(c) If an Affected Person shall at any time (without regard to whether any Basel III Regulations are then in effect) suffer or incur (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding such Affected Person or any of its Affiliates is required or expected to maintain in connection with the transactions contemplated herein, without regard to (A) whether such charge, assessment, cost or expense is imposed or recognized internally, externally or inter-company or (B) whether it is determined in reference to a reduction in the rate of return on such Affected Person’s or Affiliate’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by such Affected Person or its Affiliates or otherwise, or (ii) any other imputed cost or expense arising by reason of the actual or anticipated compliance by such Affected Person or any of its Affiliates with the Basel III Regulations, then, upon demand by or on behalf of such Affected Person through the Facility Agent, the Borrower shall pay to the Facility Agent, for the benefit of such Affected Person, such amount as will, in the determination of such Affected Person, compensate such Affected Person therefor but only to the extent there are amounts available therefor on any given day pursuant to Section 8.5(a). A certificate of the applicable Affected Person setting forth the amount or amounts necessary to compensate the Affected Person under this Section 5.1(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) In determining any amount provided for in this Section 5.1, the Affected Person may use any reasonable averaging and attribution methods. The Facility Agent, on behalf of any Affected Person making a claim under this Section 5.1, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

Article VI

EFFECTIVENESS; CONDITIONS TO ADVANCES

Section 6.1 Effectiveness. This Agreement shall become effective on the first day (the “Effective Date”) on which the Facility Agent, on behalf of the Lenders, shall have received the following, each in form and substance satisfactory to the Facility Agent:

(a) Transaction Documents. This Agreement and each other Transaction Document, in each case duly executed by each party thereto;

(b) Notes. For each Lender Group that has requested the same, a Note duly completed and executed by the Borrower and payable to the Agent for such Lender Group;

(c) Establishment of Accounts. Evidence that each Account has been established;

(d) Resolutions. Certified copies of the resolutions of the board of managers (or similar items) of the Borrower, the Equityholder and the Collateral Manager approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(e) Organizational Documents. The certificate of formation (or similar organizational document) of each of the Borrower, the Equityholder and the Collateral Manager certified by the Secretary of State of its jurisdiction of organization; and a certified, executed copy of the Borrower’s, the Equityholder’s and the Collateral Manager’s organizational documents;

(f) Good Standing Certificates. Good standing certificates for each of the Borrower, the Equityholder and the Collateral Manager issued by the applicable Official Body of its jurisdiction of organization;

(g) Incumbency. A certificate of the secretary or assistant secretary of each of the Borrower, the Equityholder and the Collateral Manager certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;

(h) Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Facility Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Facility Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder;

(i) Searches. Certified copies of Requests for Information or Copies (Form UCC-11) (or a similar search report certified by a party acceptable to the Facility Agent), dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Borrower or TPVG (under their respective present names and any previous names) as debtor and which are filed in the jurisdictions in which filings were made pursuant to Section 6.1(i), together with copies of such financing statements;

(j) Opinions. Legal opinions of Troutman Sanders, LLP, special counsel for the Borrower, the Equityholder and the Collateral Manager, and of Nixon Peabody, LLP, counsel for the Custodian, each in form and substance reasonably satisfactory to the Facility Agent covering such matters as the Facility Agent may reasonably request;

(k) No Event of Default, etc. Each of the Transaction Documents is in full force and effect and (i) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the issuance of the Notes and the borrowing hereunder and (ii) the representations and warranties of the Borrower and TPVG contained herein and in the other Transaction Documents are true and correct as of the Effective Date;

(l) Termination of Existing Liens. Executed UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Contract Payments or the related Contracts previously granted by the Borrower or TPVG and the executed pay-off letters reasonably requested by the Facility Agent;

(m) Payment of Fees. The Facility Agent shall have received evidence that all Fees due to the Lenders on the Effective Date have been paid in full;

(n) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the formation date of the Equityholder and no litigation shall have commenced which, if successful, could have a Material Adverse Effect;

(o) Beneficial Ownership Certification. The Facility Agent shall have received the Beneficial Ownership Certification in respect of the Borrower; and

(p) Other. Such other approvals, documents, opinions, certificates and reports as the Facility Agent may reasonably request.

Section 6.2 Advances and Reinvestments. The making of any Advance (including the initial Advance hereunder) and any Reinvestment are all subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent that:

(a) No Event of Default, Etc. Each of the Transaction Documents shall be in full force and effect (unless terminated in accordance with the terms of the Transaction Documents) and (i) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or will result from the making of such Advance or Reinvestment, (ii) no Collateral Manager Default or Unmatured Collateral Manager Default shall have occurred and be continuing or will result from the making of such Advance or Reinvestment, (iii) the representations and warranties of the Borrower and the Collateral Manager contained herein and in the other Transaction Documents shall be true and correct in all respects as of the related Funding Date (or if such representation and warranty specifically refers to an earlier date, such earlier date), with the same effect as though made on the date of (and after giving effect to) such Advance or Reinvestment (or, if applicable, such earlier specified date), and (iv) after giving effect to such Advance or Reinvestment (and any purchase of Eligible Contracts in connection therewith), the aggregate principal amount of all Advances outstanding will not exceed the Borrowing Base or the Facility Amount;

(b) Requests. (i) In connection with the funding of any Advance pursuant to Section 2.2(a), the Paying Agent, each Agent and the Facility Agent shall have received the Advance Request for such Advance in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith and (ii) in connection with any Reinvestment, the Paying Agent, each Agent and the Facility Agent shall have received the Reinvestment Request for such Reinvestment in accordance with Section 8.5(b), together with all items required to be delivered in connection therewith;

(c) Revolving Period. The Revolving Period shall not have ended;

(d) Document Checklist. The Facility Agent shall have received a Certification for each Contract to be added to the Collateral on the related Funding Date;

(e) Borrowing Base Confirmation. The Paying Agent and the Facility Agent shall have received an Officer’s Certificate of the Borrower or the Collateral Manager (which may be included as part of the Advance Request or Reinvestment Request and includes a Borrowing Base Certificate in the form of Exhibit K) computed as of the date of such request and after giving effect thereto and to the purchase by the Borrower of the Contracts to be purchased by it under the Sale Agreement on such date (if any), demonstrating that the aggregate principal amount of all Advances outstanding shall not exceed the Borrowing Base, the Maximum Availability or the Facility Amount, calculated as of the Funding Date as if the Contracts purchased by the Borrower on such Funding Date were owned by the Borrower and (ii) the Minimum Equity Condition is satisfied;

(f) Hedging Agreements. The Facility Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 10.6;

(g) Facility Agent Approval. In connection with the acquisition of any Contract by the Borrower or the incremental pledge of any Contract owned by the Borrower, (1) the Borrower shall have received an Asset Approval Notice with respect to such Contract from the Facility Agent and (2) the Borrower (or the Collateral Manager on its behalf) shall have given electronic notice back to the Facility Agent that it acknowledges and agrees to the terms set forth in the related Asset Approval Notice;

(h) Permitted Use. The proceeds of any Advance or Reinvestment will be used solely by the Borrower (A) to acquire Contracts as identified on the applicable Asset Approval Request, (B) to satisfy any unfunded commitments in connection with any Revolving Contract or (C) to make a distribution pursuant to Section 10.16;

(i) IPO. The Collateral Manager shall complete the initial public offering of its common equity to third-party investors in an amount at least equal to $100,000,000;

(j) Collateral Quality Tests. The Borrower shall be in compliance with each of the Collateral Quality Tests and the Interest Spread Measure;

(k) Asset Coverage Ratio. TPVG’s Asset Coverage Ratio shall not be less than 150% in accordance with the requirements of the SBCA Act; provided that if there is any subsequent change to the asset coverage requirements for any business development company under either the SBCA Act or the 1940 Act, TPVG’s Asset Coverage Ratio shall not be less than the greater of (x) 150% and (y) the amount so required under the SBCA Act or the 1940 Act (whichever is greater) after such change;

(l) Borrower’s Certification. The Borrower shall have delivered to the Paying Agent and the Facility Agent an Officer’s Certificate (which may be included as part of the Advance Request or Reinvestment Request) dated the date of such requested Advance or Reinvestment certifying that the conditions described in Sections 6.2(a) through (k) have been satisfied;

(m) Rating Letters. Solely with respect to the initial advance to be made by each Conduit Lender, the applicable Agent shall have received a letter from each applicable Rating Agency confirming its rating of such Conduit Lender;

(n) Borrowing Base Model. The Borrower or the Collateral Manager have delivered an Excel Borrowing Base model to the Facility Agent in connection with such Advance Request; and

(o) Other. The Facility Agent shall have received such other approvals, documents, opinions, certificates and reports as it may request, which request is reasonable as to scope, content and timing.

Article VII

ADMINISTRATION AND MANAGEMENT OF TRANSFERRED CONTRACTS

Section 7.1 Retention of the Collateral Manager. The management, administering and collection of the Transferred Contracts shall be conducted by the Person designated as Collateral Manager from time to time in accordance with this Section 7.1. Subject to early termination due to the occurrence of a Collateral Manager Default or as otherwise provided below in this Section 7.1, TPVG is hereby designated, and hereby agrees to serve, as Collateral Manager until the termination of this Agreement. Any designation of a successor Collateral Manager under this Agreement shall become effective upon such successor Collateral Manager’s agreement to perform the duties and obligations of the Collateral Manager pursuant to the terms hereof and TPVG shall continue to perform the obligations of the Collateral Manager hereunder until such successor Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager. The Collateral Manager may, with the prior consent of the Facility Agent, subcontract with any other Person for the management, administering or collecting the Transferred Contracts; provided that the Collateral Manager shall remain liable for the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof.

Section 7.2 Termination and Removal of the Collateral Manager; Appointment of Successor Collateral Manager. (a) If a Collateral Manager Default shall occur and be continuing, the Facility Agent by written notice given to the Collateral Manager may terminate all of the rights and obligations of the Collateral Manager, and the Backup Collateral Manager (or any other successor Collateral Manager appointed by the Facility Agent at the direction of the Required Lenders) shall be the successor in all respects to the Collateral Manager in its capacity as Collateral Manager under this Agreement and the transactions set forth or provided for in this Agreement and, subject to the provisions of Section 19.1, shall be subject to all the rights, responsibilities, restrictions, duties, liabilities and termination provisions relating thereto placed on the Collateral Manager (excluding any references to the initial Collateral Manager) by the terms and provisions of this Agreement. In addition, if the Collateral Manager is terminated upon the occurrence of a Collateral Manager Default, the Collateral Manager shall, if so requested by the Facility Agent, acting at the direction of the Required Lenders, deliver to the Backup Collateral Manager copies of its Records within five (5) Business Days after demand therefor and a computer tape or diskette (or any other means of electronic transmission acceptable to such successor collateral manager) containing as of the close of business on the date of demand all of the data maintained by the Collateral Manager in computer format in connection with servicing the Transferred Contracts.

(b) Neither the Collateral Manager nor the Backup Collateral Manager shall resign from the obligations and duties imposed on it by this Agreement as Collateral Manager or Backup Collateral Manager, as the case may be, except upon a determination that by reason of a change in legal requirements, the performance of its duties hereunder would cause it to be in violation of such legal requirements in a manner which would have a material adverse effect on the Collateral Manager or Backup Collateral Manager, as the case may be, and the Facility Agent does not elect to waive the obligations of the Collateral Manager or the Backup Collateral Manager, respectively, to perform the duties which render it legally unable to act or to delegate those duties to another Person (which determination shall be evidenced by an Opinion of Counsel to such effect), then the Collateral Manager or Backup Collateral Manager, as the case may be, may give notice of such determination to the Facility Agent and, no less than ninety (90) days following delivery of such notice, cease to operate as Collateral Manager or Backup Collateral Manager, respectively. No such action of the Collateral Manager or Backup Collateral Manager, as the case may be, shall become effective until a successor entity reasonably acceptable to the Facility Agent shall have assumed the responsibilities and obligations of such Person in accordance with this Agreement. The parties hereto agree that such cessation of operation by the Collateral Manager or the Backup Collateral Manager, as the case may be, shall be a breach of covenant under this Agreement. Notwithstanding anything contained herein regarding the prohibition against the Collateral Manager or Backup Collateral Manager’s resignation, as the case may be, the sole remedy for such action shall be that the Facility Agent shall have the right to appoint a successor Collateral Manager or Backup Collateral Manager, respectively. Neither the Collateral Manager nor the Backup Collateral Manager shall have liability to any party for any such resignation. The parties hereto agree to treat any such Backup Collateral Manager resignation as confidential information hereunder in accordance with Section 17.14.

(c) Any Person (i) into which the Collateral Manager or Backup Collateral Manager may be merged or consolidated in accordance with the terms of this Agreement, (ii) resulting from any merger or consolidation to which the Collateral Manager or Backup Collateral Manager, as applicable, shall be a party, (iii) acquiring by conveyance, transfer or lease substantially all of the assets of the Collateral Manager or Backup Collateral Manager, as applicable, or (iv) succeeding to the business of the Collateral Manager or Backup Collateral Manager, as applicable, in any of the foregoing cases, shall execute an agreement of assumption to perform every obligation of the Collateral Manager or Backup Collateral Manager, as applicable, under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Collateral Manager or Backup Collateral Manager, as applicable, under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding.

(d) In the event the Backup Collateral Manager assumes the obligations of the Collateral Manager pursuant to this Section 7.2, the Backup Collateral Manager shall also thereupon so assume all of the rights and obligations of the outgoing Collateral Manager under the Lockbox Agreements. In such event, the Backup Collateral Manager shall be deemed to have assumed all of the Collateral Manager’s interest therein and to have replaced the Collateral Manager as a party to each Lockbox Agreement to the same extent as if such Lockbox Agreement had been assigned to the Backup Collateral Manager, except that the Collateral Manager shall not thereby be relieved of any liability or obligations to the Lockbox Bank under such Lockbox Agreement. The Collateral Manager shall, upon request of the Facility Agent, but at the expense of the Collateral Manager, deliver to the Backup Collateral Manager all documents and records relating to the Lockbox Agreements and an accounting of amounts collected and held by the Lockbox Banks and the Collection Account Bank and otherwise use its best efforts to effect the orderly and efficient transfer of the Lockbox Agreements to the Backup Collateral Manager.

(e) If the Backup Collateral Manager assumes the role of successor Collateral Manager, it shall be reimbursed by the Borrower for any out-of-pocket costs and expenses incurred in connection with the liquidation of any Transferred Contracts which have been approved in writing by the Facility Agent.

(f) If the Backup Collateral Manager assumes the role of successor Collateral Manager, the Backup Collateral Manager shall, by the fifteenth (15th) Business Day following the later of (i) the day of such assumption of duties and (ii) the day on which TPVG provides the Backup Collateral Manager with a list of all licenses TPVG then has (and TPVG shall promptly provide the Backup Collateral Manager a list of all licenses TPVG then has), determine which licenses, approvals and consents were necessary or required to be obtained by TPVG in connection with the performance of its obligations as Collateral Manager and as soon as reasonably practicable thereafter obtain all licenses, approvals and consents necessary or required to be obtained in connection with the performance by the Backup Collateral Manager of its obligations as successor Collateral Manager hereunder, except where the failure to so obtain such licenses, approvals or consents is not reasonably likely to have a material adverse effect on the Backup Collateral Manager’s ability to perform its obligations as successor Collateral Manager hereunder.

(g) At any time, the Facility Agent or any Lender may irrevocably waive any rights granted to such party under Section 7.2(a). Any such waiver shall be in writing and executed by such party that is waiving its rights hereunder. A copy of such waiver shall be promptly delivered by the waiving party to the Collateral Manager and the Facility Agent.

Section 7.3 Duties of the Collateral Manager. The Collateral Manager shall manage, service, administer and make collections on the Transferred Contracts and perform the other actions required to be taken by the Collateral Manager in accordance with the terms and provisions of this Agreement.

(a) The Collateral Manager shall take or cause to be taken all such actions, as may be reasonably necessary or advisable to attempt to collect the Contract Payments from time to time, (i) all in accordance with (1) Applicable Law and (2) the applicable Transferred Contract, (ii) with reasonable care and diligence using that degree of skill and attention that a similarly-situated prudent person engaging in such activities would exercise, (iii) without limitation to its obligations under the preceding clauses (i) and (ii) and with no less care than the Collateral Manager exercises with respect to all comparable Contracts that it manages for itself and others and (iv) in accordance in all material respects with the Credit and Collection Policy. The Borrower hereby appoints the Collateral Manager, from time to time designated pursuant to Section 7.1, as agent for itself and in its name to enforce and administer its rights and interests in the Contract Payments and the related Transferred Contracts.

(b) The Collateral Manager shall administer the Collections in respect of the Contract Payments in accordance with the procedures described herein. The Collateral Manager shall transfer, or cause to be transferred, all Collections on deposit in each Lockbox Account (which constitute collected funds pursuant to the terms of the Lockbox Agreement) to the Collection Account by the close of business on the third Business Day following the date such Collections are received in such Lockbox Account and the Collateral Manager shall promptly deposit all Collections received directly by it into the Collection Account. The Collateral Manager shall transfer, or cause to be transferred, all security deposits with respect to the Transferred Contracts on deposit in each Lockbox Account (which constitute collected funds pursuant to the terms of the Lockbox Agreement) to the Security Deposit Collection Account by the close of business on the third Business Day following the date such security deposits are received in such Lockbox Account and the Collateral Manager shall promptly deposit all such security deposits received directly by it into the Security Deposit Collection Account. The Collateral Manager shall identify all Collections as either Principal Collections or Interest Collections, as applicable. The Collateral Manager shall make such deposits or payments by electronic funds transfer through the Automated Clearing House system, or by wire transfer.

(c) Except as otherwise permitted in this Agreement, the Collateral Manager shall not forgive, discharge, compromise, waive or cancel the terms of any Contract Payment or amend, modify or waive any term or condition of any Contract related thereto, except with the written consent of the Facility Agent. Except as in accordance with this Agreement or the Credit and Collection Policy, the Collateral Manager shall not extend, amend or otherwise modify the terms of any Contract Payment or amend or modify any term or condition of any Contract related thereto, except with the written consent of the Facility Agent.

(d) The Collateral Manager shall maintain for the Borrower and the Secured Parties in accordance with their respective interests all Records that evidence or relate to the Contract Payments not previously delivered to the Custodian and shall, as soon as practicable upon demand of the Facility Agent, make available, or, upon the occurrence and during the continuation of a Collateral Manager Default, deliver to the Facility Agent copies of all Records in its possession which evidence or relate to the Contract Payments.

(e) The Collateral Manager shall, as soon as practicable following receipt thereof, turn over to TPVG any cash collections or other cash proceeds received with respect to each Contract that does not constitute Contract Payments or were paid in connection with a Retained Interest.

(f) On each Measurement Date, (i) the Collateral Manager (on behalf of the Borrower) shall re-determine the status of each Eligible Contract as of such date and provide notice of any change in the status of any Eligible Contract Payment to the Facility Agent and, as a consequence thereof, Contracts that were previously Eligible Contract Payments on a prior Measurement Date may be excluded from the Aggregate Outstanding Principal Balance on such Measurement Date and (ii) the Collateral Manager shall provide to the Facility Agent the updated Borrowing Base model in the form agreed pursuant to Section 6.2(n).

(g) The Collateral Manager may, with the prior written consent of the Facility Agent, execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys in fact; provided that, it shall remain liable for all such duties as if it performed such duties itself. Anything herein to the contrary notwithstanding, TPVG shall perform its obligations under the Transferred Contracts to the same extent as if the Transferred Contracts had not been sold by it.

Section 7.4 Representations and Warranties of the Collateral Manager. The Collateral Manager represents, warrants and covenants as of the Effective Date, each Funding Date and each other Measurement Date as to itself:

(a) Organization and Good Standing. It has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and has the power, authority and legal right to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party;

(b) Due Qualification. It is duly qualified to do business as a foreign corporation in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a Material Adverse Effect;

(c) Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and the Transaction Documents to which it is a party (in any capacity) and to perform its obligations hereunder and thereunder; and the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party (in any capacity) have been duly authorized by the Collateral Manager by all necessary corporate action;

(d) Binding Obligations. This Agreement and the Transaction Documents to which it is a party (in any capacity) have been duly executed and delivered by the Collateral Manager and, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing;

(e) No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party (in any capacity), the consummation of the transactions contemplated thereby and the fulfillment of the terms thereof do not (A) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its organizational documents, or any material indenture, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it or its properties are bound, (B) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such material indenture, agreement, mortgage, deed of trust or other instrument (except as may be created pursuant to this Agreement or any other Transaction Document), or (C) violate in any material respect any law, order, rule or regulation applicable to it of any Official Body having jurisdiction over it or any of its properties;

(f) No Proceedings. There are no proceedings or investigations pending or, to the best of the Collateral Manager’s knowledge, threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of any of the Transaction Documents, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by the Transaction Documents or (C) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect;

(g) No Consents. No consent, license, approval, authorization or order of, or registration, declaration or filing with, any Official Body having jurisdiction over it or any of its properties is required to be made in connection with the execution, delivery or performance of this Agreement and the Transaction Documents to which it is a party (in any capacity) or the consummation of the transactions contemplated thereby, in each case other than (A) consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof and (B) where the lack of such consents, licenses, approvals, authorizations, orders, registrations, declarations or filings would not have a Material Adverse Effect;

(h) Taxes; ERISA. It has filed on a timely basis all tax returns (including foreign, federal, state, local and otherwise) required to be filed and has paid all taxes due and payable by it and any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Collateral Manager). It is not liable for taxes payable by any other Person. No tax lien or similar Adverse Claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Collateral Manager in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due at or prior to the Effective Date. Each benefit plan, if any, of the Collateral Manager that is a “defined benefit plan” as defined in Section 3(35) of ERISA is in compliance in all material respects with ERISA and there is no Lien of the Pension Benefit Guaranty Corporation on any of the Collateral;

(i) Investment Company Status. As of the completion of its initial public offering of its common equity, it will have elected to be regulated as a business development company under the 1940 Act;

(j) Information True and Correct. All information heretofore or hereafter furnished by or on behalf of the Collateral Manager in writing to the Borrower, any Lender, any Agent, the Paying Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby is and will be true and complete in all material respects and does not omit to state a material fact necessary to make the statements contained therein not misleading;

(k) Credit and Collection Policy. Attached as Exhibit J is a true and correct copy of the Credit and Collection Policy as in effect on the date hereof. All of the Contract Payments and Contracts managed by the Collateral Manager are being managed in accordance with the Credit and Collection Policy in all material respects;

(l) Anti-Corruption Laws and Sanctions. The Collateral Manager and its subsidiaries and, to its knowledge, their respective directors, officers, managers and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of (a) the Collateral Manager or its subsidiaries, or, to its knowledge, their respective directors, officers or managers or (b) to its knowledge, any of their agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person;

(m) Financial Statements. The Collateral Manager has delivered to each Lender complete and correct copies of (A) the audited consolidated financial statements of the Borrower and TPVG for the fiscal year most recently ended, and (B) the unaudited consolidated financial statements of the Borrower and TPVG for the fiscal quarter most recently ended, in each case when required to be delivered under Section 7.5(k). Such financial statements (including the related notes) fairly present the financial condition of the Borrower and TPVG as of the respective dates thereof and the results of operations for the periods covered thereby, each in accordance with GAAP. There has been no material adverse change in the business, operations, financial condition, properties or assets of the Borrower and TPVG since the most recent Determination Date with respect to the most recently delivered financial statements under this clause (m);

(n) Eligibility of Contract Payments. All Contract Payments included as Eligible Contract Payments in the calculation of the Borrowing Base in the most recently delivered Monthly Report are Eligible Contract Payments;

(o) Contract Payments. The Collateral Manager acknowledges that all Contract Payments received by it or its Affiliates (other than any Excluded Amount) are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account;

(p) Other Documents. The representations and warranties made by it (in any capacity) in each of the other Transaction Documents to which it is a party are true and correct in all material respects as of the date(s) made or deemed made (or, if such representation speaks to an earlier date, as of such earlier date).

(q) Solvency. The Collateral Manager is not the subject of any Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Collateral Manager is a party do not and will not render the Collateral Manager not solvent;

(r) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II;

(s) No Injunctions. No injunction, writ, restraining order or other order of any nature materially adversely affects the Collateral Manager’s performance of its obligations under this Agreement or any Transaction Document to which the Collateral Manager is a party;

(t) Allocation of Charges. There is not any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Facility Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; and

(u) Selection Procedures. In selecting the Eligible Contract Payments hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Agent or Lender.

Section 7.5 Covenants of the Collateral Manager. Until the date on or after the Facility Termination Date on which the Commitments have been terminated in full and the Obligations (other than contingent Obligations for which no claim has been made) shall have been repaid in full:

(a) Compliance with Agreements and Applicable Laws. The Collateral Manager shall perform each of its obligations under this Agreement and the other Transaction Documents and comply with all Applicable Laws, including those applicable to the Contracts and all Collections thereof, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) Maintenance of Existence and Conduct of Business. The Collateral Manager shall: (i) do or cause to be done all things necessary to (A) preserve and keep in full force and effect its existence as a corporation and its rights and franchises in the jurisdiction of its formation and (B) qualify and remain qualified as a foreign corporation in good standing and preserve its rights and franchises in each jurisdiction in which the failure to so qualify and remain qualified and preserve its rights and franchises would reasonably be expected to have a Material Adverse Effect; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder or under its organizational documents; and (iii) at all times maintain, preserve and protect all of its licenses, permits, charters and registrations except where the failure to maintain, preserve and protect such licenses, permits, charters and registrations would not reasonably be expected to have a Material Adverse Effect.

(c) Books and Records. The Collateral Manager shall (or shall cause its agent to) keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Collateral Manager in accordance with GAAP, maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Contracts and the Principal Balances thereof in the event of the destruction of the originals thereof); and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Contracts.

(d) Payment, Performance and Discharge of Obligations. The Collateral Manager shall pay, perform and discharge or cause to be paid, performed and discharged promptly all Charges payable by it except where the failure to so pay, discharge or otherwise satisfy such obligation would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

(e) ERISA. The Collateral Manager shall give the Facility Agent and each Lender prompt written notice of any ERISA Event that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

(f) Compliance with Contracts and Credit and Collection Policy. The Collateral Manager shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under any Transferred Contracts (except, in the case of a successor Collateral Manager (whether the Backup Collateral Manager or otherwise), such material provisions, covenants and other provisions shall only include those provisions relating to the collection and management of the Contract Payments to the extent such obligations are set forth in a document included in the related Contract File) and shall comply with the Credit and Collection Policy in all material respects with respect to all such Contracts and the Contract Payments relating thereto. The Collateral Manager shall maintain such insurance as is customary and desirable for Persons engaged in its business and as required by Applicable Law.

(g) Maintain Records of Transferred Contracts. The Collateral Manager shall (or shall cause its agent to), at its own cost and expense, maintain satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. The Collateral Manager shall maintain (or shall cause its agent to maintain) its computer systems so that, from and after the time of sale under the Sale Agreement of the Contracts to the Borrower, the Collateral Manager’s (or such agent’s) master computer records (including any back-up archives) that refer to a Transferred Contract shall indicate the interest of the Borrower and the Facility Agent in such Transferred Contract and that such Transferred Contract is owned by the Borrower and has been pledged to the Facility Agent for the benefit of the Secured Parties pursuant to this Agreement.

(h) Liens. The Collateral Manager shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents, whether with respect to the Contract Payments, the Contracts, the Lockbox Accounts or any other Collateral other than Permitted Liens.

(i) Mergers. The Collateral Manager shall not directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person, except that the Collateral Manager shall be allowed to merge with any entity so long as the Collateral Manager remains the surviving entity of such merger and such merger does not result in a Change of Control. The Collateral Manager shall give prior written notice of any merger to the Facility Agent.

(j) Collateral Management Obligations. The Collateral Manager will not (i) amend, waive or otherwise modify the Credit and Collection Policy without the prior written consent of the Facility Agent, (ii) agree to any amendment, waiver or other modification of the Transaction Document to which it is a party without the prior written consent of the Facility Agent, (iii) agree or permit the Borrower to agree to (x) any Contract having Material Modifications after the occurrence of an Unmatured Event of Default or an Event of Default; provided that, with respect to the occurrence of any Material Modification as set forth in clause (c) of the definition thereof, the Collateral Manager shall cause (or cause the Borrower to cause) the execution of an intercreditor agreement in form and substance satisfactory to the Facility Agent or (y) any Contract having any Material Modification set forth in clause (d) of the definition thereof after the end of the Revolving Period, in each case, unless consented to by the Facility Agent, (iv) interpose any claims, offsets or defenses it may have as against the Borrower as a defense to its performance of its obligations in favor of any Affected Person hereunder or under any other Transaction Documents or (v) change its fiscal year to be other than January 1 through December 31.

(k) Financial Reports. The Collateral Manager shall if requested by the Facility Agent or any Lender furnish, or cause to be furnished, to the Facility Agent and such Lender:

(i) promptly (and in any event within forty-five (45) days after the end of each fiscal quarter and eighty (80) days after the end of each fiscal year, as applicable) provide to the Facility Agent and each Lender a copy of the unaudited financial statements of the Borrower for the fiscal year most recently ended, and a copy of the unaudited financial statements of the Borrower for the fiscal quarter most recently ended, certified by an Executive Officer of the Borrower with appropriate knowledge identifying such documents as being the documents described in this paragraph (k)(i) and stating that the information set forth therein fairly presents the financial condition of the Borrower as of and for the periods then ended, subject to year-end adjustments and confirming that the Borrower is in compliance with all financial covenants in the Transaction Documents (or, if the Borrower is not in compliance, specifying the nature and status thereof);

(ii) (x) promptly (and in any event within forty-five (45) days after the end of each fiscal quarter and eighty (80) days after the end of each fiscal year, as applicable) provide to the Facility Agent and each Lender a copy of the unaudited consolidated financial statements of the Borrower and TPVG as filed with the Securities and Exchange Commission for the fiscal year most recently ended, and the unaudited consolidated financial statements of the Borrower and TPVG as filed with the Securities and Exchange Commission for the fiscal quarter most recently ended and (y) promptly (and in any event with ten (10) days after the end of such fiscal quarter) provide to the Facility Agent and each Lender a copy of the then-current Credit-Watch List for the fiscal quarter most recently ended; provided that the Collateral Manager shall give written notice to the Facility Agent and such Lender promptly, and in reasonable detail, if there is any change in the methodology used by the Collateral Manager to monitor the credit risk of certain Obligors or to determine the designation of the related Contract. It is understood that Collateral Manager shall have satisfied the requirements of this clause (k)(ii) with respect to the quarterly and annual financial statements of TPVG upon submission by TPVG of its Form 10-Q or Form 10-K, as applicable, through the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system; and

(iii) promptly, from time to time, such other information, documents, records or reports respecting the Transferred Contracts or the Related Security, the other Collateral or the condition or operations, financial or otherwise, of the Collateral Manager as the Facility Agent may, from time to time, reasonably request.

(l) Obligor Reports. The Collateral Manager shall furnish to the Facility Agent, with respect to each Obligor:

(i) within 10 Business Days of the completion of the Collateral Manager’s portfolio review of such Obligor (which, for any individual Obligor, shall occur no less frequently than quarterly) (i) any financial reporting packages with respect to such Obligor and with respect to each Contract for each Obligor (including any attached or included information, statements and calculations) received by the Borrower and/or the Collateral Manager as of the date of the Collateral Manager’s most recent portfolio review and (ii) the internal monitoring report prepared by the Collateral Manager with respect to each Obligor. In no case, however, shall the Collateral Manager be obligated hereunder to deliver such Obligor reports to the Facility Agent more than once per calendar month. Upon demand by the Facility Agent, the Collateral Manager will provide such other information as the Facility Agent may reasonably request, and in such format as the Facility Agent may reasonably request, with respect to any Contract or Obligor (to the extent reasonably available to the Collateral Manager); and

(ii) within 10 Business Days of each one-year anniversary of the date on which the related Contract was acquired by the Borrower, updated Obligor Information for such Obligor.

(m) Credit and Collection Policy. Attached as Exhibit J is a true and correct copy of the Credit and Collection Policy as in effect on the date hereof. The Collateral Manager shall comply with the Credit and Collection Policy in all material respects with respect to all such Contracts and the Contract Payments relating thereto

(n) Commingling. The Collateral Manager shall not, and shall not permit any of its Affiliates to, deposit or permit the deposit of any funds that do not constitute Collections of Contract Payments or other proceeds of any Transferred Contracts into a Lockbox Account or the Collection Account.

(o) Additional Creditors. If the Equityholder (or (i) any Subsidiary of the Equityholder or (ii) special purpose entity formed after the Effective Date owned or sponsored in whole or in part by the Equityholder) finances any assets similar to the Contracts with any Person other than Deutsche Bank AG (or any Affiliate or Subsidiary thereof), then the Collateral Manager will execute (or will cause the execution), at the request of the Facility Agent in its sole discretion, an intercreditor agreement in form and substance reasonably satisfactory to the Facility Agent.

(p) Limited Liability Formalities. The Equityholder will adhere to the limited liability formalities of the Borrower in all transfers of assets and other transactions between the Equityholder and the Borrower. In general, the Equityholder observes the appropriate limited liability company formalities of the Borrower under Applicable Law.

(q) Proceedings. The Collateral Manager shall furnish to the Facility Agent, as soon as possible and in any event within three (3) Business Days after the Collateral Manager receives notice or obtains actual knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Facility Agent’s interest in the Collateral or the Collateral Manager, in each case which could reasonably be expected to cause a material adverse effect.

(r) Taxes. The Equityholder shall file on a timely basis all federal and other material Tax returns (including foreign, federal, state, local and otherwise) required to be filed, if any, and shall pay all federal and other material Taxes due and payable by it or any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Equityholder).

(s) Equity of the Borrower. The Equityholder shall neither pledge the equity interests of the Borrower nor otherwise permit any equity interests of the Borrower to be subject to a Lien.

(t) No Security Deposits. The Collateral Manager shall not allow any Obligor to utilize its security deposit to offset any remaining Contract Payments, except as contemplated by Section 8.1.

Section 7.6 Collateral Management Fees; Payment of Certain Expenses by Collateral Manager; Backup Collateral Manager Fees and Expenses. On each Distribution Date, to the extent not waived, the Collateral Manager shall be entitled to receive out of the Collection Account the Collateral Management Fee for the related Collection Period pursuant to Section 8.5(a). The Collateral Manager shall not be permitted to defer payment of any accrued but unpaid Collateral Management Fee. The Collateral Manager shall be required to pay all expenses incurred by it in connection with its activities under this Agreement and each other Transaction Document. On each Distribution Date, the Backup Collateral Manager shall be entitled to receive out of the Collection Account the Backup Collateral Manager Fees and Expenses for the related Collection Period pursuant to Section 8.5.

Section 7.7 Collateral Reporting. The Collateral Manager shall cooperate with the Paying Agent in the performance of the Paying Agent’s duties under Section 11.3. Without limiting the generality of the foregoing, the Collateral Manager shall supply in a timely fashion any information maintained by it that the Paying Agent may from time to time request with respect to the Contracts and reasonably necessary to complete the reports and certificates required to be prepared by the Paying Agent hereunder or required to permit the Paying Agent to perform its obligations hereunder.

Section 7.8 Notices. The Collateral Manager (except in the case of successor Collateral Manager (whether the Backup Collateral Manager or otherwise)) shall furnish, or cause to be furnished, to the Facility Agent (and, in the case of clause (a) below, to all Lenders):

(a) within the earlier of (A) ninety (90) days of the end of each calendar year and (B) fifteen (15) days after such information is produced, a copy of the quarterly reviews and the amendments and/or waiver memos (if any) with respect to each Obligor as performed by the Collateral Manager and any other documentation in connection with each Transferred Contract as reasonably requested by the Facility Agent.

(b) promptly (but in no event later than three (3) Business Days) after any of its Responsible Officers having obtained actual knowledge thereof, notice of any Collateral Manager Default, Unmatured Collateral Manager Default, Termination Event, Unmatured Event of Default or Event of Default; and

(c) promptly, in reasonable detail, of (i) the occurrence of any Revaluation Event with respect to any Contract (including any custom revaluation events included in the definition of “Revaluation Event” by the Facility Agent as a condition of its approval of any Contract), or any Material Modification with respect to any Contract which was not previously approved by the Facility Agent and (ii) the sale, exercise or other monetization of, and the listing of the existing and future positions of, any Warrant Asset.

Section 7.9 Procedural Review of Contracts; Access to Collateral Manager and Collateral Manager’s Records. (a) Each of the Borrower and the Collateral Manager shall permit representatives of the Facility Agent and the Backup Collateral Manager at any time and from time to time as the Facility Agent or the Backup Collateral Manager shall reasonably request but only (i) upon two Business Days’ prior written notice (so long as no Unmatured Event of Default, Event of Default, Unmatured Collateral Manager Default or Collateral Manager Default has occurred and is continuing) and (ii) during normal business hours: (a) to inspect and make copies of and abstracts from its records relating to the Transferred Contracts, and (b) to visit its properties in connection with the collection, processing or management of the Transferred Contracts for the purpose of examining such records, and to discuss matters relating to the Transferred Contracts or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. In connection with any inspection, the Facility Agent (or its designee) or the Backup Collateral Manager may, with the Borrower’s consent (so long as no Unmatured Event of Default, Event of Default, Unmatured Collateral Manager Default or Collateral Manager Default has occurred and is continuing), institute procedures to permit it to confirm the Obligor balances in respect of any Transferred Contracts. Each of the Borrower and the Collateral Manager agrees to render to the Facility Agent and the Backup Collateral Manager such clerical and other assistance as may be reasonably requested with regard to the foregoing, provided such assistance shall not interfere in any material respect with the Collateral Manager’s business and operations. Prior to the occurrence of an Unmatured Event of Default, an Event of Default, an Unmatured Collateral Manager Default or a Collateral Manager Default, the Collateral Manager shall bear the expense of up to two such inspections in any 12-month period, subject to a maximum of $75,000 per annum of such expenses in the aggregate (including any expenses paid by TPVG pursuant to Section 5.1(e) of the Sale Agreement), and any additional inspections or expenses in excess of $75,000 per annum shall be for the account of the Lenders. During the existence of an Unmatured Event of Default, an Event of Default, an Unmatured Collateral Manager Default or a Collateral Manager Default, the Collateral Manager shall be required to bear the expense of all such inspections.

(b) Each of the Borrower and the Collateral Manager, as applicable, agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of managing the Transferred Contracts, including the transfer to the Backup Collateral Manager as successor Collateral Manager for the administration by it of all cash amounts that shall at the time be held by the Collateral Manager for deposit, or have been deposited by the Collateral Manager, or thereafter received with respect to the Transferred Contracts and the delivery to the Backup Collateral Manager as successor Collateral Manager in an orderly and timely fashion of all files and records with respect to the Transferred Contracts containing all information necessary to enable the Backup Collateral Manager as successor Collateral Manager to manage the Transferred Contracts. In addition, the Borrower and the Collateral Manager, as applicable, shall provide to the Facility Agent and the Backup Collateral Manager access to the Transferred Contracts and all other documents regarding the Transferred Contracts included as part of the Collateral and the Related Security in such cases where the Facility Agent and the Backup Collateral Manager are required in connection with the enforcement of the rights or interests of the Lenders, or by Applicable Law, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written notice (so long as no Unmatured Event of Default, Event of Default or Collateral Manager Default has occurred and is continuing) and (ii) during normal business hours. From and after the Effective Date and periodically thereafter at the reasonable discretion of the Facility Agent, the Facility Agent may review the Borrower’s and the Collateral Manager’s collection and administration of the Transferred Contracts in order to assess compliance by the Collateral Manager with the Collateral Manager’s written policies and procedures, as well as this Agreement and may conduct an audit of the Transferred Contracts and Records in conjunction with such review, subject to the limits set forth in Section 7.9(a).

(c) Nothing in this Section 7.9 shall derogate from the obligation of the Borrower and the Collateral Manager to observe any Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Collateral Manager to provide access as a result of such obligation shall not constitute a breach of this Section 7.9.

(d) The Collateral Manager shall bear the costs and expenses of all audits and inspections permitted by this Section 7.9 as well as Section 18.6.

Section 7.10 Optional Sales. (a) The Borrower shall have the right to sell all or a portion of the Contracts (each, an “Optional Sale”), subject to the following terms and conditions:

(i) immediately after giving effect to such Optional Sale:

(A) each of the Collateral Quality Tests and the Interest Spread Measure is satisfied;

(B) the Minimum Equity Condition is satisfied;

(C) the Borrowing Base is greater than or equal to the Advances outstanding;

(D) the Aggregate Contracts Balance of all Contracts sold by the Borrower during the then-current calendar year does not exceed 10% of the highest Aggregate Contracts Balance (measured on a rolling twelve month basis); and

(E) no Event of Default, Unmatured Event of Default, Unmatured Collateral Manager Default or Collateral Manager Default shall have occurred and be continuing;

(ii) at least one (1) Business Day prior to the date of any Optional Sale, the Collateral Manager, on behalf of the Borrower, shall give the Facility Agent and the Custodian written notice of such Optional Sale, which notice shall identify the related Collateral subject to such Optional Sale and the expected proceeds from such Optional Sale and include (x) an Officer’s Certificate computed as of the date of such request and after giving effect to such Optional Sale, demonstrating that the conditions set forth in clause (a)(i) above are satisfied and (y) a certificate of the Collateral Manager substantially in the form of Exhibit F-3 requesting the release of the related Contract File in connection with such Optional Sale;

(iii) such Optional Sale shall be made by the Collateral Manager, on behalf of the Borrower (A) in accordance with the Credit and Collection Policy, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type);

(iv) the Facility Agent has given its prior written consent if (x) such Optional Sale is to an Affiliate of the Borrower or the Collateral Manager or (y) after the end of the Revolving Period, such Contract is sold at a price lower than the par value of such Contract; and

(v) on the date of such Optional Sale, all proceeds from such Optional Sale will be deposited directly into the Collection Account.

(b) In connection with any Optional Sale, following deposit of all proceeds from such Optional Sale into the Collection Account, all of the right, title and interest of the Facility Agent for the benefit of the Secured Parties in, to and under such Contract(s) and Related Security subject to such Optional Sale and such portion of the Collateral shall be transferred to the Borrower and shall be released from the Lien of this Agreement without recourse, representation or warranty.

(c) The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees and out-of-pocket expenses of the Facility Agent, the Custodian and each Lender in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Facility Agent, on behalf of the Secured Parties, in the Collateral in connection with such Optional Sale).

(d) In connection with any Optional Sale, the Facility Agent shall, at the sole expense of the Borrower, execute such instruments of release with respect to the portion of the Collateral subject to such Optional Sale to the Borrower, in recordable form if necessary, as the Borrower may reasonably request.

Section 7.11 Payments in Respect of Ineligible Contracts. In the event of a breach of Sections 9.13 and 9.24 or of a material breach of any other representation or warranty set forth in Article IX with respect to a Transferred Contract (or the Related Security and other related collateral constituting part of the Collateral related to such Transferred Contract) (each such Transferred Contract, an “Ineligible Contract”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of TPVG or the Collateral Manager and (y) receipt by TPVG or the Collateral Manager of written notice thereof given by any Secured Party or the Facility Agent on its behalf, the Borrower shall repay Advances outstanding in an amount equal to the aggregate Repurchase Amount of such Ineligible Contract(s) to which such breach relates on the terms and conditions set forth below; provided that no such repayment shall be required to be made with respect to any Ineligible Contract (and such Transferred Contract shall cease to be an Ineligible Contract) if, on or before the expiration of such 30 day period, the representations and warranties in Article IX with respect to such Ineligible Contract shall be made true and correct in all material respects with respect to such Ineligible Contract as if such Ineligible Contract had become part of the Collateral on such day or if the Advances outstanding do not exceed the Borrowing Base and the Minimum Equity Condition is satisfied on such day. The Equityholder shall make a contemporaneous deposit to the Collection Account of the related Repurchase Amount, as contemplated by Section 6.1. of the Sale Agreement.

Section 7.12 Substitution of Contracts Pursuant to Technology Exchange Option. In the event that any Obligor exercises its option pursuant to the Technology Exchange Option, (a) the Borrower (or the initial Collateral Manager on its behalf) shall immediately (and in any event, within two (2) days following its receipt thereof), deposit all Collections received from such Obligor in respect of such exchange into the Collection Account and (b) the Borrower shall replace such Replaced Equipment with Substitute Equipment in accordance with the terms of the related Contract.

In addition, the Borrower shall in connection with such substitution deliver to the Custodian the related Contract File and shall pay to each Hedge Counterparty, as applicable, all Hedge Breakage Costs, if any, incurred in connection with the substitution of such Transferred Contract pursuant to this Section 7.12 and the termination of any Hedge Transactions, in whole or in part, in connection therewith. In connection with any such substitution, the Facility Agent, on behalf of Secured Parties, shall, automatically and without further action (unless otherwise necessary or requested by the Borrower or the initial Collateral Manager), be deemed to transfer to the Borrower (for transfer to TPVG), free and clear of any Lien created by this Agreement, all of the right, title and interest of the Facility Agent, on behalf of the Secured Parties, in, to and under such Replaced Equipment, but without any representation and warranty of any kind, express or implied. The Equityholder shall make (or cause to be made) a contemporaneous deposit to the Collection Account of the related Hedge Breakage Costs, as contemplated by Section 6.2 of the Sale Agreement.

Section 7.13 Repurchase. In the event the Equityholder exercises its option to repurchase a Transferred Contract that has become a Defaulted Contract or a Delinquent Contract pursuant to Section 6.3 of the Sale Agreement, upon receipt of the Repurchase Amount in the Collection Account, the Facility Agent, on behalf of Secured Parties, shall, automatically and without further action (unless otherwise necessary or requested by the Borrower or the Collateral Manager), be deemed to transfer to the Borrower (for transfer to the Equityholder), free and clear of any Lien created by this Agreement, all of the right, title and interest of the Facility Agent, on behalf of the Secured Parties, in, to and under such Transferred Contract and the Contract Payments and Related Security related thereto, but without any representation and warranty of any kind, express or implied.

Section 7.14 Collateral Manager Reimbursements. The Collateral Manager shall be entitled to be reimbursed from amounts on deposit in, or to be deposited in, the Collection Account with respect to a Collection Period for amounts previously deposited in the Collection Account but later determined by the Collateral Manager to have resulted from mistaken deposits or postings or checks returned for insufficient funds. The amount to be reimbursed hereunder shall be paid to the Collateral Manager on the related Distribution Date pursuant to Section 8.5(a)(i)(L). Upon the request of the Facility Agent or any Lender, the Collateral Manager shall certify any amount to be reimbursed hereunder and shall supply such other information as may be necessary in the opinion of the Facility Agent to verify the accuracy of such certification. The Facility Agent shall not be under any obligation to make the request described in the immediately preceding sentence.

Section 7.15 Contracts Subject to Retained Interest Provisions. With respect to any Contract sold by TPVG to the Borrower and included in the Collateral subject to the Retained Interest provisions of this Agreement, if such Contract is a Contract with more than one lender or lessor, Collections in respect of principal and interest received by the Collateral Manager will be allocated between the portion owned by the Borrower and to the portion not owned by the Borrower (if any) on a pro rata basis according to the outstanding principal amount of such portion, subject to clause (g) of the definition of “Excess Concentration Amount”.

Article VIII

ACCOUNTS; PAYMENTS

Section 8.1 Accounts. (a) On or prior to the Effective Date, the Collateral Manager shall establish the Collection Account, the Funding Account, the Warrant Reserve Account and the Security Deposit Collection Account, each in the name of the Borrower and subject to the prior Lien of the Facility Agent for the benefit of the Secured Parties. The Collection Account, the Funding Account, the Warrant Reserve Account and the Security Deposit Collection Account shall each be an Eligible Account which is a segregated trust account initially established with the Collection Account Bank pursuant and subject to the Account Agreement. If at any time the Collection Account, the Funding Account, the Warrant Reserve Account or the Security Deposit Collection Account ceases to be an Eligible Account (with notice to the Collateral Manager and the Facility Agent), then the Collateral Manager shall transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.

The Collateral Manager shall establish and maintain pursuant to Lockbox Agreements with one or more Lockbox Banks, one or more Lockbox Accounts, in the name of the Borrower and subject to the prior Lien of the Facility Agent for the benefit of the Secured Parties. All Lockbox Accounts are listed on Schedule 8.1. Each of the Collateral Manager and the Borrower hereby grants to the Facility Agent, for the benefit of itself and the Secured Parties, a security interest in all of its right, title and interest to the Lockbox Accounts.

The Collateral Manager shall direct, or cause to be directed, all Obligors to make payments on the Contracts, including any security deposits made by an Obligor to secure the indebtedness of such Obligor under a Contract, directly to a Lockbox Account (which may be made through the Funds Transfer system) and, within three (3) Business Days after receipt into a Lockbox Account, all available balances in such Lockbox Account shall be remitted to the Collection Account or the Security Deposit Collection Account, as the case may be. At such time, the Collateral Manager shall also direct each of the other parties to the Transaction Documents, to the extent that any amounts may be payable thereunder to the Borrower, to make all deposits of such amounts directly into the Lockbox Account (which may be made through the Funds Transfer system). If notwithstanding the foregoing the Collateral Manager at any time thereafter receives any Collections with respect to any Contract Payment or any other proceeds of any Contracts, the Collateral Manager shall direct or cause to be directed, the related Obligor to make such payments to the Lockbox Account (which may be made through the Funds Transfer system) and shall promptly, and in any event no later than the first Business Day after receipt thereof, deposit or cause to be deposited all such amounts into the Collection Account or the Security Deposit Collection Account, as the case may be.

To the extent amounts in the Security Deposit Collection Account may be applied as a payment on a Contract pursuant to the terms of such Contract, the Collateral Manager shall transfer such amounts from the Security Deposit Collection Account to the Collection Account to be applied as a Collection thereof in accordance with Section 8.5. Upon payment in full by an Obligor of all amounts owing under a Contract, the Collateral Manager shall withdraw the remaining amount (if any) of any security deposit related to such Contract previously deposited into the Security Deposit Collection Account and return such amount to such Obligor pursuant to the terms of the related Contract.

(b) All amounts held in any Account and any the Lockbox Account shall, to the extent permitted by Applicable Law, be invested by the Collection Account Bank, as directed by the Collateral Manager in writing (or, if the Collateral Manager fails to provide such direction, such amounts shall remain uninvested), in Permitted Investments that mature not later than one Business Day prior to the Distribution Date for the Collection Period to which such amounts relate. Any such written direction shall certify that any such investment is authorized by this Section 8.1. Investments in Permitted Investments shall be made in the name of the Facility Agent on behalf of the Secured Parties, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity. If any amounts are needed for disbursement from the Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Facility Agent shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the direction of the Collateral Manager or, if the Collateral Manager shall fail to give such direction, the Facility Agent. The Collection Account Bank shall, upon written request, provide the Facility Agent with all information in its possession regarding transfer into and out of the Collection Account (including, but not limited to, the identity of the counterparty making or receiving such transfer). In no event shall the Collection Account Bank be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Collateral Manager or the Facility Agent, as applicable, to timely provide investment instructions or disposition instructions, as applicable, to the Collection Account Bank. To the extent agreed to by the Borrower or the Collateral Manager, the Collection Account Bank and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collection Account Bank’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using affiliates to effect transactions in certain Permitted Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(c) Neither the Borrower nor the Collateral Manager shall have any rights of direction or withdrawal, with respect to amounts held in any Account, except to the extent explicitly set forth herein.

Subject to the other provisions hereof, the Facility Agent shall have sole Control (within the meaning of the UCC) over each Account and each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered to the Facility Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Facility Agent in a manner that complies with this Section 8.1. All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Accounts shall be deposited or transferred to the Collection Account and distributed pursuant to Section 8.5(a). If the Facility Agent is given instructions to invest funds in any of the Accounts in investments other than investments of the type described in clause (f) of the definition of “Permitted Investments”, the Person giving such instructions agrees to assist the Facility Agent in complying with the requirements herein with respect to such investments.

Section 8.2 Excluded Amounts. The Collateral Manager may direct the Facility Agent and the Collection Account Bank to cause the Paying Agent to withdraw from the applicable Account and cause the Paying Agent to pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Facility Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Facility Agent, which report shall include a brief description of the facts and circumstances supporting such request and designate a date for the payment of such reimbursement, which date shall not be earlier than two (2) Business Days following delivery of such notice.

Section 8.3 Application of Collections. With respect to each Contract, payments by or on behalf of the Obligor shall be applied to interest and principal thereof to reduce the balance thereof in accordance with the terms of such Contract.

Section 8.4 Additional Deposits. On or before each Distribution Date, the Collateral Manager or the Borrower shall deposit into the Collection Account the aggregate Repurchase Amounts with respect to Repurchased Contracts. All such deposits of Repurchase Amounts shall be made in immediately available funds. Upon receipt, the Facility Agent shall remit to the Collection Account any amounts paid by a Hedge Counterparty under any Hedging Agreement.

Section 8.5 Distributions, Reinvestment and Dividends. (a) On each Distribution Date, the Paying Agent shall distribute from the Collection Account and, subject to Section 8.8, the Warrant Reserve Account (as applicable), in accordance with the applicable Monthly Report prepared by the Collateral Manager pursuant to Section 8.7, the Amount Available for such Distribution Date in the following order of priority:

(i) From the Collection Account, the Amount Available constituting Interest Collections for such Distribution Date in the following order of priority:

(A) FIRST, first (1) to the Borrower or TPVG, as applicable, to the extent such amounts represent Excluded Amounts or any Retained Interest and second (2) to the Paying Agent, the Collection Account Bank and each Lockbox Bank, any accrued and unpaid fees and expenses for the related Collection Period, which fees and expenses shall not exceed $5,000 for any Collection Period;

(B) SECOND, if the Collateral Manager is not TPVG, to the extent not previously paid to the Collateral Manager or otherwise by or on behalf of the Borrower, to the Collateral Manager, (a) any accrued and unpaid Collateral Manager Fee for the related Collection Period plus (b) the amounts specified in Section 7.14 (to the extent the Collateral Manager has not reimbursed itself in respect of such amounts pursuant to Section 8.5(a)(ii));

(C) THIRD, to the extent not previously paid by the Collateral Manager or otherwise by or on behalf of the Borrower, pro rata (a) to the Custodian, any accrued and unpaid Custodian Fees and Expenses for the related Collection Period, which expenses shall not exceed the amount of the Capped Fees/Expenses — Custodian, (b) to the Backup Collateral Manager, any accrued and unpaid Backup Collateral Manager Fees and Expenses, which expenses shall not exceed the amount of the Capped Fees/Expenses Backup Collateral Manager and any Transition Costs, and (c) to the Paying Agent for any accrued and unpaid fees and expenses for the related Collection Period, which shall not exceed the amount of the Capped Fees/Expenses – Paying Agent;

(D) FOURTH, pro rata, based on the amounts owed to such Persons under this Section 8.5(a)(i)(D) (1) to the Lenders, an amount equal to the Yield on the Advances accrued during the Accrual Period with respect to such Distribution Date (and any Yield with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), (2) to the Paying Agent and the Agents on behalf of their respective Lenders, all accrued and unpaid Fees and Indemnified Amounts due to the Lenders, the Agents and the Facility Agent and (3) to the Hedge Counterparties, any amounts owed on the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;

(E) FIFTH, to the Agents on behalf of their respective Lenders pro rata in accordance with the amount of the outstanding Advances in the amount necessary to reduce the Advances outstanding to an amount not to exceed the lower of the Borrowing Base and the Maximum Availability;

(F) SIXTH, after the end of the Revolving Period or after the occurrence and during the continuance of an Event of Default, to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding;

(G) SEVENTH, pro rata based on amounts owed to such Persons under this Section 8.5(a)(i)(G), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;

(H) EIGHTH, to any Affected Persons, any Increased Costs then due and owing;

(I) NINTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnified Party, any Indemnified Amounts then due and owing to each such Indemnified Party;

(J) TENTH, to the extent not previously paid pursuant to Section 8.5(a)(i)(C) above, pro rata to the Backup Collateral Manager, the Paying Agent, the Collection Account Bank and the Custodian, any costs, expenses, Transition Costs and any amounts actually due at such time under any indemnification provision of this Agreement, or, with respect to the Collection Account Bank, the Account Agreement (that is, no amount shall be withheld for contingent indemnity obligations to the Backup Collateral Manager and the Custodian under the Transaction Documents);

(K) ELEVENTH, to the Agent for each Lender Group, on a pro rata basis, for the benefit of the Lenders in its Lender Group, the amount of any prepayment of the outstanding principal amount of any Advance made by the Borrower pursuant to Section 2.4;

(L) TWELFTH, if the Collateral Manager is TPVG, to the Collateral Manager, any accrued and unpaid Collateral Manager Fee with respect to the related Collection Period and the amounts specified in Section 7.14 to the extent the Collateral Manager has not reimbursed itself in respect of such amounts pursuant to Section 8.5(a)(ii) or been reimbursed for such amounts pursuant to 8.5(a)(i)(B);

(M) THIRTEENTH, to pay any other amounts due and payable by the Borrower or otherwise under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.5(a);

(N) FOURTEENTH, to any Cash Management Bank, any unpaid Obligations; and

(O) FIFTEENTH, (1) during an Unmatured Event of Default or an Event of Default, to remain in the Collection Account as Interest Collections, and (2) otherwise, at the option of the Borrower, either such Amount Available as designated in writing by the Borrower to the Facility Agent, the Paying Agent and the Collateral Manager or to remain in the Collection Account as Principal Collections.

(ii) From the Collection Account, the Amount Available constituting Principal Collections for such Distribution Date in the following order of priority:

(A) FIRST, to pay, in accordance with Section 8.5(a)(i) above, the amounts referred to in clauses (A) through (E), in that order, but, in each case, only to the extent not paid in full thereunder;

(B) SECOND, after the end of the Revolving Period (to the extent not paid pursuant to Section 8.5(a)(i)(F)), to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding;

(C) THIRD, to pay, in accordance with Section 8.5(a)(i) above, the amounts referred to in clauses (G) and (H) of such Section 8.5(a)(i) but, in each case, only to the extent not paid in full thereunder;

(D) FOURTH, to pay, in accordance with Section 8.5(a)(i) above, the amounts referred to in clause (I) of such Section 8.5(a)(i) but, in each case, only to the extent not paid in full thereunder

(E) FIFTH, to pay, in accordance with Section 8.5(a)(i) above, the amounts referred to in clause (J) of such Section 8.5(a)(i) but only to the extent not paid in full thereunder;

(F) SIXTH, to the extent not previously paid pursuant to Section 8.5(a)(i)(C) or Section 8.5(a)(i)(J), pro rata to the Backup Collateral Manager, the Paying Agent, the Collection Account Bank and the Custodian, any costs, expenses, Transition Costs and any amounts actually due at such time under any indemnification provision of this Agreement (that is, no amount shall be withheld for contingent indemnity obligations to the Backup Collateral Manager and the Custodian under the Transaction Documents);

(G) SEVENTH, to pay, in accordance with Section 8.5(a)(i) above, the amounts referred to in clause (L) of such Section 8.5(a)(i) but only to the extent not paid in full thereunder;

(H) EIGHTH, to pay, in accordance with Section 8.5(a)(i) above, the amounts referred to in clause (M) of such Section 8.5(a)(i) but only to the extent not paid in full thereunder;

(I) NINTH, to pay, in accordance with Section 8.5(a)(i) above, the amounts referred to in clause (N) of such Section 8.5(a)(i) but only to the extent not paid in full thereunder; and

(J) TENTH, (1) during an Unmatured Event of Default or an Event of Default, to remain in the Collection Account as Principal Collections, and (2) otherwise, (x) during the Revolving Period, at the option of the Borrower, to (A) the Borrower for distribution to the Equityholder (subject to Section 10.16(a)) or (B) to remain in the Collection Account as Principal Collections or (y) after the end of the Revolving Period, such remaining Amount Available to the Borrower.

So long as no Collateral Manager Default has occurred and is continuing, the Collateral Manager may make the remittances to be made by it pursuant to Sections 8.3 and 8.4 net of amounts (which amounts may be netted prior to any such remittance for a Collection Period) to be distributed to it pursuant to Section 7.14 or 8.5(a)(i)(L); provided, however, that the Collateral Manager shall account for all of such amounts in the related Monthly Report as if such amounts were deposited and distributed separately; and provided, further, that if an error is made by the Collateral Manager in calculating the amount to be deposited or retained by it, with the result that an amount less than required is deposited in the Collection Account, the Collateral Manager shall make a payment of the deficiency to the Collection Account immediately upon becoming aware, or receiving notice from any Lender, the Paying Agent or the Facility Agent, of such error.

(b) During the Revolving Period, the Borrower may withdraw from the Collection Account any Principal Collections and apply such Principal Collections to (A) prepay the Advances outstanding in accordance with Section 2.4 or (B) acquire additional Contracts (each such reinvestment of Principal Collections, a “Reinvestment”), subject to the following conditions:

(i) the Borrower shall have given written notice to the Paying Agent and the Facility Agent of the proposed Reinvestment at or prior to 3:00 p.m., New York City time, two Business Days prior to the proposed date of such Reinvestment (the “Reinvestment Date”). Such notice (the “Reinvestment Request”) shall be in the form of Exhibit C-2 and shall include (among other things) the proposed Reinvestment Date, the amount of such proposed Reinvestment and a Schedule of Contracts setting forth the information required therein with respect to the Contracts to be acquired by the Borrower on the Reinvestment Date (if applicable);

(ii) each condition precedent set forth in Section 6.2 shall be satisfied;

(iii) upon the written request of the Borrower (or the Collateral Manager on the Borrower’s behalf) delivered to the Paying Agent no later than 11:00 a.m. New York City time on the applicable Reinvestment Date, the Paying Agent shall have provided to the Facility Agent by facsimile or e-mail (to be received no later than 1:30 p.m. New York City time on that same day) a statement reflecting the total amount on deposit on such day in the Collection Account; and

(iv) any Reinvestment Request given by the Borrower pursuant to this Section 8.5(b), shall be irrevocable and binding on the Borrower.

Subject to the Paying Agent’s receipt of an Officer’s Certificate of the Collateral Manager as to the satisfaction of the conditions precedent set forth in Section 6.2 and this Section 8.5(b) the Paying Agent will release funds from the Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount of Collections on deposit in the Collection Account.

(c) At any time, the Borrower may withdraw from the Collection Account the proceeds of any Advance on deposit therein as may be needed to settle any pending acquisition of an Eligible Contract.

Section 8.6 Fees. The Borrower shall pay any Commitment Fee, the Unused Fee, the Prepayment Fee, the Facility Agent Fee and any other fees (collectively, “Fees”) in the amounts and on the dates set forth herein or in one or more fee letter agreements, dated the date hereof (or dated the date any Lender and its related Lender Group becomes a party hereto pursuant to an assignment or otherwise), signed by the Borrower, the applicable Agent and the Facility Agent (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”).

Section 8.7 Monthly Report. The Collateral Manager shall prepare (with portions of such Monthly Report based on information required by Section 3.4 provided to it by the Facility Agent and the Lenders as set forth herein) a Monthly Report in the form of Exhibit D determined as of the close of business on each Determination Date and make available such Monthly Report to the Facility Agent (including by electronic delivery to csg.india@db.com and ls2.docs-ny@db.com), the Borrower, the Paying Agent, the Collateral Manager and the Backup Collateral Manager on each Reporting Date starting with the Reporting Date in the first full calendar month after the Effective Date. If any party receiving any Monthly Report disagrees with any items of such report, it shall contact the Collateral Manager and notify it of such disputed item and provide reasonably sufficient information to correct such item, with (if other than the Facility Agent) a copy of such notice and information to the Facility Agent and the Paying Agent. If the Collateral Manager agrees with any such correction and unless the Collateral Manager is otherwise timely directed by the Facility Agent, the Collateral Manager shall distribute a revised Monthly Report on the Business Day after it receives such information. If the Collateral Manager does not agree with any such correction or it is directed by the Facility Agent that the Collateral Manager should not make such correction, the Collateral Manager shall (within one Business Day) contact the Facility Agent and request instructions on how to proceed. The Facility Agent’s reasonable determination with regard to any disputed item in the Monthly Report shall be final.

Without limiting the generality of the foregoing, in connection with the preparation of a Monthly Report, (i) the Collateral Manager shall be responsible for the information required for parts (a) through (c) of Exhibit D for such Monthly Report and (ii) the Facility Agent and the Lenders shall be responsible for providing to the Collateral Manager the information required by Section 3.4 for part (d) of Exhibit D for such Monthly Report on which the Collateral Manager may conclusively rely. The Collateral Manager shall review and verify the contents of the aforesaid reports (including the Monthly Report), instructions, statements and certificates. The Collateral Manager shall send such reports, instructions, statements and certificates to the Borrower for execution.

Section 8.8 Required Warrant Reserve. (a) The Borrower shall deposit the net proceeds (including, without limitation, net of any taxes paid or payable as a result of such sale or exercise of any Warrant Asset) realized and received by the Borrower (or its agent) from the sale or exercise of any Warrant Asset or other Portfolio Investment into the Warrant Reserve Account without giving effect to Section 8.5; provided that after the end of the Revolving Period, all such net proceeds shall at Borrower’s discretion either (x) be designated as Amount Available and distributed pursuant to Section 8.5 or (y) remain in the Warrant Reserve Account (and shall not be available to be withdrawn) until the earlier of (i) one (1) year after the end of the Revolving Period and (ii) the occurrence of an Event of Default, after which all such net proceeds shall be deposited into the Collection Account as Principal Collections and the Warrant Reserve Account shall no longer be in effect.

(b) At any time that a payment is required to be made by Section 2.4(c), all Retained Warrant Proceeds shall be designated as Amount Available by the Collateral Manager to the extent required due to a shortfall in the Amount Available pursuant to clauses (a) – (c) of the definition thereof to meet such payment obligation.

(c) At any time prior to the end of the Revolving Period that the Borrower makes a prepayment in accordance with Section 2.4(c), the Borrower (or the Collateral Manager on its behalf) may designate Retained Warrant Proceeds as Amount Available solely for the purposes of such prepayment. To the extent that Retained Warrant Proceeds are utilized for any such prepayment and an equivalent amount is not deposited into the Warrant Reserve Account on or before the next Distribution Date, then immediately following such next Distribution Date, the Advance Rate shall be permanently reduced to equal the Borrower’s actual outstanding advance rate on all outstanding Advances, as determined by the Facility Agent in its sole discretion.

Article IX

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Advances hereunder, the Borrower hereby represents and warrants to the Facility Agent, the Agents and the Lenders as to itself, as of the Effective Date, each Funding Date and each other Measurement Date, as follows:

Section 9.1 Organization and Good Standing. It has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted. It had at all relevant times and now has, power, authority and legal right (x) to acquire and own the Transferred Contracts and the Related Security, and to grant to the Facility Agent a security interest in the Transferred Contracts and the Related Security and the other Collateral and (y) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 9.2 Due Qualification. It is duly qualified to do business and has obtained all necessary licenses and approvals and made all necessary filings and registrations in all jurisdictions, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.3 Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; it has full power, authority and legal right to grant to the Facility Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Transferred Contracts and the other Collateral and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary action.

Section 9.4 Binding Obligations. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by it and are enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing.

Section 9.5 Security Interest. This Agreement creates a valid and continuing Lien on the Collateral in favor of the Facility Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC, and is enforceable as such against creditors of and purchasers from the Borrower; the Collateral is comprised of Instruments, Security Entitlements, General Intangibles, Certificated Securities, Uncertificated Securities, Securities Accounts, Investment Property and Proceeds and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations as set forth herein; with respect to Collateral that constitute Security Entitlements (a) all of such Security Entitlements have been credited to the Accounts and the Collection Account Bank has agreed to treat all assets credited to the Accounts as Financial Assets, (b) the Borrower has taken all steps necessary to enable the Facility Agent to obtain Control with respect to the Accounts and (c) the Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Facility Agent for the benefit of the Secured Parties; the Borrower has not instructed the Collection Account Bank to comply with the entitlement order of any Person other than the Facility Agent; all Accounts constitute Securities Accounts; the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens); the Borrower has received all consents and approvals required by the terms of any Contract to the transfer and granting of a security interest in the Contracts hereunder to the Facility Agent, on behalf of the Secured Parties; the Borrower has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the State of Delaware; all original executed copies of each underlying promissory note constituting or evidencing any Contract have been or, subject to the delivery requirements contained herein and/or Section 18.4, will be delivered to the Custodian; the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Custodian that the Custodian or its bailee is holding each underlying promissory note evidencing a Contract solely on behalf of the Facility Agent for the benefit of the Secured Parties; none of the underlying promissory notes that constitute or evidence the Contracts has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Facility Agent on behalf of the Secured Parties; with respect to Collateral that constitutes a Certificated Security, such certificated security has been delivered to the Custodian and, if in registered form, has been specially Indorsed (within the meaning of the UCC) to the Custodian or in blank by an effective Indorsement or has been registered in the name of the Custodian upon original issue or registration of transfer by the Borrower of such Certificated Security, in each case to be held by the Custodian on behalf of the Facility Agent for the benefit of the Secured Parties; and in the case of an Uncertificated Security, by (A) causing the Custodian to become the registered owner of such uncertificated security and (B) causing such registration to remain effective.

Section 9.6 No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which it is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its Constituent Documents, or any indenture, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it is bound or any of its properties are subject, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or violate in any material respect any Applicable Law or in any way materially adversely affect its ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

Section 9.7 No Proceedings. There are no proceedings or investigations pending or, to its knowledge, threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by it of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents, (D) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect on any of the Transferred Contracts or other Collateral or (E) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the federal income tax or other federal, state or local tax attributes of the Notes or seeking to impose any excise, franchise, transfer or similar tax upon the Notes or the sale and assignment of the Contracts and the other Collateral hereunder.

Section 9.8 No Consents. It is not required to obtain the material consent of any other Person or any material approval, authorization, consent, license, approval or authorization, or registration or declaration with, any Official Body having jurisdiction over it or its properties in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, in each case other than consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof.

Section 9.9 Solvency. It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. The Borrower has no Indebtedness to any Person other than pursuant to this Agreement, the Administrative Agreement and the other Transaction Documents. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, it will have an adequate amount of capital to conduct its business in the foreseeable future.

Section 9.10 Compliance with Laws. It has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with Official Bodies, decrees and orders with respect to its business and properties and all Collateral.

Section 9.11 Taxes. For U.S. federal income tax purposes, it is, and always has been, an entity disregarded as separate from the Equityholder and the Equityholder is a U.S. Person. It has filed on a timely basis all federal and other material Tax returns (including foreign, state, local and otherwise) required to be filed, if any, and has paid all federal and other material Taxes due and payable by it and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). No Lien or similar Adverse Claim has been filed, and no claim is being asserted, with respect to any Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of each Transferred Contract and the Related Security to the Borrower have been paid or shall have been paid if and when due at or prior to the Effective Date or the Advance Date, as applicable.

Section 9.12 Monthly Report. Each Monthly Report is accurate in all material respects as of the date thereof.

Section 9.13 No Liens, Etc. The Collateral and each part thereof is owned by the Borrower free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability and the Borrower has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Advance, the Facility Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in each Contract and the other Collateral, free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability, to the extent (as to perfection and priority with respect to such other Collateral) that a security interest in such other Collateral may be perfected under the applicable UCC. The Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Borrower or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Facility Agent as “Secured Party” pursuant hereto or as necessary or advisable in connection with the Sale Agreement. There are no judgments or Liens for Taxes with respect to the Borrower and no claim has been asserted with respect to the Taxes of the Borrower.

Section 9.14 Information True and Correct. All information heretofore or hereafter furnished by or on behalf of the Borrower in writing to any Lender, the Paying Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby is and will be (when taken as a whole) true and correct in all material respects and does not omit to state a material fact necessary to make the statements contained therein not misleading.

Section 9.15 Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Facility Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 9.16 Collateral. Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.

Section 9.17 Selection Procedures. In selecting the Eligible Contract Payments hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of the Facility Agent, any Agent or any Lender.

Section 9.18 Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 9.19 No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the performance of its obligations under this Agreement or any Transaction Document to which it is a party.

Section 9.20 No Subsidiaries. The Borrower has no Subsidiaries. The Borrower does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person, other than the Permitted Investments in the Accounts and interests in current or former Obligors as a result of any Warrant Assets giving rise to Portfolio Investments.

Section 9.21 ERISA Matters.

(a) The Borrower does not sponsor, maintain, or contribute to, and has never sponsored, maintained, or contributed to, and, except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate sponsors, maintains, contributes to, or has any liability in respect of, or has ever sponsored, maintained, contributed to, or had any liability in respect of, a Plan.

(b) No ERISA Event has occurred on or prior to the date that this representation is made or deemed made that, whether alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

(c) The Borrower is not, and will not become at any time while any Obligations are outstanding, a Benefit Plan Investor.

Section 9.22 Investment Company Status. The Borrower is not required to register as an “investment company” under the 1940 Act.

Section 9.23 Set-Off, Etc. No Contract has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, pursuant to the Transaction Documents and for amendments, extensions and modifications, if any, to such Collateral otherwise permitted hereby.

Section 9.24 Eligible Contract Payments. All Contract Payments included as Eligible Contract Payments in the calculation of the Borrowing Base in the most recently delivered Monthly Report are Eligible Contract Payments. The Borrower acknowledges that (i) all Obligors (and related agents) have been directed to make all payments directly to the Lockbox Account (and, in the case of Contract Payments not denominated in Dollars, each such Obligor shall convert such Contract Payments to Dollars prior to depositing into the Lockbox Account) and (ii) all Contract Payments received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Facility Agent, on behalf of the Secured Parties until deposited into the applicable Collection Account in accordance with Section 7.3(b).

Section 9.25 Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Equityholder in exchange for the purchase of the Transferred Contracts (or any number of them). No such transfer has been made for or on account of an antecedent debt and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 9.26 Use of Proceeds. Neither Borrower nor TPVG is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and none of the proceeds of the Advances will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the FRS Board from time to time. The Borrower will not request any Advance, and shall not use the proceeds of any Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country to the extent such activity would be prohibited by Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to the Borrower.

Section 9.27 Separate Existence. The Borrower is operated as an entity with assets and liabilities distinct from those of TPVG and any other Affiliates of the Borrower or TPVG, and the Borrower hereby acknowledges that the Facility Agent, each of the Agents and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from TPVG and each such Affiliate. Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 10.5.

Except as a result of the status as a Borrower as a disregarded entity, there is not now, nor will there be at any time in the future, any agreement or understanding between TPVG and/or the Borrower (other than as expressly set forth herein, the Administrative Agreement and the other Transaction Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

Section 9.28 Transaction Documents. The Transaction Documents delivered, together with the Constituent Documents of the Borrower, to the Facility Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other. Upon the purchase and/or contribution of each Transferred Contract pursuant to the this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Transferred Contract and all assets relating thereto, free and clear of any Adverse Claim. All such assets are transferred to the Borrower without recourse to the Equityholder except as described in the Sale Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Equityholder, and no such assets shall constitute property of the Equityholder.

Section 9.29 Ownership of the Borrower. One hundred percent (100%) of the outstanding equity interests of the Borrower is and will be directly owned (both beneficially and of record) by the Equityholder. All such equity interests are and will be validly issued, and there are no options, warrants or other rights to acquire shares or other equity rights in the Borrower.

Section 9.30 EEA/UK Financial Institution. The Borrower is not an EEA Financial Institution or a UK Financial Institution.

Section 9.31 Anti-Terrorism, Anti-Money Laundering. (a) Neither the Borrower nor any Affiliate, officer, employee or director, acting on behalf of the Borrower (i) is (A) a country, territory, organization, person or entity named on any sanctions list administered or imposed by the U.S. Government including, without limitation, the Office of Foreign Asset Control (“OFAC”) list, or any other list maintained for the purposes of sanctions enforcement by any of the United Nations, the European Union, His Majesty’s Treasury in the UK, Germany, Canada, Australia, and any other country or multilateral organization (collectively, “Sanctions”), including without limitation, Afghanistan, the Crimea region of Ukraine, occupied territories in the “Donetsk People’s Republic” region of Ukraine, occupied territories in the “Luhansk People’s Republic” region of Ukraine, occupied territories in the “Kherson” region of Ukraine, occupied territories in the “Zaporizhzhia” region of Ukraine, Cuba, Iran, North Korea, and Syria (the “Sanctioned Countries”); (B) a Person that resides, is organized or located in any of the Sanctioned Countries or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction or any Sanctioned Countries; or (C) owned 50% or more or otherwise controlled, directly or indirectly by, or acting on behalf of, one or more Person defined in either of the preceding clauses (A) or (B) (along with Persons defined in clauses (A) and (B), collectively, a “Sanction Target”); (ii) is a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iii) is a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. The Borrower is and each Affiliate, officer, employee or director, acting on behalf of the Borrower is (and is taking no action which would result in any such Person not being) in compliance in all material respects with (a) all applicable OFAC rules and regulations, (b) all United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other sanctions, embargos and trade restrictions that the Borrower or any of its Affiliates is subject and (c) the Anti-Money Laundering Laws. In addition, the described purpose (“trade related business activities”) does not include any kind of activities or business of or with any Person or in any country or territory that is subject to or the target of any sanctions administered by the U.S. Government, OFAC, the United Kingdom, the European Union, Germany, Canada, Australia or the United Nations Security Council (including the Sanctioned Countries) and does not involve commodities or services of a Sanctioned Country originated or shipped to, through or from a Sanctioned Country, or on vessels or aircrafts owned or registered by a Sanctioned Country, or financed or subsidized any of the foregoing.

(b) The Borrower has complied, in all material respects, with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act (collectively, the “Anti-Money Laundering Laws”). No actions, suits, proceedings or investigations by any court, governmental, or regulatory agency are ongoing or pending against the Borrower, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Money Laundering Laws, or, to the knowledge of the Borrower, threatened.

Section 9.32 Anti-Bribery and Corruption. (a) Neither the Borrower nor, to the best of the Borrower’s knowledge, any director, officer, employee, or anyone acting on behalf of the Borrower has engaged in any activity, or will take any action, directly or indirectly, which would breach applicable anti-bribery and corruption laws and regulations, including but not limited to the US Foreign and Corrupt Practices Act 1977, as amended, and the Bribery Act 2010 of the United Kingdom (the “Anti-Bribery and Corruption Laws”).

(b) The Borrower and its Affiliates have each conducted their businesses in compliance with Anti-Bribery and Corruption Laws and have instituted and maintain policies and procedures reasonably designed to promote and ensure continued compliance with all Anti-Bribery and Corruption Laws and with the representation and warranty contained herein.

(c) No actions, suits, proceedings or investigations by any court, governmental, or regulatory agency are ongoing or pending against the Borrower, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Bribery and Corruption Laws, or, to the knowledge of the Borrower, threatened.

(d) The Borrower will not directly or indirectly use, lend or contribute the proceeds of the Advances for any purpose that would breach the Anti-Bribery and Corruption Laws.

Section 9.33 Volcker Rule. To the best of the Borrower’s knowledge and belief, the Advances do not constitute an “ownership interest” in the Borrower for purposes of the Volcker Rule.

Section 9.34 AIFMD and UK AIFM Regulation. The Borrower is not (i) an AIFM; (ii) an AIF managed by an AIFM (as such term is defined in the AIFMD) required to be authorized or registered in accordance with AIFMD; or (iii) an AIFM or an AIF managed by AIFM (as such term is defined in the UK AIFM Regulations) required to be authorized or registered in accordance with the UK AIFM Regulations.

Section 9.35 Revolving Contracts. The Borrower confirms that with respect to any Revolving Contract, any unfunded portion thereof shall not be owned or held by the Borrower, and shall be segregated from any portion of such Revolving Contract which has been fully funded such that all commitments by the Borrower to make advances to the related Obligor expire, are terminated or irrevocably reduced to zero.

Section 9.36 Financial or Other Condition. There has been no Material Adverse Effect since the Seventeenth Amendment Effective Date.

Article X

COVENANTS

From the date hereof until the first day following the Facility Termination Date on which all Obligations shall have been finally and fully paid and performed (other than as expressly survive the termination of this Agreement), the Borrower hereby covenants and agrees with the Lenders, the Agents and the Facility Agent that:

Section 10.1 Protection of Security Interest of the Secured Parties. (a) At or prior to the Effective Date, the Borrower shall have filed or caused to be filed a UCC-1 financing statement, naming the Borrower as debtor and the Facility Agent (for the benefit of the Secured Parties) as secured party and describing the Collateral, with the office of the Secretary of State of the State of Delaware. From time to time thereafter, the Borrower shall file such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by Applicable Law fully to preserve, maintain and protect the interest of the Facility Agent in favor of the Secured Parties under this Agreement in the Collateral and in the proceeds thereof. The Borrower shall deliver (or cause to be delivered) to the Facility Agent and each Lender file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that the Borrower fails to perform its obligations under this subsection, the Facility Agent may (but shall have no obligation to) do so, in each case at the expense of the Borrower, however the Facility Agent shall not have any liability in connection therewith.

(b) The Borrower shall not change its name, jurisdiction, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by or on behalf of the Borrower in accordance with Section 10.1(a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Facility Agent at least 30 days’ prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Facility Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed).

(c) The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Advance under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Collateral indicate clearly that such Collateral is subject to the first priority security interest in favor of the Facility Agent, for the benefit of the Secured Parties. Indication of the Facility Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, with respect to any Transferred Contract, upon such Transferred Contract becoming a Repurchased Contract or otherwise as expressly permitted by the Sale Agreement or by this Agreement.

(d) Without limiting any of the other provisions hereof, if at any time the Borrower shall propose to sell, grant a security interest in, or otherwise transfer any interest in loan or lease receivables to any prospective lender or other transferee, the Borrower shall give to such prospective lender or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Collateral shall indicate clearly that such Collateral is subject to a first priority security interest in favor of the Facility Agent, for the benefit of the Secured Parties.

Section 10.2 Other Liens or Interests. Except for the security interest granted hereunder and as otherwise permitted pursuant to Sections 7.10, 7.11 and 10.16, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Facility Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).

Section 10.3 Costs and Expenses. The Borrower shall pay (or cause to be paid) all of its reasonable costs and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

Section 10.4 Reporting Requirements. The Borrower shall furnish, or cause to be furnished, to the Facility Agent and each Lender and, with respect to clause (a), to the Custodian and Backup Collateral Manager:

(a) as soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower shall have knowledge of the occurrence of an Event of Default, Unmatured Event of Default or Termination Event, the statement of an Executive Officer of the Borrower setting forth complete details of such Event of Default, Unmatured Event of Default or Termination Event and the action which the Borrower has taken, is taking and proposes to take with respect thereto;

(b) (i) no less than on a monthly basis, in connection with the calculation of the Borrowing Base in the most recently delivered Monthly Report, updates for each Contract of the Debt-to-Cash-Equity Ratio, the Debt-to-Enterprise Value Ratio (including the attaching Debt-to-Enterprise Value Ratio with respect to Second Lien Contracts), the expected months of cash reserves remaining and the amount and date of most recent round of equity financing or bridge financing and (ii) promptly, from time to time, such other information, documents, records or reports respecting the Transferred Contracts or the Related Security, the other Collateral or the condition or operations, financial or otherwise, of the Borrower as the Facility Agent may, from time to time, reasonably request;

(c) promptly, in reasonable detail, notice of (i) any Adverse Claim known to it that is made or asserted against any of the Collateral, (ii) the occurrence of any Revaluation Event with respect to any Contract (including any custom revaluation events included in the definition of “Revaluation Event” by the Facility Agent as a condition of its approval of any Contract), or any Material Modification with respect to any Contract which was not previously approved by the Facility Agent, (iii) any Contract that has become a Delinquent Contract or a Defaulted Contract and (iv) the sale, exercise or other monetization of, and the listing of the existing and future positions of, any Warrant Asset;

(d) promptly, in reasonable detail, any new or updated information reasonably requested by a Lender (by request to the Facility Agent, who shall forward such request to such Borrower) in connection with “know your customer” laws or any similar regulations; and

(e) promptly following any request therefor, the Borrower shall deliver to the Facility Agent information and documentation reasonably requested by the Facility Agent for purposes of compliance with its Beneficial Ownership Certification.

Section 10.5 Separate Existence. (a) The Borrower shall conduct its business solely in its own name through its duly authorized officers or agents so as not to mislead others as to the identity of the entity with which such persons are concerned, and shall use its best efforts to avoid the appearance that it is conducting business on behalf of any Affiliate thereof or that the assets of the Borrower are available to pay the creditors of TPVG or any Affiliate thereof.

(b) It shall maintain records and books of account separate from those of TPVG and any other Affiliate thereof. It shall maintain the books and records of the Borrower at the principal business office of the Borrower, unless the Borrower shall otherwise advise the parties hereto in writing.

(c) It shall obtain proper authorization for all action requiring such authorization.

(d) It shall pay its own operating expenses and liabilities from its own funds.

(e) It shall ensure that the annual financial statements of TPVG shall disclose the effects of the transactions contemplated in the Transaction Documents in accordance with GAAP.

(f) It shall not hold itself out as being liable for the debts of any other Person. It shall not pledge its assets to secure the obligations of any other Person. It will not incur, create or assume any indebtedness or liabilities except as expressly permitted hereunder. It shall not assume, pay or guarantee any obligation of any Person, including any Affiliate, or advance funds to any other Person for the payment of expenses or become obligated for the debts of any other Person or hold out its credit or assets as being available to pay the obligations of any other Person. It shall not permit any Affiliate to guarantee or pay its obligations other than customary indemnities in connection with one or more Transaction Documents.

(g) It shall keep its assets and liabilities separate from those of all other entities. Except as expressly contemplated herein with respect to Excluded Amounts, it shall not commingle its assets with assets of any other Person.

(h) It shall not maintain bank accounts or other depository accounts to which any Affiliate is an account party, into which any Affiliate makes deposits or from which any Affiliate has the power to make withdrawals, except that the Collateral Manager and the Equityholder may make deposits in such accounts if they receive funds of the Borrower in accordance with the Transaction Documents.

(i) To the extent required under GAAP, it shall ensure that any consolidated financial statements including the Borrower, if any, have notes to the effect that the Borrower is a separate entity whose creditors have a claim on its assets prior to those assets becoming available to its equityholders.

(j) It shall not (A) amend, supplement or otherwise modify (i) its organizational documents, except in accordance therewith and with the prior written consent of the Facility Agent (which consent shall not be unreasonably withheld, delayed or conditioned) or (ii) its limited liability company agreement except in accordance therewith or (B) divide or permit any division of itself.

(k) It shall at all times hold itself out to the public and all other Persons as separate from its Affiliates (including TPVG) and from any other Person. It shall not engage in interaffiliate transactions except to the extent permitted by the Transaction Documents.

(l) It shall file its own tax returns separate from those of any other Person, except to the extent that it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Applicable Law, and shall pay any taxes required to be paid under Applicable Law.

(m) It shall conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence. It shall at all times comply with the provisions of its limited liability company agreement.

(n) It shall maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided that the Borrower’s assets may be included in a consolidated financial statement of TPVG provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from TPVG and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of TPVG or any other Person and (ii) such assets shall also be listed on the Borrower’s own separate balance sheet.

(o) It shall not, except for capital contributions or capital distributions permitted under the terms and conditions of its Constituent Documents and properly reflected on its books and records, enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction. It shall not permit TPVG or any other Person to (i) advance or contribute property to it by way of capital contribution, or (ii) cause to be made, any transfer or distribution of the Borrower’s assets, except, in each case, as may be made pursuant to the Transaction Documents or other duly authorized and legal actions of TPVG and the Borrower.

(p) It shall maintain a sufficient number of employees (which number may be zero) in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds. It shall compensate its employees, consultants or agents, if any, from its own funds, and maintain a sufficient number of employees in light of its contemplated business operations.

(q) It shall use separate invoices bearing its own name.

(r) It shall correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of TPVG or any other Person.

(s) It shall maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require TPVG to make additional capital contributions to the Borrower.

(t) It shall not acquire any obligation or securities of its members or of any Affiliate other than the Collateral in compliance with the Transaction Documents.

(u) It shall not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that it may invest in those investments permitted under the Transaction Documents.

(v) It shall not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or transfer of all or substantially all of its assets other than such activities as are expressly permitted pursuant to the Transaction Documents.

(w) It shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities), except as expressly contemplated by the Transaction Documents.

(x) Except as expressly permitted by the Transaction Documents, it shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

(y) It shall not own any asset or property other than each Contract, the Contract Collateral associated therewith and incidental personal property necessary for the ownership or operation of the foregoing and such other financial assets as permitted by the Transaction Documents.

(z) It shall not engage, directly or indirectly, in any business other than as required or permitted to be performed by the Transaction Documents.

(aa) It shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, including for shared office space and for services performed by an employee of any Affiliate.

(bb) It shall continuously maintain the resolutions, agreements and other instruments of the Borrower underlying the transactions described in the Transaction Documents as official records of the Borrower.

(cc) It shall maintain an arm’s length relationship with TPVG and its Affiliates, and shall not hold itself out or its credit or assets as being liable for the debts and obligations of TPVG or any of its Affiliates.

(dd) It shall not become involved in the day-to-day management of any other Person. It shall not permit any Person other than TPVG to become involved in the day-to-day management of the Borrower, except that the Collateral Manager is permitted to manage the assets of the Borrower pursuant to Article VII.

(ee) It shall not act as an agent of any other Person in any capacity. It shall not act as agent of TPVG or any other Person nor permit TPVG or any other Person to act as its agent, except to the limited extent permitted under the Transaction Documents.

(ff) It shall cause the agents, officers and other representatives of the Borrower, if any, to act at all times with respect to the Borrower consistently and in furtherance of the foregoing provisions of this Section 10.5.

(gg) Neither the Borrower nor TPVG shall take any action contrary to the “Assumptions and Facts” section in the opinion of Troutman Sanders, LLP, dated the date hereof, relating to certain non-consolidation matters.

(hh) Neither the Collateral Manager nor any other person shall be authorized or empowered, nor shall they permit the Borrower to take any Material Action without the prior unanimous written consent of two Independent Members. The Constituent Documents of the Borrower shall include the following provisions: (a) at all times there shall be, and Borrower shall cause there to be, at least two Independent Members; (b) the Borrower shall not, without the prior written consent of both Independent Members, on behalf of itself or Borrower, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Members shall consider only the interests of the Borrower, including its creditors; and (d) no Independent Member of the Borrower may be removed or replaced unless the Borrower provides Lender with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Member, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Member, together with a certification that such replacement satisfies the requirements set forth in the organizational documents of the Borrower for an Independent Member. No resignation or removal of an Independent Member shall be effective until a successor Independent Member is appointed and has accepted his or her appointment. No Independent Member may be removed other than for Cause.

Section 10.6 Hedging Agreements. (a) With respect to any Fixed Rate Contract, the Borrower shall, upon the direction of the Facility Agent in its sole discretion as notified to the Borrower and the Collateral Manager in writing on or prior to the related Advance Date for such Contract, obtain and deliver to the Custodian (with a copy to the Facility Agent) and, unless otherwise agreed by the Facility Agent in its sole discretion, maintain at all times, one or more Hedging Agreements from qualified Hedge Counterparties, which (on each date of determination) (1) have a notional principal amount equal to the outstanding principal balance of each Fixed Rate Contract, (2) if applicable, have a strike price (x) such that the Minimum Weighted Average APR Test or the Minimum Weighted Average Spread Test, as applicable, is satisfied and (y) unless otherwise agreed to by the Facility Agent in its sole discretion, not greater than 4%, (3) have a termination date no sooner than the date set forth in clause (i) of the definition of “Revolving Period” and (4) in the case of Hedging Agreements that are not interest rate cap agreements, have other terms and conditions and be represented by Hedging Agreements otherwise acceptable to the Facility Agent in its reasonable discretion.

(b) In the event that any Hedge Counterparty defaults in its obligation to make a payment to the Borrower under one or more Hedging Agreements on any date on which payments are due pursuant to a Hedging Agreement, the Borrower shall make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York City time, on such date. The Borrower shall give notice to the Lenders upon the continuing failure by any Hedge Counterparty to perform its obligations during the two Business Days following a demand made by the Borrower on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed by the Required Lenders.

(c) In the event that any Hedge Counterparty no longer maintains the ratings specified in the definition of “Hedge Counterparty,” then within 30 days after receiving notice of such decline in the creditworthiness of such Hedge Counterparty as determined by any Rating Agency, either (x) such Hedge Counterparty, upon the receipt of the consent of the Required Lenders, will enter into an arrangement the purpose of which shall be to assure performance by the Hedge Counterparty of its obligations under the applicable Hedging Agreement; or (y) the Borrower shall at its option either (i) upon the receipt of the consent of the Required Lenders, cause such Hedge Counterparty to pledge securities in the manner provided by Applicable Law which shall be held by the Facility Agent, for the benefit of the Secured Parties, free and clear of the Lien of any third party, in a manner conferring on the Facility Agent a perfected first Lien in such securities securing such Hedge Counterparty’s performance of its obligations under the applicable Hedging Agreement, (ii) provided that a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of Section 10.6(d) has been obtained, (A) provide written notice to such Hedge Counterparty (with a copy to the Facility Agent) of its intention to terminate the applicable Hedging Agreement within such 30 day period and (B) terminate the applicable Hedging Agreement within such 30 day period, request the payment to it of all amounts due to the Borrower under the applicable Hedging Agreement through the termination date and deposit any such amounts so received, on the day of receipt, to the Collection Account, or (iii) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 10.6(c)) which satisfies the Required Lenders (a “Qualified Substitute Arrangement”); provided, however, that in the event at any time any alternative arrangement established pursuant to clause (x) or (y)(i) or (y)(iii) above shall cease to be satisfactory to the Required Lenders, then the provisions of this Section 10.6(c), shall again be applied and in connection therewith the 30 day period referred to above shall commence on the date the Borrower receives notice of such cessation or termination, as the case may be.

(d) Unless an alternative arrangement pursuant to Section 10.6(c) is being established, the Borrower shall use its best efforts to obtain a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of this Section 10.6 during the 30 day period referred to in Section 10.6(c). The Borrower shall not terminate the Hedging Agreement unless, prior to the expiration of the 30 day period referred to in said Section 10.6(c), the Borrower delivers to the Facility Agent (i) a Replacement Hedging Agreement or Qualified Substitute Arrangement, (ii) to the extent applicable, an Opinion of Counsel as to the due authorization, execution and delivery and validity and enforceability of such Replacement Hedging Agreement or Qualified Substitute Arrangement, as the case may be, and (iii) evidence that the Required Lenders have consented to the termination of the applicable Hedging Agreement and its replacement with such Replacement Hedging Agreement or Qualified Substitute Arrangement.

(e) The Collateral Manager or the Borrower shall notify the Facility Agent within five Business Days after a Responsible Officer of such Person shall obtain knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency.

(f) The Borrower may at any time obtain a Replacement Hedging Agreement, provided that the Borrower delivers to the Facility Agent evidence of the receipt of the consent of the Required Lenders to the termination of the then current Hedging Agreement and its replacement with such Replacement Hedging Agreement.

(g) The Borrower shall not agree to any amendment to any Hedging Agreement unless the Borrower shall have received evidence of the consent of the Required Lenders to such amendment to such Hedging Agreement.

(h) The Borrower shall notify the Facility Agent after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.

(i) The Borrower, with the consent of the Required Lenders, shall sell all or a portion of the Hedging Agreements subject to the following conditions having been met:

(i) the Aggregate Notional Amount after giving effect to such sale shall equal or exceed the Required Notional Amount as of the date of such sale after giving effect to all payments and allocations made pursuant to this Agreement; and

(ii) the minimum notional amount denomination of any Hedging Agreement to be sold is $1,000,000.

The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Facility Agent of prospective purchasers and bids, and selecting the purchaser of such Hedging Agreement. The Borrower, upon receipt of the purchase price in the Collection Account shall, with the prior written consent of the Facility Agent, execute all documentation necessary to release the Lien of the Facility Agent on such Hedging Agreement and proceeds thereof.

Notwithstanding anything to the contrary in this Section 10.6, the parties hereto agree that should the Borrower fail to observe or perform any of its obligations under this Section 10.6 with respect to any Hedging Agreement, the sole result will be that the Contract or Contracts that are the subject of such Hedging Agreement shall immediately cease to have Eligible Contract Payments for all purposes under this Agreement.

Section 10.7 Tangible Net Worth. The Borrower shall maintain at all times a positive Tangible Net Worth.

Section 10.8 Minimum Equity Condition. The Borrower shall at all times satisfy the Minimum Equity Condition.

Section 10.9 Stock, Merger, Consolidation, Etc. The Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Facility Agent in its sole discretion.

Section 10.10 Change in Name. It shall not make any change to its name or use any trade names, fictitious names, assumed names or “doing business as” names unless the Borrower shall have given the Facility Agent at least 30 days prior written notice thereof and all actions required under Section 10.1(b) have been taken.

Section 10.11 Indebtedness; Guarantees. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted under the Transaction Documents. The Borrower shall incur no Indebtedness secured by the Collateral other than the Obligations. The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Transaction Documents.

Section 10.12 Limitation on Purchases from Affiliates. Other than pursuant to the Sale Agreement, the Borrower shall not purchase any asset from the Equityholder or the Collateral Manager or any Affiliate of the Borrower, the Equityholder or the Collateral Manager.

Section 10.13 Transaction Documents. Except as otherwise expressly permitted herein, the Borrower shall not (i) cancel or terminate any of the Transaction Documents to which it is party (in any capacity), (ii) consent to or accept any cancellation or termination of any of such agreements, (iii) amend or otherwise modify any term or condition of any of the Transaction Documents to which it is party (in any capacity), (iv) give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Transaction Documents to which it is party (in any capacity), (v) enter into any other agreements or arrangements pertaining to this Agreement with an existing or potential counterparty to any Transaction Document or (vi) take any other action under any such agreement not required by the terms thereof, unless (in each case) the Facility Agent shall have consented thereto in its sole discretion.

Section 10.14 Preservation of Existence. The Borrower shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights and franchises in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.

Section 10.15 Limitation on Investments. The Borrower shall not form, or cause to be formed, any Subsidiaries or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Transaction Documents.

Section 10.16 Distributions. (a) Notwithstanding anything contained in this Agreement to the contrary, the Borrower may make (a) requests for, and distributions or other payments of, Advances for working capital or other general corporate purposes, and (b) payments of distributions on or in respect of its equity interests, so long as (in each case) at the time of such distribution, declaration or payment (and after giving effect thereto) no amount payable by the Borrower under any Transaction Document is then due and owing but unpaid and sufficient proceeds remain for all payments to be made pursuant to Section 8.5(a) (other than clauses (i)(O) and (ii)(J) thereof) on the next Distribution Date, and only so long as (w) each of the Collateral Quality Tests and the Interest Spread Test is satisfied, (x) the Minimum Equity Condition is satisfied, (y) no Event of Default, Unmatured Event of Default or Termination Event shall occur or be continuing, and (z) all Advances outstanding shall not exceed the lowest of (I) the Facility Amount, (II) the Borrowing Base and (III) the Maximum Availability; provided that, notwithstanding anything in this Agreement or in any Transaction Document to the contrary, the Borrower may make payments pursuant to Section 8.5.

(b) Prior to foreclosure by the Facility Agent upon any Collateral pursuant to Section 13.3(b), nothing in this Section 10.16 or otherwise in this Agreement shall restrict the Borrower from exercising any Warrant Assets issued to it by Obligors from time to time to the extent funds are available to the Borrower under Section 8.5(a) or made available to the Borrower through capital contributions from the Equityholder or from disposing of Portfolio Investments.

Section 10.17 Performance of Borrower Assigned Agreements. The Borrower shall (i) perform and observe all the terms and provisions of the Transaction Documents (including each of the Borrower Assigned Agreements) to which it is a party to be performed or observed by it, maintain such Transaction Documents in full force and effect, enforce such Transaction Documents in accordance with their terms and take all such action to such end as may be from time to time reasonably requested by the Facility Agent, and (ii) upon request of the Facility Agent, make to any other party to such Transaction Documents such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.

Section 10.18 Further Assurances; Financing Statements. (a) The Borrower agrees that at any time and from time to time, at its expense and upon reasonable request of the Facility Agent, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Facility Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Facility Agent may reasonably request to protect and preserve the assignments and security interests granted by this Agreement. Such financing statements filed against the Borrower may describe the Collateral in the same manner specified in Section 12.1 or in any other manner as the Required Lenders may reasonably determine is necessary to ensure the perfection of such security interest (without disclosing the names of, or any information relating to, the Obligors thereunder), including describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.

(b) The Borrower and each Secured Party hereby severally authorize the Facility Agent, upon receipt of written direction from the Required Lenders, to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral.

(c) It shall furnish to the Facility Agent from time to time such statements and schedules further identifying and describing the Contract Collateral and such other reports in connection with the Collateral as the Required Lenders may reasonably request, all in reasonable detail.

Section 10.19 Obligor Payment Instructions. The Borrower acknowledges that the power of attorney granted in Section 13.10 to the Facility Agent permits the Facility Agent to send (after the occurrence of an Event of Default) Obligor notification forms to give notice to the Obligors of the Facility Agent’s interest in the Collateral and the obligation to make payments as directed by the Facility Agent. The Borrower further agrees that it shall (or it shall cause the Collateral Manager to) provide prompt notice to the Facility Agent of any misdirected or errant payments made by any Obligor with respect to any Contract and direct such Obligor to make payments as required hereunder.

Section 10.20 Delivery of Original Promissory Notes. (a) The Borrower shall deliver as soon as possible (but in no event later than five (5) Business Days after its acquisition of a Contract), each fully executed, original, related promissory note to the Custodian as contemplated by Section 18.2. If the Borrower is unable to deliver any such fully executed, original promissory note on the date of its acquisition of a Contract, it shall deliver a copy of such promissory note, marked to show that such promissory note is subject to the Lien of the Facility Agent, on such date of acquisition to the Custodian as contemplated by Section 18.2, and such copies shall be deemed to fill the requirements set forth in the definition of “Contract File” until the earlier to occur of (i) delivery of the original or (ii) the date that is five (5) Business Days after the Borrower’s acquisition of the related Contract. In addition, promptly following the occurrence of an Event of Default, the Borrower shall deliver to the Custodian (with a copy to the Facility Agent at the email addresses set forth above) a fully executed assignment in blank for each Contract for which the Collateral Manager, the Equityholder or any of their respective Affiliates is the loan agent. The Borrower shall maintain (or cause to be maintained) for the Secured Parties in accordance with their respective interests all Records that evidence or relate to the Collections not previously delivered to the Custodian and shall, as soon as reasonably practicable upon demand of the Facility Agent, make available, or, upon the Facility Agent’s demand following the occurrence and during the continuation of a Collateral Manager Default, deliver to the Facility Agent copies of all such Records which evidence or relate to the Collections.

(b) The Borrower shall deliver the following: (i) all Asset Approval Requests to lenderfinance_collatreview@list.db.com, (ii) Monthly Reports delivered in connection with Section 8.7 to csg.india@db.com, abs.conduits@db.com, dbinvestor@list.db.com, amit.patel@db.com, james.kwak@db.com, anuar.atiye-manzur@db.com, and manu.krishna@db.com (iii) requests or notices delivered in accordance with Sections 2.2 or 2.4, to abs.conduits@db.com, lenderfinance_collatreview@list.db.com, amit.patel@db.com, james.kwak@db.com, anuar.atiye-manzur@db.com, and manu.krishna@db.com and (iv) obligor reports delivered in connection with Section 7.5(l)) to gcrt.ratingrequests@db.com and lenderfinance_collatreview@list.db.com; provided that any document delivered pursuant to this Section 10.20 shall be deemed as delivered if it is posted to an electronic system agreed upon between the Borrower and Facility Agent.

Section 10.21 ERISA.

(a) The Borrower will not become a Benefit Plan Investor at any time while any Obligations are outstanding.

(b) The Borrower will not take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 406(a)(1)(B) of ERISA or Section 4975(c)(1)(B) of the Code that would subject any Lender to any tax, penalty, damages, or any other claim for relief under ERISA or the Code.

(c) The Borrower shall not sponsor, maintain, or contribute to, any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower shall not, and shall not permit any ERISA Affiliate to, permit to exist any occurrence of any ERISA Event, and (ii) the Borrower shall not permit any ERISA Affiliate to sponsor, maintain, contribute to, or incur any liability in respect of, any Plan.

Section 10.22 Risk Retention.

(a) On any date that any Obligations are outstanding and any Lender is an SR Lender, the Equityholder represents and undertakes to the Lenders that:

(i) as an originator for the purposes of the EU Securitization Rules, it holds and will retain on an on-going basis, a material net economic interest in the transaction contemplated by this Agreement, which shall not be less than 5.0% of the aggregate nominal value of all the Contracts (the “Retained Economic Interest”) measured at the time of origination (being the occasion of each origination or acquisition of a Contract by the Borrower);

(ii) the Retained Economic Interest takes the form of a first loss tranche in accordance with paragraph (d) of Article 6(3) of the EU Securitization Regulation, as represented by the Equityholder’s limited liability company interest in the Borrower (the “Equity Interests”);

(iii) it holds and will retain 100% of the Equity Interests and the Borrower shall have no other issued Equity Interests;

(iv) the aggregate capital contributions made by the Equityholder with respect to the Equity Interests shall represent at least 5.0% of the aggregate of the nominal value of all the Contracts measured at the time of origination as described in (i) above;

(v) the Equityholder shall not, and it will procure that its Affiliates (including without limitation, the Borrower) do not: (x) short, hedge or otherwise mitigate its credit risk arising from or associated with the Retained Economic Interest or the Contracts, or (y) sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from or associated with the Retained Economic Interest or the Contracts (except, in each case, as permitted by the EU Securitization Rules and, with respect to the sale of any Contracts, as permitted by the Transaction Documents); and

(vi) immediately following the settlement of each acquisition or origination of a Contract by the Borrower, not less than 51% of all of the Contracts will be Equityholder Originated Contracts, with such proportion of Equityholder Originated Contracts being measured on the basis of the aggregate outstanding principal balance of the Contracts at such time.

(b) Each Monthly Report shall contain or be accompanied by a certification from the Equityholder containing a representation that all of the obligations set forth in Section 10.22(a) above are being complied with, and have at all times been complied with, up to and on each date of the related Collection Period. The Equityholder shall provide, at its own cost and expense, to the Facility Agent and/or any SR Lender:

(i) prompt written notice of any breach of the obligations set forth in Section 10.22(a);

(ii) at the request of Facility Agent and/or any SR Lender, confirmation that all of the obligations set forth in Section 10.22(a) continue to be complied with (x) in the event of a material change in the transaction consummated by the Transaction Documents that materially impacts the performance of the Advances, or the risk characteristics of the Contracts and the Advances made with respect thereto; and (y) upon the occurrence of any Event of Default or becoming aware of any Unmatured Event of Default; and

(iii) all information, documents, reports and notifications that the SR Lenders may require in connection with their obligations under the EU Securitization Rules, including without limitation, any information, documentation, reports or notifications that the SR Lenders require for the purposes of Article 5(1)(e) of the EU Securitization Regulation, in such form, in such manner and at such times as prescribed by the Article 7 Transparency and Reporting Requirements, in respect of which it is agreed as follows:

(A) the Equityholder shall only be required to provide notification of any significant event of the type specified by Article 7(1)(g) of the EU Securitization Regulation to the extent that a notification or report in respect of the relevant event has not otherwise been provided by any person pursuant to any other provision of any Transaction Document; and

(B) the Equityholder shall not be required to provide any information, documents, reports or notifications: (x) relating to any limited partner of the Equityholder; (y) that is/are the subject of contractual confidentiality requirements; or (z) subject to laws governing the protection of confidentiality of information and the processing of personal data (all such information, documents, reports and notifications in subparagraphs (x) and (y) above being collectively referred to as “Restricted Information”), unless, if it is Restricted Information that cannot be anonymized or aggregated, and there is no existing confidentiality agreement permitting the disclosure of Restricted Information to the SR Lenders, the Facility Agent and/or the SR Lender enters into a confidentiality agreement reasonably acceptable to the Equityholder, with respect to such Restricted Information, so that it can be furnished to the Facility Agent and the SR Lenders.

(c) The Equityholder represents that: (i) it was not established for, and does not operate for, the sole purpose of securitizing exposures; (ii) it has, and reasonably expects to continue to have, a strategy and the capacity to meet its payment obligations consistent with a broader business model that involves material support from capital, assets, fees or other sources of income, by virtue of which it does not rely on (x) the Contracts or other assets securitized by it; or (y) the Retained Economic Interest or any other interest retained or proposed to be retained by it for purposes of the EU Risk Retention Requirement, and in each case, any related corresponding income as its sole or predominant source of revenue; and (iii) it has, and shall continue to retain, a management body with members that have the necessary experience to enable it to pursue its established business strategy, as well as an adequate corporate governance structure.

(d) The Equityholder represents and undertakes that: (A) the Equityholder Originated Contracts have been, and will continue to be, originated pursuant to a sound and well-defined criteria and clearly established processes for approving, amending, modifying, renewing and financing the Lease or Loan related to such Contracts and the Equityholder has, and it shall maintain effective systems in place to apply those criteria and processes to ensure that such Leases and Loans are granted and approved based on a thorough assessment of each Obligor’s creditworthiness; and (B) in relation to each other Contract acquired by the Borrower, the Equityholder reasonably believes in light of the information available to it and subject to a reasonable standard of care, that the entity which was, directly or indirectly, involved in the Lease or Loan which created the Contract granted such Lease or Loan pursuant to a sound and well-defined criteria and clearly established processes for approving, amending, modifying, renewing and financing the Lease or Loan and it had effective systems in place to apply those criteria and processes to ensure that the Leases and Loans were granted and approved based on a thorough assessment of the relevant Obligor’s creditworthiness.

(e) Any Person accepting the benefits of this Section 10.22 shall be deemed to have agreed to the terms set forth in this paragraph and each SR Lender hereby represents that is not relying on any Borrower, the Collateral Manager, the Equityholder or any of their respective Affiliates, for any financial, tax, legal, accounting, or regulatory advice in connection with the matters set forth in this Section 10.22.

Section 10.23 Proceedings. As soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral (taken as a whole), the Transaction Documents, the Collateral Agent’s interest in the Collateral, or the Borrower; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral (taken as a whole), the Transaction Documents, the Facility Agent’s interest in the Collateral, or the Borrower in excess of $500,000 or more shall be deemed to be material for purposes of this Section 10.23.

Section 10.24 Officer’s Certificate. On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Facility Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral perfected by filing of a UCC financing statement other than in favor of the Facility Agent and (ii) a certification, based upon a review and summary of tax and judgment Lien searches satisfactory to the Facility Agent, that there is no other interest in the Collateral based on any tax or judgment Lien.

Section 10.25 Policies and Procedures for Sanctions. The Borrower has instituted and maintained policies and procedures designed to ensure compliance with Sanctions.

Section 10.26 Compliance with Sanctions. The Borrower shall not directly or indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture, partner or other Person or entity, to fund or facilitate (i) any activities of or business with any Sanction Target, (ii) any activities of or business in any Sanctioned Country or (iii) in any other manner that would result in a violation by any Person of Sanctions.

Section 10.27 Compliance with Anti-Money Laundering. The Borrower shall comply in all material respects with all applicable Anti-Money Laundering Laws and shall provide notice to the Facility Agent, within five (5) Business Days, of the Borrower’s receipt of any Anti-Money Laundering Law regulatory notice or action involving the Borrower.

Section 10.28 Ineligible Collateral. At the direction of the Facility Agent (in its sole discretion), the Borrower shall divest any asset that does not satisfy the definition of “Eligible Contract Payment” or “Permitted Investment” if the Facility Agent determines in its sole discretion that the Borrower’s ownership of such asset could (i) have materially adverse regulatory consequences on any Lender, (ii) result in any reputational harm to any Lender or (iii) result in unfavorable capital treatment for any Lender. The Facility Agent agrees to cooperate in good faith with any waivers necessary to permit such divestiture. The Borrower shall not decline to receive or subsequently sell or transfer any non-Loan asset received in connection with any workout or restructuring of any asset owned by the Borrower, unless otherwise consented to by the Facility Agent in its sole discretion.

Article XI

THE PAYING AGENT

Section 11.1 Appointment of Paying Agent. The Secured Parties hereby appoint Deutsche Bank Trust Company Americas as Paying Agent pursuant to the terms hereof.

Section 11.2 Monthly Reports. The Collateral Manager shall prepare the Monthly Report in accordance with Section 8.7 All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account and the Warrant Reserve Account pursuant to Section 8.5(a) shall be made on behalf of the Borrower by the Paying Agent.

Section 11.3 Duties of the Paying Agent.

(a) The Paying Agent undertakes to perform such duties, and only such duties, as are expressly set forth in this Agreement. No implied covenants or obligations shall be read into this Agreement against the Paying Agent.

Section 11.4 Removal or Resignation of Paying Agent. After the expiration of the 180 day period commencing on the date hereof, the Paying Agent may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Collateral Manager, the Borrower and the Facility Agent; provided, that no resignation or removal of the Paying Agent will be permitted unless a successor Paying Agent has been appointed which successor Paying Agent, so long as no Unmatured Collateral Manager Default, Collateral Manager Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Collateral Manager. Promptly after receipt of notice of the Paying Agent’s resignation, the Facility Agent shall promptly appoint a successor Paying Agent by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Collateral Manager, the resigning Paying Agent and to the successor Paying Agent. In the event no successor Paying Agent shall have been appointed within 60 days after the giving of notice of such resignation, the Paying Agent may petition any court of competent jurisdiction to appoint a successor Paying Agent. The Facility Agent upon at least 60 days’ prior written notice to the Paying Agent, may with or without cause remove and discharge the Paying Agent or any successor Paying Agent thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Paying Agent, the Facility Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Paying Agent. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Paying Agent and the successor Paying Agent, with a copy delivered to the Borrower and the Collateral Manager.

Section 11.5 Representations and Warranties. The Paying Agent represents and warrants to the Borrower, the Facility Agent, the Lenders and Collateral Manager that:

(a) the Paying Agent has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(b) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Official Body and no consent of any other Person (including any stockholder or creditor of the Paying Agent) is required in connection with the execution, delivery performance, validity or enforceability of this Agreement; and

(c) this Agreement has been duly executed and delivered on behalf of the Paying Agent and constitutes a legal, valid and binding obligation of the Paying Agent enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).

Section 11.6 Limitation of Liability and Paying Agent Rights. (a) The Paying Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the direction or request of (y) the Facility Agent, the Borrower, the Collateral Manager or any other party authorized to give instructions, or (z) with respect to payments pursuant to Section 8.5, at the direction of the Collateral Manager as set forth in a Monthly Report, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction, which determination is no longer subject to appeal or review.

(b) The Paying Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel, selected with due care, shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Paying Agent in good faith and in accordance therewith.

(c) If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Paying Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

(d) The Paying Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate of a Responsible Officer, any Monthly Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(e) The Paying Agent shall have no obligation to determine whether any conditions precedent to making any Advance have been satisfied and the Paying Agent shall incur no liability for distributing funds received into the Funding Account in accordance with an Advance Request received by it.

(f) The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, unless it shall have received security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby, and none of the provisions contained in this Agreement shall in any event require the Paying Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Borrower under this Agreement.

(g) In no event shall the Paying Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Paying Agent as contemplated by this Agreement.

(h) If the Paying Agent shall at any time (i) be uncertain as to its duties or rights hereunder, (ii) receive instructions from any of the parties authorized to give instructions which, in the reasonable opinion of the Paying Agent, are in conflict with any of the provisions of this Agreement, or (iii) receive conflicting instructions from the Facility Agent and any other party authorized to give instructions and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, then in each such case, the Paying Agent shall be entitled to rely on the instructions of the Facility Agent and shall incur no liability for acting in accordance therewith. In no event shall the Paying Agent be liable for any special, indirect, punitive, incidental or consequential loss or damage of any nature whatsoever arising from any act or omission of the Paying Agent, whether or not the possibility of such damage was disclosed to, or could have been reasonably foreseen by, the Paying Agent and regardless of the form of action.

(i) The Paying Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any replacement for Term SOFR, or (ii) to select, determine or designate any replacement rate, or whether any conditions to the designation of such a rate have been satisfied. The Paying Agent shall not be liable for any failure or delay on its part to perform its obligations under this Agreement to the extent that such failure or delay is a direct result of the unavailability of Term SOFR (or other applicable replacement rate) and/or absence of a designated replacement rate.

(j) The Paying Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document. The Paying Agent shall not be charged with knowledge of any Unmatured Event of Default or Event of Default unless a Responsible Officer of the Paying Agent receives written notice specifying that an Unmatured Event of Default or Event of Default has occurred from the Borrower, the Collateral Manager, any Agent or any other Secured Party. The receipt and/or delivery of reports and other information (including, without limitation, any Monthly Report) under this Agreement by the Paying Agent containing information relating to events or circumstances which may constitute an Unmatured Event of Default or Event of Default shall not constitute notice or actual or constructive knowledge of an Unmatured Event of Default or Event of Default.

(k) The Paying Agent shall not be responsible for the acts or omissions of the Facility Agent, the Borrower, the Collateral Manager, any Agent, any Lender or any other Person. The Paying Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of any Collateral.

(l) The Paying Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Paying Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it.

(m) Each of the protections, benefits, reliances, indemnities and immunities offered to the Paying Agent in Section 11.6 shall be afforded to, are extended to, and shall be enforceable by, Deutsche Bank Trust Company Americas in each of its capacities hereunder.

Section 11.7 Tax Reports. The Paying Agent shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of the Paying Agent’s compensation or for reimbursement of expenses.

Section 11.8 Merger or Consolidation. Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Paying Agent shall be a party, or any Person succeeding to the business of the Paying Agent, shall be the successor of the Paying Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 11.9 Paying Agent Compensation. The Borrower agrees to pay to the Paying Agent from time to time such compensation as agreed in writing between the Borrower and the Paying Agent.

Section 11.10 Compliance with Applicable Anti-Bribery and Corruption, Anti-Terrorism and Anti-Money Laundering Regulations. In order to comply with Applicable Banking Law, the Paying Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Paying Agent. Accordingly, each of the parties agrees to provide to the Paying Agent upon its request from time to time such identifying information and documentation as may be available to such party in order to enable the Paying Agent to comply with Applicable Banking Law.

Article XII

GRANT OF SECURITY INTEREST

Section 12.1 Borrower’s Grant of Security Interest. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including Advances, Yield and other amounts at any time owing hereunder), the Borrower hereby assigns and pledges to the Facility Agent for the benefit of the Secured Parties, and grants to the Facility Agent for the benefit of the Secured Parties, a security interest in and lien upon, all of the Borrower’s personal property, including the Borrower’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):

(a) all Transferred Contracts;

(b) all Contract Collateral;

(c) this Agreement, the Sale Agreement and all other documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (iv) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;

(d) all of the following (the “Account Collateral”):

(i) each Account, each LockBox Account, all funds held therein, and all certificates and instruments, if any, from time to time representing or evidencing the Accounts, the Lockbox Accounts or such funds,

(ii) all investments from time to time of amounts in the Accounts, the Lockbox Accounts and all certificates and instruments, if any, from time to time representing or evidencing such investments,

(iii) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Facility Agent or any Secured Party or any assignee or agent on behalf of the Facility Agent or any Secured Party in substitution for or in addition to any of the then existing Account Collateral, and

(iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Account Collateral;

(e) all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement, including the deposit with the Facility Agent of additional moneys by the Borrower;

(f) all Accounts, all Certificated Securities, all Chattel Paper, all Documents, all Equipment, all Financial Assets, all General Intangibles, all Instruments, all Investment Property, all Inventory, all Securities Accounts, all Security Certificates, all Security Entitlements and all Uncertificated Securities of the Borrower;

(g) each Hedging Agreement, including all rights of the Borrower to receive moneys due and to become due thereunder;

(h) all Portfolio Investments and all of the Borrower’s other personal property; and

(i) all Proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in clauses (a) through (h) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Facility Agent or a Secured Party or any assignee or agent on behalf of the Facility Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Section 12.2 Borrower Remains Liable. Notwithstanding anything in this Agreement, (a) except to the extent of the Collateral Manager’s duties under this Agreement, the Borrower shall remain liable under the Transferred Contracts, Borrower Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Facility Agent of any of its rights under this Agreement shall not release the Borrower, TPVG or the Collateral Manager from any of their respective duties or obligations under the Transferred Contracts, Borrower Assigned Agreements or other agreements included in the Collateral, (c) the Secured Parties and the Facility Agent shall not have any obligation or liability under the Transferred Contracts, Borrower Assigned Agreements or other agreements included in the Collateral by reason of this Agreement, and (d) neither the Facility Agent nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Borrower, TPVG or the Collateral Manager under the Transferred Contracts, Borrower Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 12.3 Release of Collateral. Until the Obligations have been paid in full, the Facility Agent may not release any Lien covering any Collateral except for (a) Contract Payments for which the related Obligor has paid the amounts owing on the related Contract in full and for which the Facility Agent has received a Lien on all proceeds of such Contract, (b) Portfolio Investments related to Contracts that have been paid in full and have no further obligations outstanding thereunder (upon the occurrence of such conditions and solely prior to the occurrence of an Event of Default, the Lien hereunder covering any such Portfolio Investment shall be automatically released, without any further action by any party hereunder), (c) Repurchased Contracts as provided in Section 7.13 and (d) any Collateral sold or disposed of to the extent permitted pursuant to this Agreement.

In connection with the release of a Lien on any Collateral permitted pursuant to this Section 12.3 as requested by the Collateral Manager, the Facility Agent, on behalf of the Secured Parties, will, at the sole expense of the Collateral Manager, execute and deliver to the Collateral Manager or its designee any assignments, bills of sale, termination statements and any other releases and instruments as the Collateral Manager may reasonably request in order to effect the release and transfer of such Collateral; provided, that the Facility Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.

Section 12.4 Certain Remedies. (a) The Facility Agent may, in its discretion (with the consent of the Required Lenders), and shall, at the written direction of the Required Lenders, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate proceedings as the Required Lenders shall deem necessary to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Facility Agent by any Transaction Document or by law.

(b) Nothing herein contained shall be deemed to authorize the Facility Agent to authorize or consent to or vote for or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder thereof or to authorize the Facility Agent to vote in respect of the claim of any Secured Party in any such proceeding except, pursuant to Section 13.6(b), to vote for the election of a trustee in bankruptcy or similar person.

(c) In any proceedings brought by the Facility Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Facility Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

(d) Notwithstanding any other provision in this Agreement, the Facility Agent agrees not to exercise any foreclosure remedy against the Warrant Assets until the earlier of (i) one (1) year after the end of the Revolving Period and (ii) the occurrence of an Event of Default.

Article XIII

EVENTs OF DEFAULT

Section 13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Default in the payment when due of any principal of any Advance or default in the payment of any other amount payable by the Borrower or TPVG (in any capacity) hereunder, including any Yield on any Advance which default shall continue for two Business Days;

(b) the Borrower or TPVG (in any capacity) shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in Sections 10.6, 10.7, 10.8, 10.9, 10.10 and 10.22, as to each of which no grace period shall apply, any such failure shall remain unremedied for 30 days after knowledge thereof or after written notice thereof shall have been given by the Facility Agent to the Borrower or TPVG;

(c) any representation or warranty of the Borrower or TPVG (in any capacity) made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of the Borrower or TPVG (in any capacity) to the Facility Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document (including any Monthly Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made; provided that no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to the “eligibility” of any Contract if such breach is not a willful breach and payment in respect of such Contract is required to be made under Section 7.11, and either the Repurchase Amount of such Contract shall have been paid in full by the Borrower or no repayment is required under Section 7.11 because the Advances outstanding do not exceed the Borrowing Base and the Minimum Equity Condition is satisfied at the time of determination;

(d) an Insolvency Event shall have occurred and be continuing with respect to any of the Borrower or TPVG;

(e) the aggregate principal amount of all Advances outstanding hereunder exceeds the Borrowing Base or the Maximum Availability, calculated in accordance with Section 1.2(i), and such condition continues unremedied for five consecutive Business Days;

(f) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of the Borrower or TPVG;

(g) an ERISA Event occurs that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(h) (i) any Transaction Document or any lien or security interest granted thereunder by the Borrower, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or (ii) the Borrower or TPVG or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or (iii) any security interest securing any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (except, as to priority, for Permitted Liens) against the Borrower;

(i) a Collateral Manager Default shall have occurred;

(j) failure of the Borrower to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $500,000, individually or in the aggregate; or the occurrence of any event or condition that gives rise to a right of acceleration with respect to such recourse debt in excess of $500,000;

(k) a Change of Control shall have occurred;

(l) either (i) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act or (ii) TPVG ceases to be a “business development company” within the meaning of the 1940 Act;

(m) failure on the part of the Borrower, the Equityholder or the Collateral Manager to (i) make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Principal Collections and Interest Collections or any other payment or deposit required to be made by the terms of the Transaction Documents) required by the terms of any Transaction Document in accordance with Section 7.3(b) or (ii) otherwise observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral;

(n) (i) failure of the Borrower to maintain at least one Independent Member or (ii) the removal of any Independent Member without Cause or prior written notice to the Facility Agent (in each case as required by the Constituent Documents of the Borrower); provided that the Borrower shall have five (5) Business Days to replace any Independent Member upon the death or incapacitation of the current Independent Member;

(o) the Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Facility Agent, which consent may be withheld in the exercise of its sole and absolute discretion;

(p) any court shall render a final judgment against the Borrower or TPVG (i) in an amount in excess of $5,000,000 (or, in the case of the Borrower, $500,000) which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied within 60 days of the making thereof or (ii) for which the Facility Agent shall not have received evidence satisfactory to it that an insurance provider for the Borrower or TPVG has agreed to satisfy such judgment in full subject to any deductibles not exceeding $5,000,000 (or, in the case of the Borrower, $500,000); or the attachment of any property of the Borrower or TPVG as a result of any such judgment described in this clause (p) which has not been released or provided for to the reasonable satisfaction of the Facility Agent within 60 days after the making thereof;

(q) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that Troutman Sanders, LLP or any other reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower;

(r) either of Jim Labe or Sajal Srivastava cease to be involved in the operations of the Collateral Manager, unless the Collateral Manager shall have within a reasonable period of time obtained a successor of at least comparable background, experience and ability who is reasonably acceptable to the Required Lenders;

(s) as of any date of determination, the rolling three month average Delinquency Ratio is greater than 10.0%;

(t) as of any date of determination, the rolling three month Default Ratio is greater than 7.5%;

(u) the Performance Guarantor fails to make a payment under the Bad Acts Guaranty within three (3) Business Days after the date when such payment is due; or

(v) the Investment Adviser shall cease to serve as investment adviser, and an acceptable replacement (as approved by the Required Lenders) shall not have been appointed within 30 days.

Section 13.2 Effect of Event of Default.

(a) Optional Termination. Upon notice by the Facility Agent that an Event of Default (other than an Event of Default described in Section 13.1(d)) has occurred, the Revolving Period will automatically terminate and no Advances will thereafter be made, and the Required Lenders may declare all or any portion of the outstanding principal amount of the Advances and other Obligations to be due and payable, whereupon the full unpaid amount of such Advances and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Facility Termination Date shall be deemed to have occurred.

(b) Automatic Termination. Upon the occurrence of an Event of Default described in Section 13.1(d), the Facility Termination Date shall be deemed to have occurred automatically, and all outstanding Advances under this Agreement and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).

Section 13.3 Rights upon Event of Default. If an Event of Default shall have occurred and be continuing, the Required Lenders may direct the Facility Agent to exercise any of the remedies specified herein in respect of the Collateral and the Facility Agent may (with the consent of the Required Lenders) but shall have no obligation, or the Facility Agent shall promptly, at the written direction of the Required Lenders, also do one or more of the following (subject to Section 13.9):

(a) institute proceedings in its own name and on behalf of the Secured Parties as Facility Agent for the collection of all Obligations, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other obligor with respect thereto moneys adjudged due, for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Facility Agent by Applicable Law or any Transaction Document;

(b) institute proceedings from time to time for the complete or partial foreclosure upon the Collateral;

(c) subject to Section 13.3(b), exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Facility Agent and the Secured Parties which rights and remedies shall be cumulative; and

(d) subject to Section 13.3(b), require the Borrower and the Collateral Manager, at the Collateral Manager’s expense, to (1) assemble all or any part of the Collateral as directed by the Facility Agent and make the same available to the Facility Agent at a place to be designated by the Facility Agent that is reasonably convenient to such parties and (2) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Facility Agent’s offices or elsewhere in accordance with Applicable Law. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Facility Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Facility Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash proceeds received by the Facility Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied against the outstanding Obligations pursuant to Section 4.1. The Collateral Manager, the Lenders and any of their respective Affiliates shall be permitted to participate in any such sale.

Section 13.4 Facility Agent May Enforce Claims Without Possession of Notes. All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Facility Agent without the possession of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Facility Agent shall be brought in its own name as Facility Agent and any recovery of judgment, subject to the payment of the reasonable expenses, disbursements and compensation of the Facility Agent each predecessor Facility Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of the Notes and other Secured Parties.

Section 13.5 Collective Proceedings. In any proceedings brought by the Facility Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Facility Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

Section 13.6 Insolvency Proceedings. In case there shall be pending, relative to the Borrower or any other obligor upon the Notes or any Person having or claiming an ownership interest in the Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower, its property or such other obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other obligor upon the Notes, or to the creditors of property of the Borrower or such other obligor, the Facility Agent, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Facility Agent shall have made any demand pursuant to the provisions of this Section 13.6, shall be entitled and empowered but without any obligation, subject to Section 13.9(a), by intervention in such proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and Yield owing and unpaid in respect of the Notes, all other amounts owing to the Lenders and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Facility Agent (including any claim for reimbursement of all expenses (including the fees and expenses of counsel) and liabilities incurred, and all advances, if any, made, by the Facility Agent and each predecessor Facility Agent except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;

(b) unless prohibited by Applicable Law and regulations, to vote (with the reasonable consent of the Required Lenders) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;

(c) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Secured Parties on their behalf; and

(d) to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Facility Agent or the Secured Parties allowed in any judicial proceedings relative to the Borrower, its creditors and its property;

and any trustee, receiver, liquidator, collateral agent or trustee or other similar official in any such proceeding is hereby authorized by each of such Secured Parties to make payments to the Facility Agent and, in the event that the Facility Agent shall consent to the making of payments directly to such Secured Parties, to pay to the Facility Agent such amounts as shall be sufficient to cover all reasonable expenses and liabilities incurred, and all advances made, by the Facility Agent and each predecessor Facility Agent except as determined to have been caused by its own negligence or willful misconduct.

Section 13.7 Delay or Omission Not Waiver. No delay or omission of the Facility Agent or of any other Secured Party to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article XIII or by law to the Facility Agent or to the other Secured Parties may be exercised from time to time, and as often as may be deemed expedient, by the Facility Agent or by the other Secured Parties, as the case may be.

Section 13.8 Waiver of Stay or Extension Laws. The Borrower waives and covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefits or advantages of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Facility Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 13.9 Limitation on Duty of Facility Agent in Respect of Collateral. (a) Beyond the exercise of reasonable care in the custody thereof, the Facility Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Facility Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Facility Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Facility Agent in good faith.

(b) The Facility Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Facility Agent for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Borrower to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c) The Facility Agent shall have no duty to act outside of the United States in respect of any Collateral located in any jurisdiction other than the United States.

(d) The Facility Agent may act through its agents or attorneys and shall not be liable for any misconduct or negligence of any such agents or attorneys appointed with due care by it hereunder.

(e) In no event shall Facility Agent be liable for special, punitive or consequential damages.

Section 13.10 Power of Attorney. (a) Each of the Borrower and the Collateral Manager hereby irrevocably appoints the Facility Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Collateral Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Facility Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Facility Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b) No person to whom this power of attorney is presented as authority for the Facility Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower or the Collateral Manager as to the authority of the Facility Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Facility Agent unconditionally the authority to take and perform the actions contemplated herein, and each of the Borrower and the Collateral Manager irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower or the Collateral Manager until all obligations of each of the Borrower and the Collateral Manager under the Transaction Documents have been paid in full and the Facility Agent has provided its written consent thereto.

(c) Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 13.10 shall only be effective after the occurrence of an Event of Default.

Article XIV

THE FACILITY AGENT

Section 14.1 Appointment. Each Lender and each Agent hereby irrevocably designates and appoints DBNY as Facility Agent hereunder and under the other Transaction Documents, and authorizes the Facility Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Facility Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Each Lender in each Lender Group hereby irrevocably designates and appoints the Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Facility Agent nor any Agent (the Facility Agent and each Agent being referred to in this Article XIV as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.

Section 14.2 Delegation of Duties. Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Note Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 14.3 Exculpatory Provisions. No Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) subject to any fiduciary or other implied duties, regardless of whether an Event of Default, Unmatured Event of Default, Collateral Manager Default or Unmatured Collateral Manager Default has occurred and is continuing, (b) liable to any Lender for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 14.2 under or in connection with this Agreement or the other Transaction Documents or (c) responsible in any manner to any Person (or have any duties to investigate or inquire into) for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document. Except as otherwise expressly provided in this Agreement, no Note Agent shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower, TPVG or the Collateral Manager.

Section 14.4 Reliance by Note Agents. Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to each of the Lenders), Independent Accountants and other experts selected by such Note Agent. Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Facility Agent, by the Lenders or (ii) in the case of an Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. The Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. The Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 66-2/3% of the outstanding Advances held by such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.

Section 14.5 Notices. No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Event of Default unless it has received notice from the Collateral Manager, the Borrower or any Lender, referring to this Agreement and describing such event. In the event any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Facility Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders, and each Agent shall take such action with respect to such event as shall be reasonably directed by Lenders in its Lender Group holding greater than 66-2/3% of the outstanding Advances held by such Lender Group; provided, that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.

Section 14.6 Non-Reliance on Note Agents. The Lenders expressly acknowledge that no Note Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Note Agent hereafter taken, including any review of the affairs of the Borrower, TPVG or the Collateral Manager, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender. Each Lender acknowledges and agrees that the Facility Agent may take actions hereunder in its sole discretion and (i) any such actions by the Facility Agent will be taken in its sole discretion, without regard to the interests of any other party to this transaction and (ii) the Lenders may suffer losses as a result of such discretionary actions and the Facility Agent shall not be liable for any such losses. Each Lender represents to each Note Agent that it has, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, TPVG, the Collateral Manager, and the Contracts and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, TPVG, the Collateral Manager, and the Contracts. Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, TPVG, the Collateral Manager or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

In no event shall any Note Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such Note Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall any Note Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 14.7 Indemnification. The Lenders agree to indemnify the Facility Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower, the Collateral Manager or TPVG under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Advances (or their Commitments, if no Advances are outstanding) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Facility Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Facility Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Facility Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith.

Section 14.8 Successor Note Agent. If the Facility Agent shall resign as Facility Agent under this Agreement, then the Required Lenders and, so long as no Event of Default has occurred and is continuing, Borrower shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Facility Agent, and the term “Facility Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Facility Agent’s rights, powers and duties as Facility Agent shall be terminated, without any other or further act or deed on the part of such former Facility Agent or any of the parties to this Agreement. Any Agent may resign as Agent upon ten days’ notice to the Lenders in its Lender Group and the Facility Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section 14.8. If an Agent shall resign as Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group shall appoint a successor agent for such Lender Group. After any Note Agent’s resignation hereunder, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent hereunder; provided, that in the event a successor Note Agent is not appointed within 60 days after such notice of its resignation is given as permitted by this Section 14.8, the applicable Note Agent may petition a court for its removal.

Section 14.9 Note Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, TPVG, the Collateral Manager or the Backup Collateral Manager as though such Note Agent were not an agent hereunder. In addition, the Lenders acknowledge that one or more Persons which are Note Agents may act (i) as administrator, sponsor or agent for one or more Structured Lenders and in such capacity acts and may continue to act on behalf of each such Structured Lender in connection with its business, and (ii) as the agent for certain financial institutions under the liquidity and credit enhancement agreements relating to this Agreement to which any one or more Structured Lenders is party and in various other capacities relating to the business of any such Structured Lender under various agreements. Any such Person, in its capacity as Note Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as a Note Agent other than as expressly provided in this Agreement. Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.

Section 14.10 Borrower Audit. The Facility Agent shall, at the Borrower’s expense, retain Protiviti, Inc. (or another nationally recognized audit firm acceptable to the Facility Agent in its sole discretion) to conduct and complete a procedural review of the Transferred Contracts in compliance with the standards set forth on Exhibit B hereto hereto (as such Exhibit B may be reasonably amended from time to time in the sole discretion of the Facility Agent by delivery of such amended Exhibit B by the Facility Agent to the Borrower), (i) on or before August, 2014 and (ii) thereafter, on or before July 15 of each year, beginning on July 15, 2015, with respect to the twelve months ended the immediately preceding calendar month’s end; provided that there shall be no limits on the Facility Agent’s right to conduct audits (at the Borrower’s expense) during the occurrence of a Default or Event of Default. The Facility Agent shall promptly forward the results of such audit to the Collateral Manager.

Section 14.11 Compliance with Applicable Anti-Bribery and Corruption, Anti-Terrorism and Anti-Money Laundering Regulations. In order to comply with Applicable Banking Law, the Facility Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Facility Agent. Accordingly, each of the parties agree to provide to the Facility Agent, upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Facility Agent to comply with Applicable Banking Law.

Article XV

ASSIGNMENTS

Section 15.1 Restrictions on Assignments by the Borrower and the Collateral Manager. Except as specifically provided herein (with respect to the Collateral Manager and the Backup Collateral Manager), neither the Borrower, the Collateral Manager, TPVG nor the Backup Collateral Manager may assign any of their respective rights or obligations hereunder or any interest herein without the prior written consent of the Facility Agent and the Required Lenders in their respective sole discretion and any attempted assignment in violation of this Section 15.1 shall be null and void.

Section 15.2 Documentation. In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Advance or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Advance. In the case of an assignment of any Commitment (or any portion thereof) or any Advance (or any portion thereof) the assignee shall execute and deliver to the Collateral Manager, the Borrower, the Facility Agent, the Paying Agent and the Custodian a fully executed assignment thereof or a Joinder Agreement substantially in the form of Exhibit L hereto. If the assignee is not an existing Lender it shall deliver to the Paying Agent and the Custodian any tax forms and other information requested by the Paying Agent or the Custodian for purposes of conducting its customary “know your customer” inquiries.

Section 15.3 Rights of Assignee. Upon the foreclosure of any assignment of any Advances made for security purposes, or upon any other assignment of any Advance from any Lender pursuant to this Article XV, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Advances and all references to the Lender or Lenders in Sections 4.3 or 5.1 shall be deemed to apply to such assignee.

Section 15.4 Assignment by Lenders. Any Lender may assign an interest in, or sell a participation interest in any Advance (or portion thereof) or its Commitment (or any portion thereof) pursuant to any one of the following clauses (a) through (e); provided that the Lenders shall not assign any interest in, or sell a participation in any Advance (or portion thereof) or its Commitment (or any portion thereof), to the Equityholder or any Affiliate of the Equityholder and in no event prior to the occurrence and continuation of an Event of Default shall any Lender make any such assignment or participation to any Disqualified Institution:

(a) to any Person, if an Unmatured Event of Default, Event of Default, Unmatured Collateral Manager Default or Collateral Manager Default has occurred and is continuing;

(b) to an Affiliate of such Lender;

(c) to another Lender hereunder;

(d) to any Person if such Lender makes a determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule); or

(e) to any Person with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned);

provided, that each Lender shall first offer to sell such interest(s) to (i) the Lender affiliated with the Facility Agent and, if such Lender does not accept such offer within ten (10) Business Days, then (ii) to each remaining Lender (pro rata) for a period of ten (10) Business Days prior to offering to any Person that is not an existing Lender. If either of the Borrower or TPVG do not respond within such 60 calendar day period, then such proposed assignment shall be permitted.

Each Lender shall endorse the Notes to reflect any assignments made pursuant to this Article XV or otherwise.

Section 15.5 Registration; Registration of Transfer and Exchange. (a) The Facility Agent, acting solely for this purpose as agent for the Borrower (and, in such capacity, the “Loan Registrar”), shall maintain a register for the recordation of the name and address of each Lender (including any assignees), and the principal amounts (and stated interest) owing to such Lender pursuant to the terms hereof from time to time (the “Loan Register”).  The entries in the Loan Register shall be conclusive absent manifest error, and the Borrower, the Facility Agent, the Facility Agent, each Agent and each Lender shall treat each Person whose name is recorded in the Loan Register pursuant to the terms hereof as a Lender hereunder.  The Loan Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(b) Each Person who has or who acquired an interest in a Note shall be deemed by such acquisition to have agreed to be bound by the provisions of this Section 15.5(b). A Note may be exchanged (in accordance with Section 15.5(c)) and transferred to the holders (or their agents or nominees) of the Advances and to any assignee (in accordance with Section 15.1) (or its agent or nominee) of all or a portion of the Advances. The Loan Registrar shall not register (or cause to be registered) the transfer of such Note, unless the proposed transferee shall have delivered to the Loan Registrar either (i) an Opinion of Counsel that the transfer of such Note is exempt from registration or qualification under the Securities Act of 1933, as amended, and all applicable state securities laws and that the transfer does not constitute a non-exempt “prohibited transaction” under ERISA or (ii) an express agreement by the proposed transferee to be bound by and to abide by the provisions of this Section 15.5(b) and the restrictions noted on the face of such Note.

(c) At the option of the holder thereof, a Note may be exchanged for one or more new Notes of any authorized denominations and of a like class and aggregate principal amount at an office or agency of the Borrower. Whenever any Note is so surrendered for exchange, the Borrower shall execute and deliver (through the Loan Registrar) the new Note which the holder making the exchange is entitled to receive at the Loan Registrar’s office, located at DB Services Americas Inc., 5022 Gate Parkway, Suite 200, Jacksonville, Florida, 32256, Attention: Transfer Unit.

(d) Upon surrender for registration of transfer of any Note at an office or agency of the Borrower, the Borrower shall execute and deliver (through the Loan Registrar), in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like class and aggregate principal amount.

(e) All Notes issued upon any registration of transfer or exchange of any Note in accordance with the provisions of this Agreement shall be the valid obligations of the Borrower, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Note(s) surrendered upon such registration of transfer or exchange.

(f)   Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Borrower or the Loan Registrar) be fully endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Loan Registrar, duly executed by the holder thereof or his attorney duly authorized in writing.

(g) No service charge shall be made for any registration of transfer or exchange of a Note, but the Borrower may require payment from the transferee holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of exchange of a Note.

(h) The holders of the Notes shall be bound by the terms and conditions of this Agreement.

Section 15.6 Mutilated, Destroyed, Lost and Stolen Notes. (a) If any mutilated Note is surrendered to the Loan Registrar, the Borrower shall execute and deliver (through the Loan Registrar) in exchange therefor a new Note of like class and tenor and principal amount and bearing a number not contemporaneously outstanding.

(b) If there shall be delivered to the Borrower and the Loan Registrar prior to the payment of the Notes (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Borrower or the Loan Registrar that such Note has been acquired by a bona fide Lender, the Borrower shall execute and deliver (through the Loan Registrar), in lieu of any such destroyed, lost or stolen Note, a new Note of like class, tenor and principal amount and bearing a number not contemporaneously outstanding.

(c) Upon the issuance of any new Note under this Section 15.6, the Borrower may require the payment from the transferor holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

(d) Every new Note issued pursuant to this Section 15.6 and in accordance with the provisions of this Agreement, in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Borrower, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

(e) The provisions of this Section 15.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note.

Section 15.7 Persons Deemed Owners. The Borrower, the Collateral Manager, TPVG, the Agents, the Facility Agent and any agent for any of the foregoing may treat the holder of any Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of Borrower, the Collateral Manager, TPVG, the Agents, the Facility Agent and any such agent shall be affected by notice to the contrary.

Section 15.8 Cancellation. All Notes surrendered for payment or registration of transfer or exchange shall be promptly canceled. The Borrower shall promptly cancel and deliver to the Loan Registrar any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Borrower. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 15.8, except as expressly permitted by this Agreement.

Section 15.9 Participations; Pledge. (a) At any time and from time to time, each Lender may, in accordance with Applicable Law, grant participations in all or a portion of its Note and/or its interest in the Advances and other payments due to it under this Agreement to any Person (other than, prior to the occurrence and continuation of an Event of Default, a Disqualified Institution) (each, a “Participant”). Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) none of the Borrower, TPVG, the Facility Agent, any other Lender, any Agent nor the Collateral Manager shall have any obligation to have any communication or relationship with any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3 and Section 5.1 (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Article XV; provided that such Participant (A) agrees to be subject to the provisions of Section 17.16 as if it were an assignee under this Article XV; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 5.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a change in any Applicable Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 17.16(b) with respect to any Participant.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 17.1 as though it were a Lender.

(b) Notwithstanding anything in Section 15.9(a) to the contrary, each Lender may pledge its interest in the Advances and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person.

(c) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Transaction Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Facility Agent (in its capacity as Facility Agent) shall have no responsibility for maintaining a Participant Register.

Section 15.10 Reallocation of Advances. Any reallocation of Advances among Committed Lenders pursuant to an assignment agreement or a Joinder Agreement executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XVI shall be wired by the applicable purchasing Lender(s) to the Paying Agent pursuant to the wiring instructions provided by the Paying Agent; provided that the Paying Agent shall not fund such wire until it has received an executed assignment agreement or Joinder Agreement, as applicable.

Article XVI

INDEMNIFICATION

Section 16.1 Borrower Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Borrower agrees to indemnify the Facility Agent, the Agents, the Lenders, the Loan Registrar, the Custodian, the Paying Agent and the Collection Account Bank and each of their Affiliates, and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages (including punitive damages), losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ and accountants’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby or the use of proceeds therefrom by the Borrower, including in respect of the funding of any Advance or in respect of any Transferred Contract, excluding, however, Indemnified Amounts payable to an Indemnified Party (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party and (b) resulting from the performance of the Contracts. This Section 16.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Indemnification under this Section 16.1 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation. Notwithstanding anything to the contrary contained herein, the Borrower will be obligated to pay any Indemnified Amount on any given day only to the extent there are amounts available therefor pursuant to Section 8.5(a).

Section 16.2 Collateral Manager Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Collateral Manager agrees to indemnify the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts incurred by such Indemnified Party by reason of any acts or omissions of the Collateral Manager in its capacity as Collateral Manager and related to any Transaction Document, the transactions contemplated thereby or any certificate or other written material delivered by the Collateral Manager pursuant hereto or thereto, excluding, however, Indemnified Amounts payable to an Indemnified Party (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party, (b) except as otherwise specifically provided herein, non-payment by any Obligor of an amount due and payable with respect to a Transferred Contract, (c) any loss in value of any Permitted Investment due to changes in market conditions or for other reasons beyond the control of the Borrower, TPVG or the Collateral Manager or (d) resulting from the performance of the Contracts.

Indemnification under this Section 16.2 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation.

Section 16.3 Contribution. (a) If for any reason (other than the exclusions set forth in the first paragraph of Section 16.1) the indemnification provided above in Section 16.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Borrower and its Affiliates, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Borrower and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

(b) If for any reason (other than the exclusions set forth in the first paragraph of Section 16.2) the indemnification provided above in Section 16.2 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Collateral Manager agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Collateral Manager and its Affiliates, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Collateral Manager and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

Section 16.4 After-Tax Basis. Indemnification under Section 16.1 and Section 16.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder (or of the incurrence of the underlying damage, cost or expense), including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party (and the effect of any deduction or loss realized by the Indemnified Party).

Article XVII

MISCELLANEOUS

Section 17.1 No Waiver; Remedies. No failure on the part of any Lender, the Facility Agent, the Paying Agent, the Custodian, any Indemnified Party or any Affected Person to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Lender and Participant is hereby authorized by the Borrower and TPVG during the existence of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower or TPVG (as the case may be) to the amounts owed by the Borrower or TPVG, respectively, under this Agreement, to the Facility Agent, the Paying Agent, the Custodian, any Affected Person, any Indemnified Party or any Lender or their respective successors and assigns.

Section 17.2 Amendments, Waivers. (a) This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 17.2. With the written consent of the Required Lenders, the Agents, the Borrower, the Collateral Manager, TPVG, the Facility Agent, the Paying Agent, the Backup Collateral Manager and the Custodian may, from time to time, enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, however, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to an Advance or reduce the rate or extend the time of payment of Yield thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby or (ii) (A) amend, modify or waive the definitions of “Advance Rate,” “Borrowing Base,” “Excess Concentration Amount,” “Event of Default,” “Facility Termination Date,” “Maximum Availability” or “Minimum Equity Condition” or any definition used therein which would have the effect of modifying the meaning or operation of such provisions; provided that no waiver of an Event of Default shall require consent of all Lenders, (B) change the amount of the Facility Agent Fee, (C) alter the terms of this Section 17.2 or Section 17.11, (D) reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, (E) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (F) change Section 8.5 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby, or (G) agree to direct or indirect subordination of any lien on the Collateral securing the Obligations in connection with this Agreement; provided, further, that the signature of the Borrower and TPVG shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Collateral Manager at any time when the Collateral Manager is not TPVG or any Affiliate of TPVG or a successor Collateral Manager is designated by the Facility Agent pursuant to Section 7.1; provided, further, that the signature of the Paying Agent, the Backup Collateral Manager or the Custodian (respectively) shall not be required for the effectiveness of any amendment that does not affect the rights or obligations of the Paying Agent, the Backup Collateral Manager or the Custodian (respectively). Upon execution of any amendments by the Borrower, the Collateral Manager and the Facility Agent as provided herein, the Collateral Manager shall deliver a copy of such amendment to the Paying Agent. Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement. During the time that any Lender hereunder is a Conduit Lender, the Facility Agent will provide notice and a copy of any amendment to any of (A) this Agreement or (B) the Sale Agreement to Standard & Poor’s upon the request of such Conduit Lender.

Notwithstanding the foregoing, upon the determination by any Lender that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule), each of the Borrower, the Collateral Manager, each Lender, each Agent, the Paying Agent, the Custodian and the Facility Agent hereby agree to work in good faith to amend or amend and restate the commercial terms of this Agreement (including, if necessary, to re-document under a note purchase agreement or indenture) to ensure future compliance with such Applicable Law.

Subject to the provisions of Section 15.4, the Borrower and the Collateral Manager each acknowledge that the Facility Agent may be communicating with other Lenders, Agents or potential lenders in connection with an amendment or syndication of this Agreement.

(b) Notwithstanding the foregoing, if the Facility Agent determines in its sole discretion that it can no longer support Term SOFR, or if Term SOFR ceases to exist or is reasonably expected to cease to exist within the succeeding three (3) months, the Borrower, the Collateral Manager and the Facility Agent may (and such parties will reasonably cooperate with each other in good faith in order to) amend this Agreement to replace references herein to Term SOFR (and any associated terms and provisions) with any alternative floating reference rate (and any associated terms and provisions) that is then being generally used in U.S. credit markets for similar types of facilities. For the avoidance of doubt, such alternative floating reference rate selected to replace Term SOFR shall at no time be less than 0.50%.

(c) The Facility Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance related to Alternate Base Rate, any Applicable Index or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Facility Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Facility Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service so long as the rate (or component thereof) used by the Facility Agent in connection therewith is consistent with the such rate (or component thereof) provided by any such information source or service.

Section 17.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, electronic mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on Annex A or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received.

Section 17.4 Costs, Expenses and Taxes. In addition to the rights of indemnification granted under Section 16.1, the Borrower or TPVG on behalf of the Borrower agrees to pay on demand all reasonable costs and expenses of the Facility Agent in connection with the preparation, execution, delivery, syndication and administration of this Agreement, any Structured Lender Liquidity Arrangement or other liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, and, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower, TPVG and the Facility Agent and the Borrower or TPVG on behalf of the Borrower further agrees to pay all reasonable costs and expenses of the Facility Agent in connection with any amendments, waivers or consents executed in connection with this Agreement and any Structured Lender Liquidity Arrangement or other liquidity support facility, including the reasonable fees and out-of-pocket expenses of counsel for the Facility Agent with respect thereto and with respect to advising the Facility Agent as to its rights and remedies under this Agreement and any Structured Lender Liquidity Arrangement or other liquidity support facility, and to pay all costs and expenses, if any (including reasonable counsel fees and expenses), of the Facility Agent, the Agents, the Lenders and their respective Affiliates, in connection with the enforcement against TPVG or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided that in the case of reimbursement of counsel for the Agents, and the Lenders other than the Facility Agent, such reimbursement shall be limited to one counsel for all such Agents and Lenders.

Section 17.5 Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Agents, the Facility Agent, the Paying Agent, the Collection Account Bank, the Backup Collateral Manager, the Custodian, the Collateral Manager, TPVG and their respective successors and assigns, and the provisions of Section 4.3, Article V and Article XVI shall inure to the benefit of the Affected Persons and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time when all Obligations have been finally and fully paid in cash and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V. Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.12 shall be continuing and shall survive any termination of this Agreement and any termination of TPVG’s rights to act as Collateral Manager hereunder or under any other Transaction Document.

Section 17.6 Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 17.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17.8 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE NOTES OR TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 17.9 Counterparts; Electronic Signatures. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement. The parties agree that this Agreement may be executed and delivered by electronic signatures and that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

Section 17.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE EQUITYHOLDER, THE BORROWER, THE COLLATERAL MANAGER, THE FACILITY AGENT, THE AGENTS OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

Section 17.11 No Proceedings.

(a) Each of the Borrower, TPVG, the Collateral Manager, the Backup Collateral Manager, the Facility Agent, the Paying Agent, each Agent and each Lender hereby agrees that it will not institute against any Lender which is a Structured Lender, or join any other Person in instituting against such Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper or other senior indebtedness issued by such Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

(b) Each of TPVG, the Collateral Manager, the Backup Collateral Manager, each Agent, each Lender, the Paying Agent and the Facility Agent hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Advances or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Advances or other amounts shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

(c) The provisions of this Section 17.11 shall survive the termination of this Agreement. The provisions of this Section 17.11 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 17.11 and the Facility Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or any similar laws. The provisions of this paragraph shall survive the termination of this Agreement.

Section 17.12 Limited Recourse. No recourse under any obligation, covenant or agreement of a Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of a Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the parties hereto acknowledge that the obligations of any Conduit Lender arising hereunder are limited recourse obligations payable solely from the unsecured assets of such Conduit Lender (the “Available Funds”) and, following the application of such Available Funds or the proceeds thereof, any claims of the parties hereto (and the obligations of such Conduit Lender) shall be extinguished. No recourse shall be had for the payment of any amount owing under this Agreement against any officer, member, director, employee, security holder or incorporator of any Conduit Lender or its successors or assigns, and no action may be brought against any officer, member, director, employee, security holder or incorporator of any Conduit Lender personally. The parties hereto agree that they will not petition a court, or take any action or commence any proceedings, for the liquidation or the winding-up of, or the appointment of an examiner to, any Conduit Lender or any other bankruptcy or insolvency proceedings with respect to such Conduit Lender; provided that nothing in this sentence shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this sentence that was instituted against any Conduit Lender by any Person other than such party. The provisions of this paragraph shall survive the termination of this Agreement.

Each Conduit Lender shall only be required to pay (a) any fees or liabilities that it may incur under this Agreement only to the extent such Conduit Lender has Excess Funds on the date of such determination and (b) any expenses, indemnities or other liabilities that it may incur under this Agreement or any fees, expenses, indemnities or other liabilities under any other Transaction Document only to the extent such Conduit Lender receives funds designated for such purposes or to the extent it has Excess Funds not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of all of its outstanding commercial paper notes as of the date of such determination. In addition, no amount owing by any Conduit Lender hereunder in excess of the liabilities that such Conduit Lender is required to pay in accordance with the preceding sentence shall constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against such Conduit Lender.

Section 17.13 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 17.14 Confidentiality. (a) The Borrower, the Collateral Manager, the Custodian and the Paying Agent shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, or (iv) to the extent the Borrower, the Collateral Manager, the Custodian or the Paying Agent or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Official Body to disclose such information.

(b) The Facility Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information about the Borrower or its Affiliates or the Obligors, the Contract Payments, the Related Security or otherwise obtained by the Facility Agent or such Lender pursuant to this Agreement (“Information”) shall be held in confidence (it being understood that documents provided to the Facility Agent hereunder may in all cases be distributed by the Facility Agent to the Lenders) except that the Facility Agent or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives (it being understood that the Persons to whom such disclosure is made pursuant to this clause (i) will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Facility Agent or such Lender, (iii) to the extent such information was available to the Facility Agent or such Lender on a non-confidential basis prior to its disclosure to the Facility Agent or such Lender hereunder, (iv) with the written consent of TPVG, (v) subject to an agreement containing provisions substantially similar to those in this Section, to the extent permitted by Article XVI, (vi) to the extent the Facility Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information, (vii) for the purposes of establishing a “due diligence” defense, (viii) in the case of any Lender that is a Structured Lender, to rating agencies, placement agents and providers of liquidity and credit support who agree to hold such information in confidence or (ix) at any time which is 18 months after the termination of this Agreement; provided that in the case of clause (vi) above, the Facility Agent or such Lender, as applicable, will use all reasonable efforts to maintain confidentiality and, in the case of clause (vi)(A) above, will (unless otherwise prohibited by law) notify TPVG of its intention to make any such disclosure prior to making any such disclosure.

(c) For the avoidance of doubt, nothing in this Section 17.14 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 17.14 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 17.15 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 17.15 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 17.16 Replacement of Lenders.

(a) If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Official Body for the account of any Lender pursuant to Section 4.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 5.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) At any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, except (i) the Facility Agent or (ii) any Lender which is administered by the Facility Agent or an Affiliate of the Facility Agent, that (a) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.16(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (c) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (d) defaults in its obligation to make Advances hereunder; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Advance, (ii) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement and reallocation of such Advances between the replacement financial institution and such replaced Lender shall be made in accordance with Section 15.10, (iii) during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Facility Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.4, (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Facility Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter. Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(b) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 17.17 Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding, whether in contract, tort or otherwise and whether at law or in equity, arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, whether in contract, tort or otherwise and whether at law or in equity. The parties hereto agree that a final judgment in any such action or proceeding, whether in contract, tort or otherwise and whether at law or in equity, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 17.18 Option to Acquire Rating. Each party hereto hereby acknowledges and agrees that the Facility Agent (on behalf and at the expense of the requesting Lender) may, at any time and in its sole discretion, obtain a public rating for this loan facility. The Borrower and the Collateral Manager hereby agree to use commercially reasonable efforts, at the request of the Facility Agent, to cooperate with the acquisition and maintenance of any such rating.

Section 17.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)   a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)   the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 17.20 Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Article XVIII

THE CUSTODIAN

Section 18.1 Designation of Custodian. The role of Custodian with respect to the Contract Files shall be conducted by the Person designated as Custodian hereunder from time to time in accordance with this Section 18.1. Computershare Trust Company, N.A. is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Custodian pursuant to the terms hereof.

Section 18.2 Delivery of Contract Files; Custodian to Act as Agent. (a)(i) The Facility Agent hereby appoints the Custodian, and the Custodian hereby accepts its appointment, to act, subject to the terms of this Agreement, exclusively as the agent and custodian of the Facility Agent for the purpose of taking and retaining custody of the Contract Files for the benefit of the Facility Agent, on behalf of the Secured Parties. The Custodian, as the duly appointed agent of the Facility Agent, on behalf of the Secured Parties for these purposes, (A) acknowledges that it shall hold (in accordance with Section 9-313(c) of the UCC) possession of the Contract Files for each Contract at any time listed on each Schedule of Contracts, a copy of each such Schedule of Contracts shall be delivered to Custodian and all additions thereto or supplements thereof, to the extent such documents are received by the Custodian, for the Facility Agent’s benefit, on behalf of the Secured Parties, unless and until released in accordance with Section 18.5, and (B) shall maintain continuous custody of all items in its possession in secure facilities in the same or substantially similar manner as the Custodian would provide when performing the same or substantially similar services to other parties, and (C) shall reflect in its records the interest of the Secured Parties therein. Each of the Borrower and the Collateral Manager consents to the Custodian’s appointment hereunder and to the terms hereof.

(ii) With respect to each Contract File which has been or will be delivered to the Custodian in accordance with the terms hereof, the Custodian is acting exclusively as the custodian of the Facility Agent, on behalf of the Secured Parties, and the Custodian has no instructions to hold any Contract File for the benefit of any Person other than the Facility Agent and the Secured Parties, and the Custodian undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. In so taking and retaining custody of the Contract Files, the Custodian shall be deemed to be acting as the agent of the Facility Agent for the purpose of perfecting the Facility Agent’s security interest therein under the UCC. Except as otherwise provided in Section 18.5, the Custodian shall not at any time, release from its possession, any Contract Files.

(b) (i) Within five (5) Business Days after the Effective Date, the initial Collateral Manager shall deliver to U.S. Bank National Association, as the initial Custodian, all Contract Files currently in the initial Collateral Manager’s possession, to be held by the initial Custodian in accordance with the terms hereof, as agent for the Facility Agent, for the benefit of the Facility Agent, on behalf of the Secured Parties. Contract Files shall consist of the items listed on Exhibit I and it shall be the sole obligation of the Borrower to deliver or cause delivery of the Contract Files to the Custodian.

(ii) From time to time, but no later than each Advance Date, the Collateral Manager shall deliver, or cause to be delivered, to the Custodian and the Custodian shall accept, take custody of and keep safely, in accordance with the terms hereof, as agent for the Facility Agent, on behalf of the Secured Parties, for the use and benefit of the Facility Agent, on behalf of the Secured Parties (x) all additions and supplements to the Schedule of Contracts, not previously delivered and (y) all Contract Files (other than those Records constituting credit applications and the Equityholder’s credit approval, which the Collateral Manager shall make available to the Facility Agent for inspection as soon as practicable upon demand) relating to each Contract to be (1) acquired by the Borrower from the Equityholder pursuant to the Sale Agreement, on or before such Advance Date and (2) added to the Schedule of Contracts on or before such Advance Date.

(iii) The Collateral Manager shall represent and warrant to the Facility Agent and the Custodian that the Contract Files delivered by the Collateral Manager to the Custodian pursuant to the terms hereof shall include all of the Contract Files relating to each of the Contracts required to be delivered for such Contract in accordance with Exhibit I and all of such Contract Files and the information contained in the Schedule of Contracts are true, complete and correct pursuant to a certification in the form of Exhibit H executed by an Executive Officer of the Collateral Manager.

(iv) From time to time, the Collateral Manager, promptly upon receipt, shall forward to the Custodian additional documents evidencing any assumption, modification, consolidation or extension of a Contract, and upon receipt of any such other documents, the Custodian shall hold such other documents as agent for the Facility Agent, on behalf of the Secured Parties, in accordance with the terms hereof. With respect to any other documents delivered to the Custodian in accordance with this Section 18.2(b)(iv), on or prior to the date of such delivery, the Collateral Manager will attach a supplement or amendment to the Schedule of Contracts most recently delivered to the Custodian and the Facility Agent in accordance with Section 18.2(b)(ii), and deliver the same to the Custodian (such information contained on such supplemented or amended Schedule of Contracts shall also be delivered to the Custodian simultaneously in Microsoft Excel (or such other electronic format reasonably acceptable to the Custodian)), detailing the documents being so delivered to the Custodian hereunder.

(v) With respect to any documents comprising the Contract File which have been delivered or are being delivered to recording offices for recording and have not been returned to the Borrower or the Collateral Manager in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, the Borrower or the Collateral Manager shall deliver to the Custodian a true copy thereof with a certification executed by an Executive Officer of the Borrower or the Collateral Manager, certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. The Borrower or the Collateral Manager shall deliver such original documents to the Custodian promptly when they are received.

(vi) Each of the Borrower and the Collateral Manager agrees to take such actions as are reasonably requested by the Custodian or the Facility Agent to facilitate the delivery to the Custodian or the Facility Agent, as applicable, of all documents (including, without limitation, Contract Files) and other items required to be delivered to the Custodian or the Facility Agent, as applicable, in accordance with the terms of this Agreement. The Collateral Manager shall hold (in accordance with Section 9-313(c) of the UCC) all other documents comprising the Contract Files as agent of the Custodian.

Section 18.3 Contract File Certification. (a) On or prior to each Advance Date, with respect to the Contract Files delivered on or prior to such Advance Date, and thereafter when additional Contract Files will be delivered to the Custodian from time to time, within three (3) Business Days (or ten (10) Business Days, if Contract Files with respect to more than twenty-five (25) Contracts are delivered to the Custodian on the same Business Day) after delivery of such Contract Files and the Schedule of Contracts (or, if applicable, such amendments or supplements) applicable to such Contract Files, the Custodian shall provide to the Facility Agent and the Collateral Manager a certification (each such certification, a “Certification”), in the form of Exhibit E, to the effect that, as to each Contract File related to a Contract listed on the Schedule of Contracts, as amended or supplemented, based on the Custodian’s examination of the Contract Files for such Contracts, except for variances with respect to the Contract Files (“Exceptions”) noted in a report attached to the Certification (the “Exception Report”), (i) all Contract Files have been delivered and are in the possession of the Custodian for such Contracts (other than those released pursuant to Section 18.5), (ii) all such Contract Files have been reviewed by the Custodian and appear on their face to be regular and to relate to such Contracts, (iii) to the extent Exhibit I provides that original signatures are required, all signatures on such Contract Files appear to be original signatures, (iv) such Contract Files have not been mutilated, damaged, torn or otherwise physically altered (handwritten additions, changes or corrections shall constitute physical alteration), (v) based solely on the Custodian’s examination of the Schedule of Contracts, as amended and supplemented, the information set forth therein is the same as the information set forth in the related Contract Files with respect to, to the extent indicated by the Borrower or Collateral Manager as being applicable, the name of account debtor (obligor), transaction type, date of transaction, commitment amount and original principal amount of obligation, interest rate, and term, and (vi) the Custodian is holding such Contract File for the Facility Agent, on behalf of the Secured Parties, pursuant to this Agreement; provided, however, that if any such statements are, in part or in whole, not true and correct, the Custodian shall detail in the Exception Report any such Exceptions. The Custodian shall also maintain records of the total number of Contract Files that are listed on the Schedule of Contracts but have not been received by the Custodian, and will provide such number of missing Contract Files in the Exception Report.

(b) The Facility Agent shall promptly notify the Custodian, the Collateral Manager and the Borrower, in writing, that either (i) the Exceptions noted in any Exception Report are waived or (ii) the Borrower or the Collateral Manager must cure certain specified Exceptions or all of the Exceptions noted in such Exception Report within thirty (30) days after the date of such notification (it being understood by the parties hereto that the Contract related to any Contract Files as to which an unwaived or uncured Exception exists may not be deemed an Eligible Contract under this Agreement).

(c) Notwithstanding any language to the contrary herein, the Custodian shall make no representations as to, and shall not be responsible to verify, (i) the validity, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the documents contained in each Contract File or (ii) the collectibility, insurability, effectiveness or suitability of any such Contract. The Custodian shall have no obligation to monitor any cure periods for the Collateral Manager or Borrower or to correct any Exceptions. The parties to this Agreement hereby agree that the sole purpose of the Custodian’s review of Contract Files for a Contract pursuant to this Section 18.3 is to confirm receipt of certain Contract Files by confirming certain information contained in the Contract Files as set forth herein. The Custodian’s review of the Contract Files and its certification with respect thereto shall not be deemed to constitute “due diligence services” or a “third party due diligence report” as such terms are defined in Rules 17g-10 and 15Ga-2, respectively, as promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Any recipient of the Custodian’s Certification or Exception Report or a copy thereof by its receipt thereof is deemed to agree, and each party to this Agreement hereby agrees, that it shall not share such report, directly or indirectly, with any rating agency or any party not addressed on such report.

(d) During the term of this Agreement, after the issuance of an initial Exception Report attached to a Certification issued by the Custodian in accordance with Section 18.3(a), the Custodian shall make available to the Collateral Manager and the Facility Agent an updated Exception Report within two (2) Business Days after the receipt by the Custodian of a written request therefor.

Section 18.4 Obligations of the Custodian. (a) The Custodian shall segregate and maintain continuous custody of all Contract Files delivered to the Custodian in accordance with the terms hereof in secure fire-resistant facilities in accordance with customary standards for such custody and shall reflect in its records the security interest of the Secured Parties therein. Each Contract File which comes into the possession of the Custodian (other than documents delivered electronically) shall be maintained in secure and fire-resistant facilities at the office of the Custodian located in Minnesota or at such other offices as shall be specified to the Facility Agent and the Collateral Manager in a written notice at least thirty (30) days prior to such change. Each Contract File delivered to it shall be marked with an appropriate identifying label by the Borrower or the Collateral Manager on its behalf and maintained in such manner so as to permit retrieval and access by the Custodian and, for purposes of facilitating the examination of Contract Files in accordance with Section 18.6, the Facility Agent. The Custodian shall keep the Contract Files segregated from any other documents or instruments in its files in accordance with customary standards for custody of similar documents.

(b) With respect to the Contract Files delivered to the Custodian in accordance with the terms hereof, the Custodian shall (i) act exclusively as the bailee for hire and agent of, and the Custodian for, the Facility Agent, on behalf of the Secured Parties (ii) hold all Contract Files received by it for the exclusive use and benefit of the Facility Agent and the Secured Parties and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Facility Agent; provided, however, that in the event of a conflict between the terms of this Agreement and the written instructions of the Facility Agent, the Facility Agent’s written instructions shall control.

(c) Prior to the release of the security interest of the Facility Agent, on behalf of the Secured Parties, and the termination of this Agreement, the Custodian shall accept only written instructions of a Responsible Officer of the Facility Agent concerning the use, handling and disposition of the Contract Files.

(d) In the event that (i) the Borrower, the Facility Agent, the Collateral Manager or the Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Contract File or a document included within a Contract File or (ii) a third party shall institute any court proceeding by which any Contract File or any document included within a Contract File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by law, continue to hold and maintain all Contract Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Contract File or a document included within such Contract File as directed by the Facility Agent, which shall give a direction consistent with such determination by a court of competent jurisdiction. Expenses of the Custodian (including reasonable attorneys’ fees and expenses) incurred as a result of such proceedings shall be borne by the Borrower in accordance with Section 8.5.

(e) In the event that the Custodian’s obligations under this Agreement are not clearly and expressly covered by the terms of this Agreement, the Custodian shall be entitled to (i) request additional instructions from the Facility Agent and (ii) refrain from taking any action unless and until the Custodian has received written instructions from the Facility Agent. If the Custodian shall at any time receive conflicting instructions from any of the parties hereto with respect to the performance of its responsibilities under this Agreement, and such conflicting instructions cannot be resolved by reference to the terms of this Agreement, the Custodian shall be entitled to rely solely on the written instructions of the Facility Agent. Any instructions delivered on behalf of a Secured Party shall be delivered by the Facility Agent.

(f) The Facility Agent may direct the Custodian in writing to take any such incidental action hereunder; provided that with respect to other actions which are incidental to the actions specifically delegated to the Custodian hereunder, the Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Facility Agent; provided, further, that in each case, the Custodian shall not be required to take any action hereunder at the request of the Facility Agent, any Secured Parties or otherwise if the Custodian shall have reasonably determined, or shall have been advised by counsel, that the taking of such action (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Custodian requests the consent of the Facility Agent and the Custodian does not receive a consent (either positive or negative) from the Facility Agent within ten (10) Business Days of its receipt of such request, then the Facility Agent shall be deemed to have declined to consent to the relevant action.

(g) The Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Custodian, or the Facility Agent. The Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, an Unmatured Event of Default, Collateral Manager Default or Unmatured Collateral Manager Default, unless a Responsible Officer of the Custodian has actual knowledge of such matter or written notice thereof is received by the Custodian. The availability of reports or other documents (including news or other publicly available reports or documents) shall not constitute actual or constructive knowledge of information contained therein, other than information in reports or documents that the Custodian is contractually obligated to review or is required to review in order to perform its express duties under this Agreement.

Section 18.5 Release of Contract Files. (a) The Custodian shall release any Contract Files to the Facility Agent upon receipt of a Request for Release substantially in the form of Exhibit F-1 from the Facility Agent, or, to the extent specified in a Request for Release by the Collateral Manager (which Request for Release must have been consented to, in writing, by the Facility Agent, which consent shall be evidenced by an executed counterpart to such request) in connection with a release of a Contract pursuant to the terms of this Agreement, to the Collateral Manager, or its designee. In the event that the Facility Agent has notified the Custodian that an Unmatured Event of Default, an Event of Default, an Unmatured Collateral Manager Default or a Collateral Manager Default has occurred and is continuing, the Collateral Manager shall not make any such request unless the Facility Agent shall have consented in writing thereto (which consent may be evidenced by an executed counterpart to such request). Upon receipt of any such Request for Release from the Facility Agent or the Collateral Manager (which Request for Release must have been consented to, in writing, by the Facility Agent, which consent shall be evidenced by an executed counterpart to such request), the Custodian shall within three (3) Business Days release such Contract Files to the Person designated in such request. The Custodian shall have no further responsibility or obligations with respect to such purchased or paid in full Contracts or the related Contract Files.

(b) From time to time and as appropriate for the management or foreclosure of any of the Contracts, including, for this purpose, collection under any insurance policy relating to the Contracts, the Custodian shall, within three (3) Business Days of its receipt of a Request for Release and Receipt substantially in the form of Exhibit F-2 from the Collateral Manager, release the related Contract Files or the documents set forth in such Request for Release and Receipt to the Collateral Manager (which Request for Release and Receipt must have been acknowledged and signed by the Facility Agent). In the event that the Facility Agent has notified the Custodian that an Unmatured Event of Default, an Event of Default, an Unmatured Collateral Manager Default or a Collateral Manager Default has occurred and is continuing, the Collateral Manager shall not make any such request unless the Facility Agent shall have consented in writing thereto (which consent may be evidenced by an executed counterpart to such request). Such Request for Release and Receipt shall obligate the Collateral Manager to return each and every Contract File released pursuant to the first sentence of this clause (b), to the Custodian, when (i) the need therefor by the Collateral Manager no longer exists or (ii) any Unmatured Event of Default, Event of Default, Unmatured Collateral Manager Default or Collateral Manager Default has occurred and is continuing under this Agreement. At such time as the Collateral Manager returns any such Contract File to the Custodian, the Collateral Manager shall provide written notice of such return to the Facility Agent and the Custodian. The Custodian shall acknowledge receipt of the returned Contract File(s) by reflecting the possession of such Contract File(s) on the Custodian’s next periodic report delivered in accordance with Section 18.15. Upon receipt by the Custodian of a certificate from the Collateral Manager (which certificate must have been acknowledged and signed by the Facility Agent) substantially in the form of Exhibit F-3 attached hereto, stating that the Contract related to such Contract File(s) was liquidated and that all amounts that are required by the terms of this Agreement to be deposited in the Collection Account with respect to the liquidation of such Contract, have been so deposited to the Collection Account, the Custodian shall, within three (3) Business Days after its receipt of such certificate, update its inventory system to reflect the liquidation of such Contract, and the Collateral Manager will not be required to return such Contract Files to the Custodian. The Custodian shall have no further responsibility or obligations with respect to such liquidated Contracts or the related Contract Files.

(c) Notwithstanding anything to the contrary set forth herein, the Collateral Manager shall not, without the prior written consent of the Facility Agent, be entitled to request any documents held by the Custodian if the sum of the unpaid Principal Balances of all Contracts for which the Collateral Manager is then in possession of the related Contract File or any document comprising such Contract File (other than for Contracts then held by the Collateral Manager which have been repurchased, paid off or liquidated in accordance with this Agreement) (including the documents to be requested) exceeds 5% of the Aggregate Outstanding Principal Balance of all Contracts then owned by the Borrower. The Collateral Manager may hold, and hereby acknowledges that it shall hold, any documents (including, without limitation, Contract Files) and all other property included in the Collateral that it may from time to time receive hereunder, as the Custodian for the Facility Agent, solely at the will of the Custodian and the Facility Agent for the sole purpose of facilitating the management of the Contracts, and such retention and possession by the Collateral Manager shall be in a custodial capacity only, for the benefit of the Facility Agent, on behalf of the Secured Parties. To the extent the Collateral Manager, as agent of the Facility Agent and the Borrower, holds any Collateral, the Collateral Manager shall do so in accordance with the Credit and Collection Policy as such standard applies to servicers acting as custodial agent. The Collateral Manager shall promptly report to the Custodian and the Facility Agent the loss by the Collateral Manager of all or part of any Contract Files previously provided to it by the Custodian and shall promptly take appropriate action to remedy any such loss. In such custodial capacity, the Collateral Manager shall have and perform the following powers and duties:

(i)   (A) hold the Contract Files and any document comprising a Contract File that it may from time to time receive hereunder from the Facility Agent or the Custodian, as agent for the Facility Agent, for the benefit of the Facility Agent, on behalf of the Secured Parties, (B) maintain accurate records pertaining to each Contract to enable it to comply with the terms and conditions of this Agreement, and (C) maintain a current inventory thereof;

(ii) implement policies and procedures consistent with the Credit and Collection Policy and requirements of this Agreement so that the integrity and physical possession of such Contract Files will be maintained in accordance with the terms hereof; and

(iii) take all other actions, in accordance with the Credit and Collection Policy, in connection with maintaining custody of such Contract for the benefit, and on behalf, of the Facility Agent.

Acting as custodian of the Contract Files pursuant to this Section 18.5, the Collateral Manager agrees that it does not and will not have or assert any beneficial ownership interest in the Contracts or the Contract Files.

Section 18.6 Examination of Contract Files. Upon not less than five (5) Business Days’ prior notice to the Custodian, the Facility Agent, the Borrower, the Collateral Manager and their respective agents, accountants, attorneys and auditors will be permitted during normal business hours to examine and make copies of the Contract Files, documents, records and other papers in the possession of or under the control of the Custodian relating to any or all of the Contracts. Prior to the occurrence of an Unmatured Event of Default, an Event of Default, an Unmatured Collateral Manager Default or a Collateral Manager Default, upon the request of the Facility Agent and at the cost and expense of the Collateral Manager, the Custodian shall promptly provide the Facility Agent with the Contract Files or copies, as designated by the Facility Agent, subject to a maximum of $75,000 per annum of such costs and expenses in the aggregate, and any additional costs and expenses in excess of $75,000 per annum shall be for the account of the Lenders. During the existence of an Unmatured Event of Default, an Event of Default, an Unmatured Collateral Manager Default or a Collateral Manager Default, the Collateral Manager shall be required to bear the cost and expense of all such examinations. Neither the foregoing nor any other provision of this Agreement shall be construed to give rise to a right, expectation, or other entitlement on the part of any Person to inspect, examine, access, or visit any Computershare data center, Computershare computer system, or other secure Computershare facility so long as Computershare shall provide any document requested by the Facility Agent in accordance with the terms of this Agreement.

Section 18.7 Lost Note Affidavit. In the event that the Custodian fails to produce any Contract File or any other document related to a Contract that was in its possession pursuant to Section 18.3 within five (5) Business Days after required or requested by the Facility Agent (a “Custodial Delivery Failure”) and provided that (a) the Custodian previously delivered to the Facility Agent a Certification with respect to such Contract File or document, as applicable, and (b) such Contract File or document, as applicable, is not outstanding pursuant to a Request for Release and Receipt, then the Custodian shall with respect to any missing promissory note, promptly deliver to the Facility Agent upon request a lost note affidavit.

Section 18.8 Transmission of Contract Files. Written instructions as to the method of shipment and shipper(s) the Custodian is directed to utilize in connection with the transmission of Contract Files in the performance of the Custodian’s duties hereunder shall be delivered by the Borrower, the Collateral Manager or the Facility Agent to the Custodian prior to any shipment of any Contract Files hereunder. In the event the Custodian does not receive such written instruction from the Facility Agent or the Collateral Manager (as applicable), the Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Collateral Manager shall arrange for the provision of such services at its sole cost and expense (or, at the Custodian’s option, reimburse the Custodian for all costs and expenses incurred by the Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Contract Files as the Collateral Manager deems appropriate.

Section 18.9 Merger or Consolidation. Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to the Custodian shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor of the Custodian under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 18.10 Custodian Compensation. As compensation for its Custodian activities hereunder, the Custodian shall be entitled to its fees and expenses as set forth in the Custodian Fee Letter and indemnity amounts payable by the Borrower to the Custodian (including Indemnified Amounts under Article XVI) under the Transaction Documents (collectively, the “Custodian Fees and Expenses”).

Section 18.11 Removal or Resignation of the Custodian. (a) The Custodian may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior, written notice to the Collateral Manager, the Borrower and the Facility Agent; provided, however, that no resignation or removal of the Custodian will be permitted unless a successor Custodian has been appointed, which successor Custodian, so long as no Unmatured Collateral Manager Default, Collateral Manager Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Collateral Manager. Promptly after receipt of notice of the Custodian’s resignation, the Facility Agent shall either take custody of the Contract Files itself or promptly appoint a successor Custodian (which successor Custodian is reasonably acceptable to the Majority Lenders) by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Collateral Manager, the resigning Custodian, and to the successor Custodian. In the event no successor Custodian shall have been appointed within 60 days after the giving of notice of such resignation, the Custodian may, at the sole expense of the Collateral Manager (including with respect to reasonable attorney’s fees and expenses) petition any court of competent jurisdiction to appoint a successor Custodian.

(b) The Facility Agent, upon at least 30 days’ prior written notice to the Custodian, may, with or without cause, remove and discharge the Custodian or any successor Custodian thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of such Custodian, the Facility Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian (which successor Custodian is reasonably acceptable to the Majority Lenders). Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Custodian and the successor Custodian, with a copy delivered to the Borrower and the Collateral Manager.

(c) In the event of any resignation or removal of the Custodian hereunder, the Custodian shall (i) promptly transfer to the successor Custodian, as directed in writing by the Facility Agent, all of the Contract Files being administered by the Custodian under this Agreement, and (ii) cooperate in such other actions as are reasonably necessary to transfer its custodial duties set forth herein, as directed in writing by the Facility Agent. The cost of the shipment of Contract Files arising out of the resignation of the Custodian (other than if Custodian’s resignation is due in part to the non-payment of its fees and expenses hereunder) pursuant to Section 18.11(a), or the termination for cause of the Custodian pursuant to Section 18.11(b), shall be at the expense of the Custodian. Any cost of shipment arising out of the removal or discharge of the Custodian without cause pursuant to Section 18.5(b) shall be at the expense of the Borrower.

Section 18.12 Further Rights of the Custodian. (a) The obligations of the Custodian shall be determined solely by the express provisions of this Agreement and no duties, liabilities, covenants or obligations shall be implied in this Agreement against the Custodian. No representation, warranty, covenant or obligation of the Custodian shall be implied with respect to this Agreement or the Custodian’s services hereunder. Without limiting the generality of the foregoing statement, except as specifically required herein, the Custodian shall be under no obligation to inspect, review or examine the Contract Files to determine that the contents thereof are complete, genuine, enforceable or appropriate for the represented purposes or that they have been actually recorded or filed in the required office or that they are other than what they purport to be on their face. The Custodian may consult with counsel satisfactory to it and any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of such counsel.

(b) The Custodian shall incur no liability nor be responsible to the Borrower or any other Person for delays or failures in performance resulting from acts beyond its control that significantly and adversely affect the Custodian’s ability to perform with respect to this Agreement. Such acts shall include, but not be limited to, acts of God, strikes, work stoppages, acts of terrorism, civil or military disturbances, nuclear or natural catastrophes, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(c) No provision of this Agreement shall require the Custodian to expend or risk its own funds or incur any liability, financial or otherwise, in the performance of its duties hereunder, or in the exercise of any of its rights or powers.

(d) The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything which it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(e) The Custodian shall not be obligated to take any action hereunder which might in its judgment involve any expense or liability unless it has been furnished with indemnity reasonably satisfactory to it.

(f)   The Custodian’s services hereunder shall be conducted through the Document Custody division of Computershare (including, as applicable, any agents or Affiliates utilized thereby).

(g) The Custodian may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the Borrower will hold the Custodian harmless from any claims that may arise or be asserted against the Custodian because of the invalidity of any such documents or their failure to fulfill their intended purpose.

(h) The Custodian shall not be responsible to the Facility Agent or any other party for recitals, statements or warranties or representations of the Borrower or the Collateral Manager contained herein or in any document. The Custodian shall not be subject to, and shall not be required to comply with, any other agreement unless the Custodian in any capacity is a party thereto and has executed the same, even though reference thereto may be made herein. The Custodian shall not be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other agreement on the part of any other Person, except as may otherwise be specifically set forth herein.

(i) The Borrower and the Collateral Manager shall jointly and severally indemnify, protect and hold the Custodian, in its capacity as such and in its individual capacity, its officers, directors, employees, shareholders and agents harmless from and against all claims, liabilities, damages, losses, fees (including reasonable attorneys’ fees and expenses) and costs and expenses incurred by the Custodian as a result of or in connection with this Agreement or the Custodian’s entering into and performance of its duties hereunder(including, but not limited to, the costs and expenses incurred in connection with any enforcement (including any dispute, action, claim or suit brought) by the Custodian of any indemnification or other obligation of the Borrower or the Collateral Manager), excluding, however, such claims, liabilities, damages, loss, fees, costs and expenses that would otherwise be payable to the Custodian to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of the Custodian. The Custodian’s rights to indemnification shall survive the termination or assignment of this Agreement and the resignation or removal of the Custodian.

(j) It is understood that the Custodian will charge for its services including, but not limited to, overnight courier and copying expenses, under this Agreement as specified in the Custodian Fee Letter, and the payment of such fees and expenses shall be the sole obligation of the Borrower and the Collateral Manager. All the Custodian Fees and Expenses shall be payable upon the Collateral Manager’s or the Borrower’s receipt of an invoice from the Custodian.

(k) The Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, filing of recording status or history, sufficiency, value, due authorization, genuineness, perfections, priority, ownership, title, recordability or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral. The Custodian shall have no responsibility or duty with respect to any Contract File while not in its possession, including at any time such Contract File has been released pursuant to a Request for Release and Receipt, or is otherwise in transit, with a courier, to or from the Custodian, including, without limitation, in connection with the transmission of Contract Files pursuant to Section 18.8, or prior to the delivery of a Contract File to the Custodian pursuant to Section 18.2; provided that the Custodian shall act in good faith with respect to ensuring it receives any Contract Files that are in transit and for which the Custodian has received tracking information. The Custodian shall be entitled to retain copies of any Contract Files for so long as required by its internal document retention policy. The Custodian shall not be responsible to verify the authenticity of any signature (whether original or electronic) on any of the documents received or examined by it or the authority or capacity of any Person to execute or issue any such document.

(l) In no event shall the Custodian be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m) The Custodian shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document, except as otherwise provided herein; provided, however, that, if the form thereof is prescribed by this Agreement, the Custodian shall examine the same to determine whether it conforms on its face to the requirements hereof.

(n) The Custodian may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents, attorneys or attorneys-in-fact, and the Custodian shall not be responsible for any misconduct or negligence on the part of any agent, attorney or attorney-in-fact appointed hereunder with due care by it. Neither the Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, Borrower or any other Person, except by reason of acts or omissions by the Custodian constituting bad faith, willful misconduct or gross negligence. The Custodian shall in no event have any liability for, or have any duty to supervise or monitor, the actions or omissions of the Borrower, the Facility Agent or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Facility Agent or another Person. The Custodian shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Facility Agent or another Person in furnishing necessary, timely and accurate information to the Custodian.

(o) The Custodian shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or Term SOFR, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any replacement for Term SOFR, or (ii) to select, determine or designate any replacement rate, or whether any conditions to the designation of such a rate have been satisfied. The Custodian shall not be liable for any failure or delay on its part to perform its obligations under this Agreement to the extent that such failure or delay is a direct result of the unavailability of SOFR (or other applicable replacement rate) and/or absence of a designated replacement rate.

Section 18.13 Insurance of the Custodian. At its own expense, the Custodian shall maintain at all times during the existence of this Agreement and keep in full force and effect, fidelity insurance, theft of documents insurance, forgery insurance and errors and omissions insurance. All such insurance shall be in amounts, with standard coverage and subject to deductibles, all as is customary for insurance typically maintained by the Custodian when acting as custodian of collateral substantially similar to the Contracts. Upon request, the Facility Agent and the Borrower shall be entitled to receive from the Custodian a certification executed by a Responsible Officer of the Custodian stating the amount of insurance maintained by the Custodian in accordance with the terms hereof, the name of the insurer providing such insurance, and a statement that such insurance is in full force and effect.

Section 18.14 Representations and Warranties. The Custodian represents and warrants to the Borrower, the Facility Agent, the Lenders and the Collateral Manager that:

(a) The Custodian is a national banking association organized and existing under the laws of the United States of America;

(b) The Custodian has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(c) No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including any stockholder or creditor of the Custodian) is required in connection with the execution, delivery performance, validity or enforceability of this Agreement, or if such consent or approval is required, it has been obtained; and

(d) This Agreement has been duly executed and delivered on behalf of the Custodian and constitutes a legal, valid and binding obligation of the Custodian enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).

Section 18.15 Statements. On the fifth (5th) Business Day of every calendar month, and promptly upon the request of the Facility Agent or the Collateral Manager, the Custodian shall (i) deliver an Exception Report to the Facility Agent, the Collateral Manager and the Borrower and (ii) make available to the Facility Agent and the Collateral Manager a list of all the Contracts for which the Custodian holds a Contract File pursuant to this Agreement. Such list may be in the form of a copy of the Schedule of Contracts with deletions to specifically denote any Contracts added, paid off, liquidated, released or redelivered since the date of this Agreement.

Section 18.16 No Adverse Interest of the Custodian. By execution of this Agreement, the Custodian represents and warrants that it currently holds, and during the existence of this Agreement shall hold, no adverse interest, by way of security or otherwise, in any Contract or any Contract File. Neither the Contracts nor any documents in the Contract Files shall be subject to any security interest, lien or right of set-off by the Custodian or any third party claiming through the Custodian, and the Custodian shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Contracts or documents in the Contract Files, except that the preceding clause shall not apply to the Custodian with respect to (i) the Custodian Fees and Expenses, and (ii) in the case of any accounts, with respect to (x) returned or charged-back items, (y) reversals or cancellations of payment orders and other electronic fund transfers, or (z) overdrafts in the Collection Account.

Section 18.17 Reliance of the Custodian. In the absence of bad faith on the part of the Custodian, the Custodian may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any direction, request, notice, instruction, certificate, opinion or other document furnished to the Custodian (including via electronic transmission or by way of Electronic Method), reasonably believed by the Custodian to be genuine and to have been signed, presented delivered or sent by the proper Person or Persons and conforming to the requirements of this Agreement; but in the case of any document comprising a Contract File or other request, notice, instruction, document or certificate which by any provision hereof is specifically required to be reviewed by the Custodian, the Custodian shall be under a duty to examine the same in accordance with the requirements of this Agreement. Without limiting the generality of the foregoing, it is expressly agreed that in no event shall the Custodian have any liability for any losses or damage to any Person arising out of actions of the Custodian consistent with the instructions whether in writing or verbal provided by the Facility Agent.

Section 18.18 Term of Custody. Promptly after written notice from the Facility Agent that (i) the security interest of the Facility Agent has been released, and (ii) this Agreement has terminated, the Custodian shall, at the expense of the Collateral Manager, deliver all documents remaining in the Contract Files to the Collateral Manager or as directed by the Collateral Manager.

Section 18.19 Tax Reports. The Custodian shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of the Custodian’s compensation or for reimbursement of expenses.

Section 18.20 Compliance with Applicable Banking Law. The parties hereto acknowledge that in accordance with Applicable Banking Law, the Custodian is required to obtain, verify, and record information relating to individuals and entities that establish a business relationship or open an account with the Custodian. Each party hereby agrees that it shall provide the Custodian, with such identifying information and documentation as the Custodian may request from time to time in order to enable the Custodian to comply with all applicable requirements of Applicable Banking Law.

Section 18.21 Electronic Methods. The Custodian shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form reasonably satisfactory to the Custodian (“Electronic Methods”) from a person purporting to be (and whom the Custodian, acting reasonably, believes in good faith to be) the authorized representative of the Facility Agent, the Collateral Manager or the Borrower, as sufficient instructions and authority of the Facility Agent, the Collateral Manager or the Borrower for the Custodian to act and shall have no duty to verify or confirm that such person is so authorized. The Custodian shall have no liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon or compliance with such instructions or directions.

Section 18.22 Resignation of U.S. Bank National Association, as Custodian; Appointment of Successor Custodian. Notwithstanding anything to the contrary herein, on the Omnibus Amendment Effective Date, U.S. Bank National Association, in its capacity as Custodian, at the direction of the Borrower (who shall concurrently provide a copy of such direction to the Facility Agent), shall, upon the appointment of Deutsche Bank Trust Company Americas, as successor custodian, pursuant to the terms of a written instrument in form and substance satisfactory to the parties thereto, resign as Custodian under this Agreement and the other Transaction Documents, and the Borrower and the Facility Agent shall appoint Deutsche Bank Trust Company Americas, as successor custodian, and Deutsche Bank Trust Company Americas shall agree to assume all such rights and duties under this Agreement and the other Transaction Documents; provided that in no event shall Deutsche Bank Trust Company Americas be liable or responsible for any loss, damages or liabilities of any kind resulting from or arising out of (i) the acts or omissions of U.S. Bank National Association in its capacity as Custodian, any Affiliate of U.S. Bank National Association in its capacity as Custodian or any appointee or agent of U.S. Bank National Association in its capacity as Custodian or (ii) for any event, circumstance, condition or action existing prior to the Omnibus Amendment Effective Date with respect to the Contracts, Contract Files, this Agreement or any other Transaction Document, or the transactions contemplated thereby. Each of the parties hereto agrees and confirms that, as Custodian, Deutsche Bank Trust Company Americas’ right to indemnification, as set forth in this Agreement, shall apply with respect to any and all losses, claims, costs and expenses that Deutsche Bank Trust Company Americas, as Custodian, suffers or incurs relating to actions taken or omitted by any Person prior to the Omnibus Amendment Effective Date. Upon the transfer of all Contract Files in its possession to the successor custodian in accordance with the terms of this Agreement and any written instrument, either physically or electronically, and the appointment of Deutsche Bank Trust Company Americas as successor custodian, U.S. Bank National Association shall have no further rights, duties or obligations under this Agreement or any other Transaction Document, other than such rights, protections and indemnities granted to U.S. Bank National Association as Custodian under this Agreement and the other Transaction Documents that explicitly survive the resignation of U.S. Bank National Association as Custodian under this Agreement or the other Transaction Documents. Solely for the purposes of the resignation and appointment contemplated by this Section 18.22, each of U.S. Bank National Association and the Collateral Manager (as applicable) shall have sixty (60) days from the Omnibus Amendment Effective Date to deliver all Contract Files in its possession, either physically or electronically, to Deutsche Bank Trust Company Americas, as successor Custodian, in accordance with the provisions of Section 18.11. Each of the Collateral Manager, the Borrower and the Facility Agent hereby waive any prior notice required pursuant to Section 18.11 hereof with respect the resignation of the Custodian.

Section 18.23 Resignation of Deutsche Bank Trust Company Americas, as Custodian; Appointment of Successor Custodian. Notwithstanding anything to the contrary herein, on the Second Omnibus Amendment Effective Date, Deutsche Bank Trust Company Americas, in its capacity as Custodian, at the direction of the Borrower (who shall concurrently provide a copy of such direction to the Facility Agent), shall, upon the appointment of Computershare, as successor custodian, pursuant to the terms of a written instrument in form and substance satisfactory to the parties thereto, resign as Custodian under this Agreement and the other Transaction Documents, and the Borrower and the Facility Agent shall appoint Computershare, as successor custodian, and Computershare shall agree to assume all such rights and duties under this Agreement; provided that in no event shall Computershare be liable or responsible for any loss, damages or liabilities of any kind resulting from or arising out of (i) the acts or omissions of Deutsche Bank Trust Company Americas in its capacity as Custodian, any Affiliate of Deutsche Bank Trust Company Americas in its capacity as Custodian or any appointee or agent of Deutsche Bank Trust Company Americas in its capacity as Custodian or (ii) any event, circumstance, condition or action existing prior to the Second Omnibus Amendment Effective Date with respect to the Contracts, Contract Files, this Agreement or any other Transaction Document, or the transactions contemplated thereby. Each of the parties hereto agrees and confirms that, as Custodian, Computershare’s right to indemnification, as set forth in this Agreement, shall apply with respect to any and all losses, claims, costs and expenses that Computershare, as Custodian, suffers or incurs relating to actions taken or omitted by any Person prior to the Second Omnibus Amendment Effective Date. Upon the transfer of all Contract Files in its possession to Computershare as the successor custodian in accordance with the terms of this Agreement and any written instrument, either physically or electronically, and the appointment of Computershare as successor custodian, Deutsche Bank Trust Company Americas shall have no further rights, duties or obligations under this Agreement or any other Transaction Document, other than such rights, protections, immunities and indemnities granted to Deutsche Bank Trust Company Americas as Custodian under this Agreement and the other Transaction Documents that explicitly survive the resignation of Deutsche Bank Trust Company Americas as Custodian under this Agreement or the other Transaction Documents. Solely for the purposes of the resignation and appointment contemplated by this Section 18.23, each of Deutsche Bank Trust Company Americas and the Collateral Manager (as applicable) shall have sixty (60) days from the Second Omnibus Amendment Effective Date to deliver all Contract Files in its respective possession, either physically or electronically, to Computershare, as successor Custodian, in accordance with the provisions of Section 18.11. Each of the Collateral Manager, the Borrower and the Facility Agent hereby waive any prior notice required pursuant to Section 18.11 hereof with respect the resignation of the Custodian.

Article XIX

THE BACKUP COLLATERAL MANAGER

Section 19.1 Certain Duties and Representations of Backup Collateral Manager. (a) On or before each Reporting Date, the Collateral Manager shall deliver to the Backup Collateral Manager and, upon prior request, the Facility Agent, a computer tape or a diskette or any other electronic transmission in a format reasonably acceptable to the Backup Collateral Manager (and, if applicable, the Facility Agent) containing the LeasePlus, Geneva or any similar system lease/loan portfolio information with respect to the Transferred Contracts as of the last day of the preceding Collection Period necessary for preparation of the Monthly Report relating to such Reporting Date and all calculations required by Section 19.1(b). Such tape or diskette shall further include such information as may be needed in order for the Backup Collateral Manager to fulfill its duties as successor Collateral Manager, in the Backup Collateral Manager’s reasonable judgment. The Backup Collateral Manager shall notify the Facility Agent in writing within one (1) Business Day if such information is not delivered to the Backup Collateral Manager on any Reporting Date.

(b) Prior to each such Distribution Date, the Backup Collateral Manager shall use such tape or diskette (or other means of electronic transmission reasonably acceptable to the Backup Collateral Manager and, if applicable, the Facility Agent) and review the related Monthly Report against such electronic transmission in order to perform the following:

(i) confirm that the Monthly Report is complete on its face;

(ii) recalculate the Borrowing Base as of such Reporting Date;

(iii) calculate the rolling three month average Delinquency Ratio, the Delinquency Ratio for such Collection Period, the rolling three month Default Ratio and the rolling three month average Interest Spread Measure;

(iv) review the Aggregate Outstanding Principal Balance of the Transferred Contracts and all amounts collected on or in respect of the Contracts; contract payment rate on each Transferred Contract; remaining term to maturity of each Transferred Contract;

(v) verify the mathematical accuracy of any calculations on the face of the Monthly Report;

(vi) confirm the existence of the occurrence of any Revaluation Event with respect to any Contract (including any custom revaluation events included in the definition of “Revaluation Event” by the Facility Agent as a condition of its approval of any Contract), or any Material Modification with respect to any Contract; and

(vii) confirm the sale, exercise or other monetization of, and the listing of the existing and future positions of, any Warrant Asset.

(c) In the event of any discrepancy between the information set forth in clause (b) above as calculated by the Collateral Manager from that determined or calculated by the Backup Collateral Manager, the Backup Collateral Manager shall promptly report such discrepancy to the Collateral Manager and the Facility Agent. In the event of a discrepancy as described in the preceding sentence, the Collateral Manager and the Backup Collateral Manager shall attempt to reconcile such discrepancies prior to the related Distribution Date, but in the absence of a reconciliation, distributions on the related Distribution Date shall be made by the Facility Agent consistent with the information provided by the Collateral Manager, and the Collateral Manager and the Backup Collateral Manager shall use commercially reasonable efforts to reconcile such discrepancies prior to the next Reporting Date. If the Backup Collateral Manager and the Collateral Manager are unable to reconcile discrepancies with respect to such Monthly Report by the next Reporting Date, the Collateral Manager shall deliver to the Facility Agent an Officer’s Certificate, prior to the next Reporting Date, describing the nature and amount of such discrepancies and the actions the Collateral Manager proposes to take with respect thereto. If the Collateral Manager fails to reconcile such discrepancies within fifteen days following the date of the Officer’s Certificate, the Collateral Manager shall cause the Independent Accountants, at the Collateral Manager’s expense, to examine the Monthly Report and attempt to reconcile the discrepancies at the earliest possible date. The effect, if any, of such reconciliation shall be reflected in the Monthly Report for such next succeeding Reporting Date.

(d) At least 30 days (or such shorter period of time as may be reasonable under the circumstances, as determined by the Backup Collateral Manager in its sole discretion) prior to the delivery of a notice of termination of the Collateral Manager, the Facility Agent shall notify the Backup Collateral Manager in writing to perform a data mapping (at the cost of the Borrower) with respect to the management systems utilized by the Collateral Manager. Upon the termination or resignation of the Collateral Manager, the Backup Collateral Manager shall, upon the receipt of notice of such resignation or termination, within 30 days commence collateral management activities in place of TPVG and shall, subject to the provisions of Section 19.2, for the purposes of this Agreement, become Collateral Manager. Until such time as the Facility Agent notifies TPVG that the Backup Collateral Manager has commenced collateral management activities in the place of TPVG, TPVG shall continue to perform the obligations of the Collateral Manager hereunder. Upon the Backup Collateral Manager’s assumption of the obligations of Collateral Manager pursuant to this Agreement, the Collateral Manager shall deliver to the Backup Collateral Manager all documents and instruments and monies held by it under this Agreement, and the Collateral Manager and the Facility Agent shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Backup Collateral Manager all such rights, powers, duties, and obligations. Notwithstanding anything contained herein to the contrary, the resignation or termination of the Collateral Manager shall not become effective until the Backup Collateral Manager or an entity reasonably acceptable to the Facility Agent shall have assumed the responsibilities and obligations of the Collateral Manager.

(e) Other than the duties specifically set forth in this Agreement, the Backup Collateral Manager shall have no obligations hereunder, including to supervise, verify, monitor or administer the performance of the Collateral Manager. The Backup Collateral Manager shall have no liability for any actions taken or omitted by the Collateral Manager, except for the express duties of the Backup Collateral Manager set forth herein.

Section 19.2 Limitation on Liability of Backup Collateral Manager. (a) Neither the Backup Collateral Manager nor any of the directors or officers or employees or agents of the Backup Collateral Manager, whether acting in its capacity as Backup Collateral Manager, Collateral Manager or otherwise, shall be under any liability to the Borrower, the Lenders or the Facility Agent, except as provided in this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that this provision shall not protect the Backup Collateral Manager or any such Person against any liability that would otherwise be imposed by reason of a breach of this Agreement (other than a breach of Section 7.2(b) on any date that is more than ninety (90) days after the Backup Collateral Manager delivers written notice of its intention to resign as of a date certain to the Facility Agent) or willful misfeasance or gross negligence in the performance of its duties. The Backup Collateral Manager, whether acting in its capacity as Backup Collateral Manager, successor Collateral Manager or otherwise, and any director, officer, employee or agent of the Backup Collateral Manager shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, Independent Accountants and other experts selected by such Backup Collateral Manager respecting any matters arising under this Agreement.

(b) Unless acting as Collateral Manager hereunder, the Backup Collateral Manager shall not be liable for any obligation of the Collateral Manager contained in this Agreement, and the Facility Agent, the Borrower and the Lenders shall look only to the Collateral Manager to perform such obligations.

(c) The Backup Collateral Manager, whether acting in its capacity as Backup Collateral Manager, Collateral Manager or otherwise, shall have no responsibility and shall not be in default hereunder nor incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if any such failure or delay results from the Backup Collateral Manager acting in accordance with information prepared or supplied by a Person other than the Backup Collateral Manager or the failure of any such Person to prepare or provide such information, in each case as required by and in accordance with the Transaction Documents. The Backup Collateral Manager, whether acting in its capacity as Backup Collateral Manager, Collateral Manager or otherwise, shall have no responsibility, shall not be in default and shall incur no liability (i) for any act or failure to act by any third party, including the Collateral Manager or the Facility Agent or for any inaccuracy or omission in a notice or communication received by the Backup Collateral Manager from any third party or (ii) that is due to or results from the invalidity, unenforceability of any Contract under Applicable Law or the breach or the inaccuracy of any representation or warranty made with respect to any Contract.

(d) The Backup Collateral Manager, whether acting in its capacity as Backup Collateral Manager, Collateral Manager or otherwise, shall not be liable for any representations and warranties of Collateral Manager.

(e) The Backup Collateral Manager, whether acting in its capacity as Backup Collateral Manager, Collateral Manager or otherwise, shall not be liable for special, indirect, or consequential loss or damage of any kind whatsoever (including but not limited to profits), even if the Backup Collateral Manager has been advised of the likelihood of such loss or damage and regardless of the form of action. The liabilities of the Backup Collateral Manager shall be limited to those expressly set forth in this Agreement.

(f) The Backup Collateral Manager, whether acting in its capacity as Backup Collateral Manager, Collateral Manager or otherwise, shall not be responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document.

(g) Notwithstanding anything contained in this Agreement to the contrary, any successor Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Contracts (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, and such successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to manage or should cause or materially contribute to the successor Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), the successor Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided, however, that the successor Collateral Manager agrees to use its best efforts to prevent further Continued Errors. In the event that the successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Facility Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The successor Collateral Manager shall be entitled to recover its costs thereby expended in accordance with Section 7.14.

(h) Notwithstanding anything contained in this Agreement to the contrary, if the Backup Collateral Manager shall become successor Collateral Manager, it shall have (i) no obligation to perform any repurchase or advancing obligations, if any, of the Collateral Manager, (ii) no obligation to pay any taxes required to be paid by the Collateral Manager, and (iii) no obligation to pay any of the fees and expenses of any other party to this Agreement.

(i) Each party hereto agrees that if the Backup Collateral Manager becomes the successor Collateral Manager it shall not be required to act as a “commodity pool operator” or a “commodity trading advisor” under the Commodity Exchange Act or be required to undertake regulatory filings related to this Agreement in connection therewith.

(j) For avoidance of doubt, no provision of this Agreement shall require the Backup Collateral Manager (as Backup Collateral Manager or successor Collateral Manager) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights and powers, if, in its sole judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(k) The Backup Collateral Manager undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Collateral Manager hereunder. Without limiting the generality of the foregoing, the Backup Collateral Manager, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Collateral Manager or the Borrower and shall have no liability for any action taken or omitted by the Collateral Manager (including any successor to the Collateral Manager) or the Borrower. The Backup Collateral Manager may act through its agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Collateral Manager will be responsible for any willful misconduct or gross negligence on the part of such agents, attorneys or custodians acting for and on behalf of the Backup Collateral Manager.

(l) For the performance of its backup management duties hereunder, the Backup Collateral Manager shall be entitled to the Backup Collateral Manager Fee, any other fees and expenses set forth in the Backup Collateral Manager Fee Letter and indemnity amounts payable by the Borrower to the Backup Collateral Manager (including Indemnified Amounts under Article XVI) under the Transaction Documents (collectively, the “Backup Collateral Manager Fees and Expenses”). The Backup Collateral Manager shall invoice the Borrower on a monthly basis for such fees and expenses. Payment shall be made by the Borrower or the Collateral Manager to the extent funds are available for that purpose in accordance with Section 8.5.

(m) (x) Upon written notification by the Facility Agent to the Backup Collateral Manager and the Collateral Manager, which notice shall be binding upon the Collateral Manager, requesting the Backup Collateral Manager to become primary Collateral Manager with respect to the Collateral, the Backup Collateral Manager shall immediately become successor Collateral Manager under this Agreement in accordance with Section 7.2. Within thirty Business Days following the aforesaid notice of the Facility Agent, the Backup Collateral Manager will commence the performance of such management duties as successor Collateral Manager in accordance with the terms and conditions of this Agreement.

(y) The Backup Collateral Manager will have the right to assign its obligations hereunder with the prior written consent of the Facility Agent and the Borrower, which consent shall not be unreasonably withheld. In addition, the Backup Collateral Manager may execute any of its duties under this Agreement (both as Backup Collateral Manager and as successor Collateral Manager) by or through agents; provided that the Backup Collateral Manager shall remain primarily liable for the due performance of its duties hereunder.

Section 19.3 Covenants and Representations and Warranties of the Backup Collateral Manager. The covenants and representations and warranties of the Collateral Manager, shall apply to TPVG, as Collateral Manager, but shall be deemed modified to the extent necessary to apply to Vervent Inc.. Prior to or promptly following the date on which Vervent Inc. becomes the Collateral Manager, the parties to this Agreement will enter into one or more amendments or supplements acceptable in form and content to Vervent Inc. and the Facility Agent, providing for such modifications of this Agreement as are necessary to permit Vervent Inc. to fulfill its responsibilities hereunder as the Collateral Manager.

Section 19.4 Additional Provisions Applicable to Backup Collateral Manager. Notwithstanding anything to the contrary in this Agreement, in the event that the Backup Collateral Manager becomes the successor Collateral Manager pursuant to Section 7.2, the following provisions shall be deemed applicable to the Backup Collateral Manager as successor Collateral Manager:

(a) The Backup Collateral Manager’s duties as successor Collateral Manager pursuant to Section 7.2 shall be limited solely to maintaining the perfection of liens on the Collateral in favor of the Facility Agent on behalf of the Secured Parties by preparing and filing or recording continuation statements and other documents or instruments as directed by the Facility Agent;

(b) The Backup Collateral Manager shall not be required to deliver any audits, agreed-upon procedures report or other financial reports of the Collateral Manager pursuant to Article VII unless the costs and expenses of the Backup Collateral Manager in obtaining such report shall be paid by the Borrower in accordance with Section 8.5 (which the Borrower hereby agrees to pay) or by one or more Agents or Lenders in its or their sole discretion;

(c) The Backup Collateral Manager as successor Collateral Manager shall be entitled to receive at least five Business Days’ written notice prior to any inspection of its premises pursuant to Section 7.9, and such visits will occur no more than twice per year so long as the Backup Collateral Manager is not in default as successor Collateral Manager; provided that the Backup Collateral Manager, as successor Collateral Manager shall not be responsible for the costs or expenses of any such inspections or visits pursuant to Section 7.9;

(d) In the event that the Backup Collateral Manager merges into another Person or conveys or transfers its assets to a third party and the surviving entity assumes the duties of the Backup Collateral Manager hereunder, this Agreement shall remain in force, and the terms hereof shall govern the relationship between the Borrower and the successor to the Backup Collateral Manager;

(e) The indemnification obligations of the Backup Collateral Manager upon becoming successor Collateral Manager hereunder are expressly limited to those instances of willful misconduct, gross negligence or bad faith of the Backup Collateral Manager as successor Collateral Manager; and

(f) Upon a transfer of servicing to the Backup Collateral Manager, the Backup Collateral Manager as successor Collateral Manager shall be entitled to receive the Collateral Manager Fee and out of pocket expenses for performing the obligations of the Collateral Manager.

[Signature pages begin on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

TPVG VARIABLE FUNDING COMPANY LLC, as Borrower

By:
Name:
Title:

TRIPLEPOINT VENTURE GROWTH BDC CORP., individually and as Equityholder and as Collateral Manager

By:
Name:
Title:

VERVENT INC., as Backup Collateral Manager

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent and as Collection Account Bank

By:
Name:
Title:

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., not in its individual capacity, but solely as Custodian

By:
Name:
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent and Syndication Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH, as an Agent and as a Committed Lender

By:
Name:
Title:

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as an Agent and as a Committed Lender

By:
Name:
Title:

EVERBANK, N.A., as an Agent and as a Committed Lender

By:
Name:
Title:

MUFG BANK, LTD., as an Agent and as a Committed Lender

By:
Name:
Title:

CUSTOMERS BANK, as an Agent and as a Committed Lender

By:
Name:
Title:

FIRST FOUNDATION BANK, as an Agent and as a Committed Lender

By:
Name:
Title:

ANNEX A

[Intentionally Omitted]

Annex B

[Intentionally Omitted]